As filed with the Securities and Exchange Commission on September 23, 2014

Registration No. 333-197084

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lamar Advertising REIT Company

(Exact name of registrant as specified in its charter)

Delaware	6798	47-0961620
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sean E. Reilly

Chief Executive Officer

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

(Name, Address, Including ZIP Code and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Stacie S. Aarestad, Esq. Edwards Wildman Palmer LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 239-0100	Gilbert G. Menna, Esq. Suzanne D. Lecaroz, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Lamar Advertising REIT Company may not sell or exchange these securities until the Registration Statement is effective. This proxy statement/prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, dated September 23, 2014

[                    ], 2014

Dear Stockholder:

I am pleased to invite you to attend a special meeting of stockholders of Lamar Advertising Company, or Lamar Advertising, a Delaware corporation, which will be held on [                    ], 2014 at [                    ], local time, at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808.

I am also pleased to report that the board of directors of Lamar Advertising has unanimously approved a plan to reorganize the business operations of Lamar Advertising to allow Lamar Advertising to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We refer to this reorganization plan as the REIT conversion.

The REIT conversion is being implemented through a series of steps including, among other things, the merger of Lamar Advertising into Lamar Advertising REIT Company, or Lamar REIT, a Delaware corporation and wholly owned subsidiary of Lamar Advertising, which was recently formed in connection with the REIT conversion. Effective at the time of the merger, Lamar REIT will be renamed “Lamar Advertising Company” and will hold, directly or indirectly through its subsidiaries, the assets currently held by Lamar Advertising and will conduct the existing businesses of Lamar Advertising and its subsidiaries. In the merger, you will receive a number of shares of Lamar REIT Class A common stock, Class B common stock and Series AA preferred stock equal to, and in exchange for, the number of shares of Lamar Advertising Class A common stock, Class B common stock and Series AA preferred stock you own. We anticipate that the shares of Lamar REIT Class A common stock will trade on the NASDAQ Global Select Market under the symbol “LAMR.”

We are requesting that our stockholders vote to adopt the Agreement and Plan of Merger dated August 27, 2014 by and between Lamar Advertising and Lamar REIT pursuant to which Lamar Advertising will merge with and into Lamar REIT. The affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Lamar Advertising Class A common stock, Class B common stock and Series AA preferred stock entitled to vote, voting together as a single class, is required for the adoption of the merger agreement. After careful consideration, the board of directors has unanimously approved the REIT conversion, including the merger and other restructuring transactions, and recommends that all stockholders vote “FOR” the adoption of the merger agreement.

This proxy statement/prospectus is a prospectus of Lamar REIT as well as a proxy statement for Lamar Advertising and provides you with detailed information about the REIT conversion, the merger and the special meeting. We encourage you to read carefully this entire proxy statement/prospectus, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Class A common stock and Class B common stock to be issued by Lamar REIT hereunder or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                    ], 2014 and is being

first mailed to stockholders on or about [                    ], 2014.

LAMAR ADVERTISING COMPANY

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

LAMAR ADVERTISING COMPANY

TO BE HELD ON [                    ], 2014

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Lamar Advertising Company, a Delaware corporation, will be held on [                    ], 2014 at [            ], local time, at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, for the following purposes:

(1)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated August 27, 2014 between Lamar Advertising Company and Lamar Advertising REIT Company, a newly formed wholly owned subsidiary of Lamar Advertising, which is part of the reorganization through which Lamar Advertising intends to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes; and

(2)	To consider and vote upon a proposal to permit Lamar Advertising’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

The board of directors of Lamar Advertising has unanimously approved the REIT conversion, including the merger and other restructuring transactions, and recommends that you vote “FOR” the proposals that are described in more detail in this proxy statement/prospectus.

Lamar Advertising reserves the right to cancel or defer the merger or the REIT conversion even if stockholders of Lamar Advertising vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if the board of directors of Lamar Advertising determines that the merger or the REIT conversion are no longer in the best interests of Lamar Advertising and its stockholders.

If you own shares of Lamar Advertising Class A common stock, Class B common stock or Series AA preferred stock as of the close of business on [                    ], 2014, you are entitled to notice of, and to vote those shares by proxy or at the special meeting and at any adjournment or postponement of the special meeting. During the ten-day period before the special meeting, Lamar Advertising will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at Lamar Advertising’s offices in Baton Rouge, Louisiana, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card and return it in the enclosed envelope. Stockholders who return proxy cards by mail prior to the special meeting may nevertheless attend the special meeting, revoke their proxies and vote their shares at the special meeting.

We encourage you to read the attached proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Alliance Advisors, LLC, toll-free at (877) 777-5603.

By order of the board of directors,

James R. McIlwain

Secretary

Baton Rouge, Louisiana [                    ], 2014

ADDITIONAL INFORMATION

Lamar Advertising Company, or Lamar Advertising, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Lamar Advertising’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this proxy statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

We “incorporate by reference” into this proxy statement/prospectus, which means that we can disclose important information to you by referring you specifically to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 7, 2014 and August 7, 2014, respectively;

•	the information in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2014 that is deemed “filed” with the SEC under the Exchange Act;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2014, January 15, 2014, February 7, 2014, March 21, 2014, March 24, 2014, April 22, 2014, April 23, 2014, May 22, 2014, May 23, 2014, June 27, 2014, August 27, 2014 and September 2, 2014; and

•	the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 7, 1996 under the Exchange Act, and any subsequent amendments and reports filed to update such description.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 5321 Corporate Boulevard, Baton Rouge, LA 70808, Tel: (225) 926-1000, Attention: Buster Kantrow, Director of Investor Relations. If you would like to request documents from us, please do so by [                    ], 2014.

Lamar Advertising REIT Company, or Lamar REIT, has filed a registration statement on Form S-4 to register with the SEC the Lamar REIT Class A common stock and Lamar REIT Class B common stock that Lamar Advertising stockholders will receive in connection with the merger if the merger is approved and completed. This proxy statement/prospectus is part of the registration statement of Lamar REIT on Form S-4 and is a prospectus of Lamar REIT and a proxy statement of Lamar Advertising for its special meeting.

Upon completion of the merger, Lamar REIT will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You should only rely on the information in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND THE MERGER

What follows are questions that you, as a stockholder of Lamar Advertising Company, or Lamar Advertising, may have regarding the REIT conversion, the merger and the special meeting of stockholders, or the special meeting, and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section may not provide all of the information that might be important to you with respect to the REIT conversion and the merger or the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, all references to “Company,” “Lamar Advertising,” “we,” “our” and “us” refer to Lamar Advertising and its subsidiaries with respect to the period prior to the merger, and Lamar REIT and its subsidiaries with respect to the period after the merger.

Q.	What is the purpose of the special meeting?

A.	At the special meeting, our stockholders will vote on the following matters:

•	Proposal 1: To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated August 27, 2014 between Lamar Advertising Company and Lamar Advertising REIT Company, a newly formed wholly owned subsidiary of Lamar Advertising, which is part of the reorganization through which Lamar Advertising intends to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

•	Proposal 2: To consider and vote upon a proposal to permit Lamar Advertising’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

Q.	What are we planning to do?

A.	The board of directors has unanimously approved a plan to restructure our business operations to allow Lamar Advertising to be taxed as a REIT. We refer to this plan, including the related restructuring transactions, as the REIT conversion. The board of directors has determined that the REIT conversion would be in the best interests of Lamar Advertising and its stockholders. The REIT conversion includes the following key elements:

•	a restructuring of our business operations to facilitate the election to be taxed as a REIT which was completed during the course of 2013 and the early part of 2014;

•	the distribution of our earnings and profits, accumulated through 2013, which distribution is expected to be made as part of the payment of regular quarterly distributions in 2014 rather than through the payment of a one-time special distribution;

•	the payment of regular quarterly distributions to holders of our common stock, the amount of which will be determined, and is subject to adjustment, by the board of directors and the declaration of which commenced in the second quarter of 2014; and

•	the consummation of the merger of Lamar Advertising with and into Lamar REIT in order to effectively adopt the amended and restated certificate of incorporation of Lamar REIT that will contain provisions intended to facilitate our compliance with certain REIT rules relating to share ownership.

As announced on April 23, 2014, we received a private letter ruling from the U.S. Internal Revenue Service, or the IRS, regarding certain matters relevant to our qualification as a REIT.

Q.	What is a REIT?

A.	A REIT is a company that qualifies for special treatment for U.S. federal income tax purposes because, among other things, it derives most of its income from real estate-based sources and makes a special election under the Internal Revenue Code of 1986, as amended, or the Code. We intend to operate as a REIT that principally invests in, and derives most of its income from the rental of advertising space on outdoor advertising displays, or billboards, and logo signs owned and maintained by us.

A corporation that qualifies as a REIT generally is not subject to U.S. federal income taxes on its income and gains that it distributes to its stockholders, reducing its corporate level income taxes and substantially eliminating the “double taxation” of corporate income.

Even if we qualify as a REIT, we will be required to pay U.S. federal income tax on earnings from all or a portion of our non-REIT assets and operations, which consist primarily of design, production, and installation of advertising copy, which we refer to as our advertising services business, and the provision of transit advertising displays on bus shelters, benches and buses, which we refer to as our transit advertising business. In addition, our assets and operations in Canada and Puerto Rico will continue to be subject to taxation in the jurisdictions where those assets are held or those operations are conducted. We also may be subject to U.S. federal income and excise taxes in certain circumstances, as well as U.S. state and local and non-U.S. income, franchise, property and other taxes.

Please see the section entitled “Material United States Federal Income Tax Considerations — Taxation of Lamar REIT as a REIT” beginning on page 114 for a more detailed description of the requirements for qualification as a REIT and the rules applicable to taxation of REITs and their stockholders.

Q.	What will happen in the REIT conversion?

A.	The REIT conversion involves the following key elements:

Merger. Lamar Advertising will merge with and into Lamar REIT, a newly formed, wholly owned subsidiary of Lamar Advertising, and Lamar REIT will be the surviving entity in the merger and will continue the business and assume the obligations of Lamar Advertising. We refer to this transaction in this proxy statement/prospectus as the merger. The merger will facilitate our compliance with REIT tax rules by ensuring the effective adoption by Lamar REIT of a certificate of incorporation that implements share ownership and transfer restrictions that are intended to facilitate compliance with certain REIT rules related to share ownership.

As a consequence of the merger:

•	there will be no change in the assets we hold or in the businesses we conduct;

•	there will be no fundamental change to our current capital allocation strategy or current operational strategy;

•	the existing board of directors and executive management of Lamar Advertising immediately prior to the merger will be the board of directors and executive management, respectively, of Lamar REIT immediately following the merger;

•	the outstanding shares of capital stock of Lamar Advertising will be converted into the right to receive the same number and class of shares of capital stock of Lamar REIT;

•	effective at the time of the merger, Lamar REIT will be renamed “Lamar Advertising Company” and will become the publicly traded, NASDAQ Global Select Market, or NASDAQ, listed company that will continue to operate, directly or indirectly, all of our existing business; and

•

the rights of the stockholders of Lamar REIT will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Lamar REIT. The amended and restated certificate of Lamar REIT is substantially similar to Lamar Advertising’s restated certificate of incorporation with the principal difference being that it provides for restrictions on ownership and transfer of Lamar REIT stock that are intended to facilitate compliance with certain REIT rules related to share ownership. The bylaws of Lamar REIT are substantially similar to Lamar Advertising’s bylaws.

We have attached a copy of the merger agreement as Annex A, and a copy of the amended and restated certificate of incorporation and the amended and restated bylaws of Lamar REIT, as Annex B-1 and Annex B-2, respectively.

Other Restructuring Transactions. During the course of 2013 and the early part of 2014, we completed an internal corporate restructuring so that we would be in compliance with certain REIT qualification requirements for the 2014 taxable year. Following this restructuring, we now hold and operate certain of our assets that cannot be held and operated directly by a REIT through taxable REIT subsidiaries, or TRSs. A TRS is a subsidiary of a REIT that pays corporate taxes on its taxable income. The assets held in our TRSs primarily consist of our transit advertising business, advertising services business and our foreign operations in Canada and Puerto Rico.

Our TRS assets and operations will continue to be subject, as applicable, to U.S. federal and state corporate income taxes. Furthermore, our assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. Net income from our TRSs will either be retained by our TRSs and used to fund their operations, or distributed to us, where it will be reinvested by us in our business or be available for distribution to our stockholders.

Please see the section entitled “Material United States Federal Income Tax Considerations — Taxation of Lamar REIT as a REIT — Taxable REIT Subsidiaries” beginning on page 118 for a more detailed description of the requirements and limitations regarding the potential use of TRSs.

Q.	What are our reasons for the REIT conversion and the merger?

A.	We are proposing the REIT conversion and the merger primarily for the following reasons:

•	To increase stockholder value. As a REIT, we believe we will be able to increase the value of Lamar REIT common stock by reducing corporate level taxes on most of our domestic income, primarily the income we receive from leasing advertising space on our billboards and logo signs, which in turn may increase the amount of future distributions to our stockholders;

•	To establish regular distributions to stockholders. We believe our stockholders will benefit from our establishment of regular cash distributions, resulting in a yield-oriented stock;

•	To expand our base of potential stockholders. By becoming a company that makes regular distributions to its stockholders, our stockholder base may expand to include investors attracted by yield, which may improve the liquidity of Lamar REIT common stock and provide a broader stockholder base; and

•	To comply with REIT qualification rules. The merger will facilitate our compliance with certain REIT rules by merging Lamar Advertising with and into Lamar REIT, the latter of which will adopt an amended and restated certificate of incorporation which implements share ownership and transfer restrictions necessary to facilitate our compliance with the REIT rules related to share ownership.

To review the background of, and the reasons for, the REIT conversion and the merger in greater detail, and the related risks associated with the reorganization, see the sections entitled “Background of the REIT Conversion and the Merger” beginning on page 41, “Reasons for the Merger and REIT Conversion” beginning on page 44 and “Risk Factors” beginning on page 24.

Q.	What will holders of Lamar Advertising common stock receive in connection with the completion of the merger? When will holders of Lamar Advertising common stock receive it?

A.	Lamar Advertising has two classes of common stock: Class A Common Stock, $0.001 par value per share, which we refer to as Class A common stock, and Class B Common Stock, $0.001 par value per share, which we refer to as Class B common stock. We refer to the Class A common stock and the Class B common stock collectively as our common stock.

At the time of completion of the merger:

•	each holder of Class A common stock will have the right to receive a number of shares of Lamar REIT Class A common stock equal to, and in exchange for, the number of shares of Class A common stock that the holder then owns;

•	each holder of Class B common stock will have the right to receive a number of shares of Lamar REIT Class B common stock equal to, and in exchange for, the number of shares of Class B common stock that the holder then owns; and

•	each holder of Class A common stock and each holder of Class B common stock will hold the same percentage ownership in Lamar REIT as each such holder previously held in Lamar Advertising.

As of [                    ], 2014, we had [                ] shares of Class A common stock outstanding and [                ] shares of Class B common stock outstanding.

Q.	Will the voting rights of the common stock remain the same following completion of the merger?

A.	Yes, the respective voting rights of the Class A common stock and the Class B common stock will be unchanged following completion of the merger. The respective powers, preferences, rights, qualifications, limitations and restrictions relating to the Lamar REIT Class A common stock and the Lamar REIT Class B common stock received in the merger will be identical to the respective powers, preferences, rights, qualifications, limitations and restrictions relating to the Class A common stock and the Class B common stock immediately prior to the merger. Therefore, holders of Class A common stock will be entitled to one (1) vote for each share of Lamar REIT Class A common stock held and holders of Class B common stock will be entitled to ten (10) votes for each share of Lamar REIT Class B common stock held.

Q.	What will holders of Lamar Advertising preferred stock receive in connection with the completion of the merger? When will holders of Lamar Advertising preferred stock receive it?

A.	Lamar Advertising has one class of preferred stock issued and outstanding: Series AA Preferred Stock, $0.001 par value per share, which we refer to as Series AA preferred stock.

At the time of completion of the merger:

•	each holder of Series AA preferred stock will have the right to receive a number of shares of Lamar REIT Series AA preferred stock equal to, and in exchange for, the number of shares of Series AA preferred stock that the holder then owns; and

•	each holder of Series AA preferred stock will hold the same percentage ownership in Lamar REIT as each such holder previously held in Lamar Advertising.

The powers, preferences, rights, qualifications, limitations and restrictions relating to the Lamar REIT Series AA preferred stock received in the merger will be identical to the powers, preferences, rights, qualifications, limitations and restrictions relating to the Series AA preferred stock immediately prior to the merger.

As of [                    ], 2014, Lamar Advertising had 5,719.49 shares of Series AA preferred stock outstanding, which were held by 3 holders of record. The aggregate outstanding preferred stock represents less than 0.01% of the outstanding capital stock of Lamar Advertising.

Q.	What distributions will you receive?

A.	As a REIT, we will be required to distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). Our REIT taxable income generally does not include income earned by our TRSs except to the extent the TRSs pay dividends to the REIT. We estimate that we had approximately $328 million in federal net operating loss carry forwards, or NOLs, as of January 1, 2014. To the extent we use these NOLs to offset our REIT taxable income, the required distributions to stockholders would be reduced. However, in this case, we may be subject to the alternative minimum tax.

On June 30, 2014 the Company paid a cash dividend to its common stockholders of approximately $79.0 million or $0.83 per share of common stock, in anticipation of commencing to operate as a REIT effective January 1, 2014. On August 26, 2014, the board of directors of Lamar Advertising declared a cash dividend of $0.83 per share of common stock, payable on September 30, 2014 to holders of record of Lamar Advertising Class A common stock and Class B common stock on September 22, 2014. We expect to continue to declare regular quarterly distributions to holders of Lamar REIT common stock on an ongoing basis, the amount of which will be determined, and is subject to adjustment, by the board of directors. Any such dividends will be paid on all shares of common stock outstanding at the time of such payment. The actual timing and amount of the distributions will be as determined and declared by the board of directors and will depend on, among other factors, our financial condition, earnings, debt covenants and other possible uses of such funds. See the section entitled “Dividend and Distribution Policy” beginning on page 53.

If you did not hold shares of common stock on September 22, 2014 or dispose of your shares of common stock before the record date for any subsequent quarterly distribution, you will not receive the second quarterly distribution or any other regular quarterly distribution. As discussed below, we do not expect to pay a one-time special distribution of our non-REIT accumulated earnings and profits.

Q.	When will we distribute our non-REIT accumulated E&P?

A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a regular “C” corporation. For Lamar REIT to elect REIT status for the taxable year that began on January 1, 2014, we must distribute to our stockholders on or before December 31, 2014 our previously undistributed accumulated earnings and profits attributable to the taxable periods ending prior to January 1, 2014, which we refer to as our non-REIT accumulated earnings and profits, or E&P. We currently estimate that the aggregate amount of the distribution of non-REIT accumulated E&P will be approximately $40 million, and we expect to pay it solely with cash. We expect that the amounts declared and paid in connection with regular quarterly distributions, which commenced in the second quarter of 2014, will be in an amount sufficient to enable us to distribute our non-REIT accumulated E&P no later than December 31, 2014. As a result, we do not expect to pay a one-time special distribution of non-REIT accumulated E&P.

Following completion of the merger and REIT conversion, holders of Lamar REIT Series AA preferred stock will continue to be entitled to preferential dividends in an annual aggregate amount of $364,904 before any dividends may be paid on Lamar REIT common stock.

If you dispose of your shares of common stock before the record date for any of the regular quarterly distributions in 2014, you will not receive any of the regular quarterly distributions, a portion of which will include a distribution of our non-REIT accumulated E&P.

Q.	Will the REIT conversion change our current operational strategy?

A.	We do not anticipate that the REIT conversion will change our current operational strategy. We expect to continue focusing on the following objectives:

•	Continuing to provide high quality national, regional and local rentals and services;

•	Continuing a centralized control and decentralized management structure;

•	Continuing to focus on internal growth, including improving pricing and occupancy statistics;

•	Continuing to pursue other outdoor advertising opportunities; and

•	Continuing to invest in profitable digital billboards.

Q.	Who will be the board of directors and management after the merger and REIT conversion is completed?

A.	The board of directors and executive management of Lamar Advertising immediately prior to the merger will be the board of directors and executive management, respectively, of Lamar REIT.

Q.	Do any of our directors and executive officers have any interests in the REIT conversion or the merger that are different from mine?

A.	No. Our directors and executive officers and their affiliates have equity interests in Lamar Advertising through the ownership of shares of Class A common stock, Class B common stock and Series AA preferred stock and/or options to purchase shares of Class A common stock and, to that extent, their interest in the REIT conversion and the merger is the same as that of the other holders of shares of Class A common stock, Class B common stock and Series AA preferred stock and options to purchase shares of Class A common stock. Our non-employee directors also hold Class A common stock subject to restrictions. We do not anticipate that the REIT conversion or the merger will cause any vesting or acceleration of benefits.

Q.	When and where is the special meeting?

A.	The special meeting will be held on [ ], 2014 at [ ], local time, at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808.

Q.	What will I be voting on at the special meeting?

A.	As a stockholder, you are entitled to, and requested to, vote on the proposal to adopt the merger agreement pursuant to which Lamar Advertising will be merged with and into Lamar REIT, a wholly owned subsidiary of Lamar Advertising, with Lamar REIT as the surviving entity. In addition, you are requested to vote on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal regarding the adoption of the merger agreement. You are not being asked to vote on any other element of the REIT conversion.

Q.	Who can vote on the merger?

A.	If you are a stockholder of record at the close of business on [ ], 2014, which we refer to as the record date, you may vote the Class A common stock, Class B common stock and Series AA preferred stock that you hold on the record date at the special meeting. On or about [ ], 2014, we will begin mailing this proxy statement/prospectus to persons entitled to vote at the special meeting.

Q.	Why is my vote important?

A.	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the adoption of the merger agreement. If you hold your shares through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the adoption of the merger agreement without instructions from you.

Q.	What constitutes a quorum for the special meeting?

A.

The presence at the special meeting, in person or by proxy, of the holders of one-third of the shares of Class A common stock, Class B common stock, and Series AA preferred stock issued and outstanding on the record date constitutes a quorum for the meeting. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject us to additional expense. For the purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares present and entitled to vote at the special meeting; however, because brokers, banks or other nominees are not entitled to vote on the proposal to adopt the merger agreement absent specific instructions from the beneficial owner (as more fully described below), shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the special meeting for the purposes of establishing a quorum.

Q.	What vote is required?

A.	The affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A common stock, Class B common stock and Series AA preferred stock, voting together as a single class, is required for the adoption of the merger agreement. The affirmative vote of a majority of the votes represented by the shares of Class A common stock, Class B common stock and Series AA preferred stock, voting together as a single class, that are present or represented by proxy at the special meeting is required to approve the adjournment proposal. Each share of outstanding Class A common stock and Series AA preferred stock is entitled to one vote, and each share of outstanding Class B common stock is entitled to ten votes, on each proposal submitted for consideration. As of the close of business on the record date, there were [ ] shares of Class A common stock, 14,610,365 shares of Class B common stock and 5,719.49 shares of Series AA preferred stock, outstanding and entitled to vote at the special meeting.

Q.	Have any stockholders already agreed to approve the merger?

A.	No. There are no agreements between us and any stockholder in which a stockholder has agreed to vote in favor of adoption of the merger agreement. We expect, however, that members of the Reilly family, including Kevin P. Reilly, Jr., the Company’s Chairman and President, and Sean E. Reilly, the Company’s Chief Executive Officer, and their affiliates will vote the shares that they beneficially own in favor of adoption of the merger agreement. As of September 1, 2014, they owned in the aggregate approximately 16% of the Company’s outstanding common stock, assuming the conversion of all Class B common stock to Class A common stock. As of that date, their combined holdings represented 65% of the voting power of Lamar Advertising’s outstanding capital stock.

Q.	How does the board of directors recommend I vote on the proposals?

A.	The board of directors of Lamar Advertising believes that the REIT conversion, including the merger, is advisable and in the best interests of the Company and its stockholders. The board of directors of Lamar Advertising recommends that you vote “FOR” both proposals:

•	Proposal 1: To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated August 27, 2014 between Lamar Advertising Company and Lamar Advertising REIT Company, a newly formed wholly owned subsidiary of Lamar Advertising, which is part of the reorganization through which Lamar Advertising intends to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

•	Proposal 2: To consider and vote upon a proposal to permit Lamar Advertising’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

Q.	When is the merger expected to be completed and the REIT election expected to be made?

A.

We expect to complete the merger following the special meeting of stockholders, receipt of stockholder approval of the adoption of the merger agreement and the satisfaction or waiver of the other conditions to the merger. We expect to convert to REIT status effective January 1, 2014. However, we reserve the right to cancel or defer the merger or the REIT conversion even if stockholders of Lamar Advertising vote to adopt the merger agreement and other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of Lamar Advertising and its stockholders. Additionally, even if the merger is effected, the board of directors of Lamar Advertising may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Lamar Advertising and its stockholders. See the section entitled “Terms of the Merger” beginning on page 45 for a more detailed description of the merger.

Q.	Are there risks associated with the REIT conversion and the merger that I should consider in deciding how to vote?

A.	Yes. There are a number of risks relating to the REIT conversion and the merger, including the following:

•	If we fail to qualify as a REIT or fail to remain qualified as a REIT, we would be taxed as a regular “C” corporation and may owe substantial amounts of U.S. federal and state income taxes, interest and penalties, and may have reduced funds available for distribution to our stockholders;

•	There is no assurance that our cash flows from operations will be sufficient for us to fund required distributions;

•	Compliance with REIT requirements may hinder our ability to make certain attractive investments and to that extent limit our opportunities;

•	There will be restrictions on ownership of Lamar REIT common stock; and

•	Our current management has no experience operating a REIT and we cannot assure you that our management will be able to manage successfully our business as a REIT.

To review the risks associated with the REIT conversion and the merger, see the sections entitled “Reasons for the Merger and REIT Conversion” beginning on page 44 and “Risk Factors” beginning on page 24.

Q.	Will REIT qualification requirements restrict any of our business activities or limit our financial flexibility?

A.	As summarized in the section entitled “Material United States Federal Income Tax Considerations” beginning on page 112, to qualify as a REIT, we must continually satisfy various qualification tests imposed under the Code, concerning, among other things, the sources of our income, the nature and diversification of our assets, the diversity of our share ownership and the amounts we distribute to our stockholders. In particular, the REIT qualification requirements could restrict our business activities and financial flexibility because:

•	we may be required to liquidate or otherwise forego attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions; and

•	to meet annual distribution requirements, we may be required to distribute amounts that may otherwise be used for our operations, including amounts that may otherwise be invested in future acquisitions, capital expenditures or repayment of debt and it is possible that we might be required to borrow funds, sell assets or raise equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings.

To review in greater detail the risks associated with our status as a REIT, see the section entitled “Risk Factors — Risks Related to the REIT Conversion and REIT Qualification” beginning on page 24.

In reaching its determination regarding a possible REIT conversion, the board of directors considered these REIT qualification requirements and other potential disadvantages regarding a potential REIT conversion, which are more fully described in the sections entitled “Background of the REIT Conversion and the Merger” beginning on page 41 and “Reasons for the Merger and REIT Conversion” beginning on page 44.

Q.	Will I have to pay U.S. federal income taxes as a result of the REIT conversion?

A.	You will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of your shares of common stock and Series AA preferred stock of Lamar Advertising for shares of common stock and Series AA preferred stock of Lamar REIT in the merger. However, if you are a non-United States person who owns or has owned more than 5% of the outstanding common stock of Lamar Advertising, it may be necessary for you to comply with reporting and other requirements of the Treasury regulations in order to achieve nonrecognition of gain on the exchange of your Lamar Advertising common stock for Lamar REIT common stock in the merger.

The distribution of non-REIT accumulated E&P will result in the recognition of ordinary dividend income by you, which may qualify as qualified dividend income that is potentially eligible for reduced maximum rates of taxation depending on your circumstances. However, other ordinary dividends paid by Lamar REIT generally will not be treated as qualified dividend income.

The U.S. federal income tax treatment of holders of Lamar Advertising common stock and Lamar REIT common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. In addition, the tax consequences of holding Lamar Advertising common stock or Lamar REIT common stock to any particular stockholder will depend on that stockholder’s particular tax circumstances. We urge you to consult your tax advisor, particularly if you are a non-United States person, regarding the specific tax consequences, including the U.S. federal, state and local tax consequences and foreign tax consequences to you in light of your particular investment in, or the tax circumstances of acquiring, holding, exchanging, selling or otherwise disposing of, Lamar Advertising common stock or Lamar REIT common stock.

Q.	Am I entitled to dissenters’ rights as a holder of Lamar Advertising Class A common stock?

A.	No. Under Delaware law, you are not entitled to any dissenters’ rights of appraisal in connection with the REIT conversion or the merger.

Q.	Am I entitled to dissenters’ rights as a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock?

A:	Yes. If you wish to exercise dissenters’ rights and receive the fair value of your Lamar Advertising Class B common stock or your Lamar Advertising Series AA preferred stock in cash as determined in a judicial proceeding instead of the merger consideration described in this proxy statement/prospectus, your shares must not be voted for approval of the merger proposal, and you must follow other procedures in accordance with applicable Delaware law. If you return a signed proxy without voting instructions, your proxy will be voted as recommended by the board of directors of Lamar Advertising and you may lose dissenters’ rights. If you return a signed proxy with instructions to vote “FOR” the merger agreement, your shares will be voted in favor of the merger agreement and you will lose dissenters’ rights. Thus, if you wish to dissent and you execute and return a proxy, you must specify that your shares are to be either voted “AGAINST” or “ABSTAIN” with respect to approval of the merger. For additional information on exercising dissenters’ rights, see “Terms of the Merger — Dissenters’ Rights for Holders of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock” included elsewhere in this proxy statement/prospectus.

Q.	How do I vote without attending the special meeting?

A.	You may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. If you are a holder of Class A common stock, as described in your proxy card.

Q.	Can I attend the special meeting and vote my shares in person?

A.	Yes. All stockholders are invited to attend the special meeting. Stockholders of record at the close of business on the record date are invited to attend and vote at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record. Therefore, to vote at the special meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	No. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement/prospectus including its annexes. It contains important information about what the board of directors of Lamar Advertising considered in evaluating and approving the REIT conversion and the merger agreement.

You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of Lamar Advertising in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, or (3) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.	Should I send in my stock certificates now?

A.	No. If the merger is completed, your shares of Lamar Advertising common stock or Series AA preferred stock (whether certificated or uncertificated) will be converted into the right to receive the same number and class of shares of Lamar REIT common stock or Series AA preferred stock. Initially, the shares of Lamar REIT common stock and Lamar REIT Series AA preferred stock will not be represented by certificates, but rather will exist as entries on the record books of Lamar REIT’s transfer agents.

If you hold certificated shares of Lamar Advertising Class A common stock, as soon as practicable following completion of the merger, an exchange agent, appointed by Lamar REIT, will send you a letter of transmittal explaining how to exchange your certificates, which represented shares of Lamar Advertising common stock, for certificates representing shares of Lamar REIT common stock.

If you hold uncertificated shares of Lamar Advertising Class A common stock, your shares will automatically be converted into uncertificated shares of Lamar REIT common stock. In addition, within a reasonable time following the issuance or transfer of shares of Lamar REIT common stock, Lamar REIT will send to each record holder of uncertificated shares a written notice containing the information set forth in the applicable legend affixed to certificated shares of Lamar REIT Class A common stock in accordance with Delaware law.

If you hold shares of Lamar Advertising Class B common stock or Series AA preferred stock, as soon as practicable following completion of the merger, Lamar REIT will send you a letter of transmittal explaining how to exchange your certificates, which represented shares of Lamar Advertising Class B common stock or Series AA preferred stock, as applicable, for certificates representing shares of Lamar REIT Class B common stock or Series AA preferred stock.

Q.	Will the Class A common stock of Lamar REIT be publicly traded?

A.	Yes. We will apply to list the new shares of Lamar REIT Class A common stock on NASDAQ upon completion of the merger. We expect that the Lamar REIT Class A common stock will trade under our current symbol “LAMR.” We will not complete the merger unless and until the shares of Lamar REIT Class A common stock are approved for listing on NASDAQ. Upon completion of the merger, Lamar REIT Class B common stock and Lamar REIT Series AA preferred stock will not be publicly traded and will continue to be held by members of the Reilly Family, including Kevin P. Reilly, Jr., our Chairman and President, and Sean E. Reilly, our Chief Executive Officer, and their affiliates and other related parties. Each share of Lamar REIT Class B common stock will be convertible at the option of its holder into one share of Lamar REIT Class A common stock at any time.

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the meeting and estimate we will pay Alliance Advisors, LLC a fee of approximately $3,000. We have also agreed to reimburse Alliance Advisors, LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Alliance Advisors, LLC against certain losses, costs and expenses. In addition, our directors, officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q.	Whom should I call with questions?

A.	You should call Alliance Advisors, LLC, our proxy solicitor, toll-free at (877) 777-5603 with any questions about the REIT conversion or merger, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards. You also may also call Buster Kantrow, Director of Investor Relations, at (225) 926-1000.

STRUCTURE OF THE TRANSACTION

In order to help you better understand the merger and how it will affect Lamar Advertising, Lamar REIT and the subsidiaries of Lamar Advertising, the charts below illustrates, in simplified form, the following:

•	Before the Merger: the organizational structure of Lamar Advertising, Lamar Media Corp. and Lamar REIT before the merger;

•	Merger: the steps involved in, and the effects of, the merger of Lamar Advertising with and into Lamar REIT and the exchange of shares of Lamar Advertising Class A common stock, Class B common stock and Series AA preferred stock for shares of Lamar REIT Class A common stock, Class B common stock and Series AA preferred stock; and

•	After the Merger: the organizational structure of Lamar REIT and its taxable REIT subsidiaries and other operating subsidiaries, immediately after the completion of the transactions.

1.	Lamar Advertising merges with and into Lamar REIT. During the course of 2014, Lamar Advertising distributes its non-REIT accumulated E&P to its stockholders.

2.	Each outstanding share of Lamar Advertising Class A common stock will be converted into the right to receive the same number of shares of Lamar REIT Class A common stock, each outstanding share of Lamar Advertising Class B common stock will be converted into the right to receive the same number of shares of Lamar REIT Class B common stock and each outstanding share of Lamar Advertising Series AA preferred stock will be converted into the right to receive the same number of Lamar REIT Series AA preferred stock. At the time of completion of the merger, each stockholder will hold the same percentage ownership in Lamar REIT as each holder previously held in Lamar Advertising.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the REIT conversion and the merger. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You also should read the form of Amended and Restated Certificate of Incorporation of Lamar Advertising REIT Company, which we refer to as the Lamar REIT charter, attached as Annex B-1, and the Amended and Restated Bylaws of Lamar Advertising REIT Company, which we refer to as the Lamar REIT bylaws, attached as Annex B-2, because these documents will govern your rights as a stockholder of Lamar REIT following the merger. See the section entitled “Additional Information” in the front part of this proxy statement/prospectus. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 24. Most items in this summary include a page reference directing you to a more complete description of that item.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “Lamar Advertising,” “we,” “our” and “us” refer to Lamar Advertising Company and its subsidiaries with respect to the period prior to the merger, and Lamar REIT and its subsidiaries with respect to the period after the merger.

The Companies

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

Lamar Advertising is one of the largest outdoor advertising companies in the United States based on number of displays. We operate in a single operating and reporting segment, advertising. We rent advertising space on billboards, buses, shelters, benches and logo plates. As of June 30, 2014, we owned and operated approximately 145,000 billboard advertising displays in 44 states, Canada and Puerto Rico, approximately 130,000 logo advertising displays in 23 states and the province of Ontario, Canada, and operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

We have operated under the Lamar name since our founding in 1902 and have been publicly traded on NASDAQ under the symbol “LAMR” since 1996. We completed a reorganization on July 20, 1999 that created our current holding company structure. At that time, the operating company (then called Lamar Advertising Company) was renamed Lamar Media Corp., and all of the operating company’s stockholders became stockholders of a new holding company. The new holding company then took the Lamar Advertising Company name, and Lamar Media Corp. became a wholly owned subsidiary of Lamar Advertising Company. Since inception, we have grown through acquisitions, long-term lease arrangements, development and construction of sites, and through mergers with and acquisitions of other advertising companies.

Lamar Advertising REIT Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

Lamar Advertising REIT Company is a wholly owned subsidiary of Lamar Advertising and was incorporated in Delaware on May 16, 2014 to succeed to and continue the business of Lamar Advertising upon completion of the merger of Lamar Advertising with and into Lamar REIT. Effective at the time of the merger described below, Lamar REIT will be renamed “Lamar Advertising Company.” Prior to the merger, Lamar REIT will conduct no business other than that incident to the merger. Following the merger, Lamar REIT will directly or indirectly conduct all of the business currently conducted by Lamar Advertising. Upon completion of the merger, Lamar REIT will directly or indirectly hold all of Lamar Advertising’s assets.

General

The board of directors of Lamar Advertising has approved a plan to reorganize Lamar Advertising’s business operations to facilitate the qualification of Lamar REIT, as the successor of Lamar Advertising’s assets and business operations following the merger, as a REIT for U.S. federal income tax purposes. We refer to the merger, the related restructuring transactions and the election of REIT status by Lamar REIT in this proxy statement/prospectus as the REIT conversion. The merger and other restructuring transactions are designed to enable Lamar REIT, as the business successor of Lamar Advertising, to hold its assets and business operations in a manner that will enable us to elect to be treated as a REIT for U.S. federal income tax purposes. If Lamar REIT qualifies as a REIT, Lamar REIT generally will not be subject to U.S. federal corporate income taxes on that portion of its capital gain or ordinary income from its REIT operations that is distributed to its stockholders. This treatment would substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular “C” corporation. However, as explained more fully below, the non-REIT operations of Lamar Advertising, which consist primarily of design, production and installation of advertising copy, which we refer to as our advertising services business, and the provision of transit advertising displays on bus shelters, benches and buses, which we refer to as our transit advertising business, and the operations of Lamar Advertising in Canada and Puerto Rico would continue to be subject, as applicable, to U.S. federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those operations are located.

We are distributing this proxy statement/prospectus to you as a holder of Lamar Advertising Class A common stock, Class B common stock or Series AA preferred stock in connection with the solicitation of proxies by the board of directors for your approval of a proposal to adopt the merger agreement that will implement a part of the business reorganization through which Lamar Advertising intends to effect the REIT conversion. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The board of directors of Lamar Advertising reserves the right to cancel or defer the merger even if Lamar Advertising stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived if it determines that the merger is no longer in the best interests of Lamar Advertising and its stockholders. Additionally, even if the merger is effected, the board of directors of Lamar Advertising may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Lamar Advertising and its stockholders.

We estimate that one-time transaction costs incurred or to be incurred in connection with the REIT conversion, including the merger, will be approximately $5 million in the aggregate.

Board of Directors and Management of Lamar REIT

The board of directors and executive management of Lamar Advertising immediately prior to the merger will be the board of directors and executive management, respectively, of Lamar REIT immediately following the merger.

Interests of Directors and Executive Officers in the REIT Conversion and the Merger

Our directors and executive officers and their affiliates have equity interests in Lamar Advertising through the ownership of shares of Class A common stock, Class B common stock and Series AA preferred stock and/or options to purchase shares of Class A common stock, and, to that extent, their interest in the REIT conversion and the merger is the same as that of the other holders of shares of Class A common stock, Class B common stock and Series AA preferred stock and options to purchase shares of Class A common stock.

Regulatory Approvals (See page 48)

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement and the transactions contemplated thereby, other than compliance with applicable federal and state securities laws and the filing and acceptance of a certificate of merger as required under the Delaware General Corporation Law, which we refer to as the “DGCL.”

Comparison of Rights of Stockholders of Lamar Advertising and Lamar REIT (See page 106)

Your rights as a holder of common stock are currently governed by Delaware law, Lamar Advertising’s Restated Certificate of Incorporation, which we refer to as the Lamar Advertising charter, and the Amended and Restated Bylaws of Lamar Advertising, which we refer to as the Lamar Advertising bylaws. If the merger agreement is adopted and approved by Lamar Advertising’s stockholders and the merger is completed, you will become a stockholder of Lamar REIT and your rights as a stockholder of Lamar REIT will be governed by Delaware law, the Lamar REIT charter and the Lamar REIT bylaws. Some important differences exist between your rights as a holder of common stock and your rights as a holder of Lamar REIT common stock.

The major difference is that, to satisfy the share ownership requirements under the Code that are applicable to REITs, the Lamar REIT charter generally prohibits any person or entity from owning more than 5% of the outstanding shares of Lamar REIT common stock. The board of directors will establish a separate share ownership limitation for certain Lamar REIT stockholders and their affiliates that will generally allow them to own no more than 19% of the outstanding shares of Lamar REIT common stock and no more than 33% in value of the aggregate of the outstanding shares of all classes and series of Lamar REIT stock. For more detail regarding the differences between your rights as a holder of Lamar Advertising common stock and your rights as a holder of Lamar REIT common stock, see the sections entitled “Description of Lamar REIT Capital Stock” and “Comparison of Rights of Stockholders of Lamar Advertising and Lamar REIT.”

The forms of the Lamar REIT charter and the Lamar REIT bylaws are attached as Annex B-1 and Annex B-2, respectively.

Material United States Federal Income Tax Considerations of the Merger (See page 112)

Our tax counsel, Goodwin Procter LLP will render an opinion to us to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code. Accordingly, we expect that for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Lamar Advertising or Lamar REIT as a result of the merger and Lamar REIT will be treated as a continuation of Lamar Advertising;

•	you will not recognize any gain or loss upon the conversion of your shares of Lamar Advertising common stock into Lamar REIT common stock;

•	the tax basis of the shares of Lamar REIT common stock that you receive pursuant to the merger in the aggregate will be the same as your adjusted tax basis in the shares of Lamar Advertising common stock being converted in the merger; and

•	the holding period of shares of Lamar REIT common stock that you receive pursuant to the merger will include your holding period with respect to the shares of Lamar Advertising common stock being converted in the merger, assuming that your Lamar Advertising common stock was held as a capital asset at the effective time of the merger.

The U.S. federal income tax treatment of holders of Lamar Advertising common stock and Lamar REIT common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding Lamar Advertising common stock or Lamar REIT common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. For example, in the case of a non-United States stockholder that owns or has owned in excess of 5% of Lamar Advertising common stock, it may be necessary for that person to comply with reporting requirements for him or her to achieve the nonrecognition of gain, carryover tax basis and tacked holding period described above. We urge you to consult your tax advisor, particularly if you are a non-United States person, regarding the specific tax consequences, including the U.S. federal, state and local tax consequences and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, selling or otherwise disposing of Lamar Advertising common stock or Lamar REIT common stock.

Qualification of Lamar REIT Following the REIT Conversion (See page 114)

We expect to qualify as a REIT for U.S. federal income tax purposes effective for our taxable year ending December 31, 2014. If we so qualify, we will be permitted to deduct distributions paid to our stockholders, allowing the income represented by such distributions to avoid taxation at the entity level and to be taxed, if at all, only at the stockholder level. Nevertheless, the income of our TRSs, which will hold our assets and operations that may not be held or engaged in directly by a REIT, will be subject, as applicable, to U.S. corporate income tax and to foreign income taxes where those operations are conducted. We will also be subject to a separate U.S. corporate income tax on any gains recognized during a specified period (generally, ten years) following the REIT conversion that are attributable to “built-in” gain with respect to the assets that we own on January 1, 2014.

Our ability to qualify as a REIT will depend upon our continuing compliance with various requirements starting on the effective date of our REIT conversion, which is expected to be January 1, 2014, including requirements related to the nature of our assets, the sources of our income, diversity of share ownership and the distributions to our stockholders. If we fail to qualify as a REIT, we will be subject to U.S. federal (and applicable state) income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we will be subject to some U.S. federal, state and local and foreign taxes on our income and property. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances and the laws applicable to REITs, we can provide no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Our tax counsel, Goodwin Procter LLP, will render an opinion to us to the effect that (i) commencing with our taxable year ending December 31, 2014 we have been organized in conformity with the requirements for qualification as a REIT and (ii) our prior and proposed organization, ownership and method of operation as represented by management have enabled and will enable us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. This opinion will be based on representations made by us as to certain factual matters relating to our organization and our prior and intended or expected ownership and method of operation. Goodwin Procter LLP will not verify those representations, and their opinion will assume that such representations and covenants are accurate and complete, that we have operated and will operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. Our tax counsel’s opinion also will be based in part on the private letter ruling we received from the IRS regarding certain U.S. federal income tax matters relevant to our REIT qualification. This opinion will represent counsel’s legal judgment based on the law existing and in effect on the effective date of this proxy statement/prospectus, is not binding on the IRS or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel will not cover subsequent periods, does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we will satisfy such tests for our taxable year ending on December 31, 2014 or for any future period. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Recommendation of the Board of Directors (See page 39)

The board of directors of Lamar Advertising believes that the REIT conversion is advisable for Lamar Advertising and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement, which is being proposed in connection with the reorganization of Lamar Advertising’s business operations through which Lamar Advertising intends to effect the REIT conversion, and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Date, Time, Place and Purpose of Special Meeting (See page 38)

A special meeting will be held on [                    ], 2014 at [            ], local time, at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808 to consider and vote upon the proposals described in the notice of special meeting.

Stockholders Entitled to Vote (See page 38)

The board of directors has fixed the close of business on [                    ], 2014 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of [                    ], 2014, there were [            ] million shares of Class A common stock outstanding and entitled to vote and [            ] holders of record, [            ] shares of Class B common stock outstanding and entitled to vote and [            ] holders of record and [            ] whole shares of Series AA preferred stock outstanding and entitled to vote and [            ] holders of record.

Vote Required (See pages 38-39)

The affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A common stock, Class B common stock and Series AA preferred stock entitled to vote, voting together as a single class, is required for the adoption of the merger agreement. Accordingly, abstentions and “broker non-votes,” if any, will have the effect of a vote against the proposal to adopt the merger agreement.

The board of directors of Lamar Advertising reserves the right to cancel or defer the merger even if Lamar Advertising’s stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger is no longer in the best interests of Lamar Advertising and its stockholders. The board of directors of Lamar Advertising reserves the right to cancel or defer the REIT conversion if the REIT conversion cannot be completed by December 31, 2014 or if it determines that it is not in the best interests of Lamar Advertising or its stockholders.

The affirmative vote of a majority of the votes represented by the shares of Class A common stock, Class B common stock and Series AA preferred stock, voting together as a single class, that are present or represented by proxy at the special meeting, is required to permit Lamar Advertising’s board of directors to adjourn the special meeting, if necessary, to solicit further proxies. Accordingly, abstentions will have the effect of a vote against the proposal while broker non-votes, if any, will not impact the outcome of this proposal assuming a quorum is otherwise present.

No Dissenters’ Rights for Holders of Lamar Advertising Class A Common Stock (See page 48)

Under the DGCL, you will not be entitled to dissenters’ rights of appraisal as a result of the merger or the REIT conversion.

Dissenters’ Rights for Holders of Lamar Advertising Class B Common Stock and Lamar Advertising Series AA Preferred Stock (See page 48)

Section 262 of the DGCL provides holders of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock with the ability to dissent from the merger and receive the appraised value of their shares in cash. A holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who properly seeks appraisal and complies with the applicable requirements under the DGCL will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock receive in an appraisal proceeding may be more or less than, or the same as, the amount such dissenting holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock and procedures required to exercise statutory appraisal rights is included in this proxy statement/prospectus in Annex C.

Shares Owned by Lamar Advertising’s Directors and Executive Officers

As of [                    ], 2014 the directors and executive officers of Lamar Advertising and their affiliates owned and were entitled to vote [            ] shares of Class A common stock, [            ] shares of Class B common stock and [            ] whole shares of Series AA preferred stock, or shares representing [    ]% of the votes represented by shares outstanding on that date entitled to vote with respect to each of the proposals. We currently expect that each director and executive officer of Lamar Advertising and their affiliates will vote the shares of Class A common stock, Class B common stock and Series AA preferred stock beneficially owned by such director or executive officer or affiliate “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting.

Historical Market Price of Class A common stock

Lamar Advertising’s Class A common stock is listed on the NASDAQ Global Select Market under the symbol “LAMR.”

The following table presents the reported high and low sale prices of Class A common stock on the NASDAQ Global Select Market, in each case for the periods presented and as reported by the NASDAQ Global Select Market. On August 7, 2012, the last full trading day prior to the public announcement that Lamar Advertising would seek a private letter ruling from the IRS with respect to a number of REIT qualification matters, the closing sale price of Class A common stock on the NASDAQ Global Select Market was $31.50 per share. On April 22, 2014, the last full trading day prior to the public announcement of the receipt of the private letter ruling from the IRS, the closing sale price of Class A common stock on the NASDAQ Global Select Market was $52.05 per share. On [                    ], 2014, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of Class A common stock on the NASDAQ Global Select Market was $[            ] per share. You should obtain a current stock price quotation for Class A common stock.

	High	Low
Year Ending December 31, 2014
Third Quarter (through September 1, 2014)	$53.47	$49.34
Second Quarter	$54.48	$47.37
First Quarter	$54.12	$46.79
Year Ended December 31, 2013
Fourth Quarter	$52.33	$45.64
Third Quarter	$47.31	$41.36
Second Quarter	$49.61	$41.30
First Quarter	$48.86	$39.10
Year Ended December 31, 2012
Fourth Quarter	$41.49	$36.08
Third Quarter	$37.75	$26.21
Second Quarter	$32.85	$23.37
First Quarter	$34.19	$27.08

It is expected that, upon completion of the merger, Lamar REIT Class A common stock will be listed and traded on the NASDAQ Global Select Market in the same manner as shares of Lamar Advertising Class A common stock currently trade on that exchange. The historical trading prices of Lamar Advertising Class A common stock are not necessarily indicative of the future trading prices of Lamar REIT Class A common stock because, among other things, the current stock price of Lamar Advertising Class A common stock reflects the current market valuation of Lamar Advertising’s current business and assets, including the cash that will be distributed in connection with the distribution of non-REIT accumulated E&P. See the section entitled “Risk Factors — The current market price of Lamar Advertising Class A common stock may not be indicative of the market price of Lamar REIT Class A common stock following the REIT conversion.”

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following table presents selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013, the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2014 and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet is presented as if the REIT conversion, including the expected distribution of non-REIT accumulated E&P, had occurred on June 30, 2014. The unaudited pro forma consolidated statements of operations present the effects of the REIT conversion as though it occurred on January 1, 2013.

The unaudited pro forma condensed financial data is based on the estimates and assumptions set forth in the notes to such data, which are preliminary and have been made solely for the purposes of developing such pro forma information. See “Pro Forma Financial Information.” The unaudited pro forma condensed financial data is not necessarily indicative of the financial position or operating results that would have occurred had the REIT conversion, including the distribution of non-REIT accumulated E&P, been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes and the historical financial statements and related notes of Lamar Advertising and Lamar REIT included in or incorporated by reference into this proxy statement/prospectus.

We currently estimate that the aggregate amount of the distribution of non-REIT accumulated E&P will be approximately $40 million, and we expect to pay it solely with cash. We expect that the amounts declared and paid in connection with regular quarterly distributions, which commenced in the second quarter of 2014, will be in an amount sufficient to enable us to distribute our non-REIT accumulated E&P no later than December 31, 2014. As a result, we do not expect to pay a one-time special distribution of non-REIT accumulated E&P. All assumptions used in the following pro forma consolidated financial data are described under “Pro Forma Financial Information.”

	Pro Forma
	For the Year Ended December 31, 2013	For the Six Months Ended June 30, 2014
	(In thousands)
Consolidated Statement of Operations
Net revenues	$1,245,842	$615,366
Total operating expenses	1,020,305	509,692
Operating income	225,537	105,674
Other expense	160,457	86,358
Income tax expense (benefit)	(87,966)	687
Net income	153,046	18,629

Pro Forma as of June 30, 2014
(In thousands)
Condensed Consolidated Balance Sheet
Cash and cash equivalents	$8,009
Current deferred income tax assets	357
Total current assets	296,137
Property and equipment, net	1,096,242
Other assets	50,770
Total assets	3,353,401
Total current liabilities	237,744
Deferred tax liabilities	—
Total liabilities	2,385,980
Total stockholders’ equity	967,421
Total liabilities and stockholders’ equity	3,353,401

Comparative Historical and Pro Forma Per Share Data

The following tables set forth selected historical per share data for Lamar Advertising and selected unaudited pro forma per share data after giving effect to the REIT conversion. This information should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes that are included in or incorporated by reference in this proxy statement/prospectus. The pro forma per share amounts have been computed using the assumptions described in the section entitled “Pro Forma Financial Information.” The unaudited pro forma consolidated financial data are presented for informational purposes only. The pro forma financial data is not necessarily indicative of the financial position or operating results that would have occurred had the REIT conversion been completed as of the dates indicated above, nor are they necessarily indicative of future financial position or operating results.

Historical Data Per Share

The historical book value per share data presented below is computed by dividing total stockholders’ equity of $932.9 million and $885.7 million on December 31, 2013 and June 30, 2014, respectively, by the number of shares outstanding on those dates.

	As of or for the Year Ended December 31, 2013	As of or for the Six Months Ended June 30, 2014
	(In thousands)
Income (loss) from continuing operations attributable to Lamar Advertising Company per share:
Basic	$0.42	$0.11
Diluted	0.42	0.11
Book value per share	9.84	9.29

Unaudited Pro Forma Per Share Data

The range of pro forma book value per share data is computed by dividing pro forma total stockholders’ equity of $1.0 billion by the number of shares outstanding on those dates.

	Pro Forma
	As of or for the Year Ended December 31, 2013	As of or for the Six Months Ended June 30, 2014
	(In thousands)
Income (loss) from continuing operations attributable to Lamar Advertising Company per share:
Basic	$1.62	$0.19
Diluted	1.62	0.19
Book value per share(1)	—	10.15

(1)	Pro forma book value per share is only calculated for a June 30, 2014 conversion date.

RISK FACTORS

In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the proposed REIT conversion in determining whether or not to vote for adoption of the merger agreement. You should carefully consider the additional risks described in Lamar Advertising’s annual, quarterly and current reports, including those identified in Lamar Advertising’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. This section includes or refers to certain forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 37 for the qualifications and limitations of these forward-looking statements.

Risks Related to the REIT Conversion and REIT Qualification

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we would be subject to U.S. federal income tax as a regular “C” corporation and would not be able to deduct distributions to stockholders when computing our taxable income.

We intend to elect and qualify as a REIT for U.S. federal income tax purposes starting with our taxable year ending December 31, 2014. REIT qualification involves the application of highly technical and complex provisions of the Code to our assets and operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. We believe that we have been and are organized and have operated and will operate, in a manner that will allow us to qualify as a REIT commencing with our taxable year ending December 31, 2014. However, we cannot assure you that we have been and are organized and have operated or will operate as such.

If, in any taxable year, we fail to qualify for taxation as a REIT, and are not entitled to relief under the Code:

•	we will not be allowed a deduction for distributions to stockholders in computing our taxable income;

•	we will be subject to U.S. federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates; and

•	we would be disqualified from electing REIT tax treatment for the four taxable years following the year during which we were so disqualified.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, may require us to borrow funds (under Lamar Media’s senior credit facility or otherwise) or liquidate some investments to pay any such additional tax liability, which in turn could have an adverse impact on the value of Lamar REIT common stock. This adverse impact could last for five or more years because, unless we are entitled to relief under certain statutory provisions, we will be taxable as a corporation, beginning in the year in which the failure occurs, and we will not be allowed to re-elect to be taxed as a REIT for the following four years.

While we expect our tax counsel to opine prior to the effectiveness of this registration statement that we are properly organized and operate as a REIT in accordance with applicable law commencing with our taxable year ending December 31, 2014, this opinion is not binding on the IRS or any court and does not guarantee our qualification as a REIT.

We expect our tax counsel, Goodwin Procter LLP, prior to the effectiveness of this registration statement, to provide an opinion that (i) commencing with our taxable year ending December 31, 2014 we have been organized in conformity with the requirements for qualification as a REIT and (ii) our prior and proposed organization, ownership and method of operation as represented by management have enabled and will enable us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court, and either could take a position different from that expressed by counsel. Any opinion of Goodwin

Procter LLP will represent only their view based on a review and analysis of existing law and will be conditioned upon the timely closing of the merger, the assumption that the Lamar REIT charter, the Lamar REIT bylaws, our contracts and all other applicable legal documents have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this proxy statement/prospectus, upon a ruling received by us from the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our organization, operations and expected manner of operation during the relevant periods. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Goodwin Procter LLP or us that we will so qualify for any particular year. Any opinion of Goodwin Procter LLP as to our qualification and taxation as a REIT will be expressed as of the date issued. Goodwin Procter LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented, or assumed, or of any subsequent change in the applicable law.

Furthermore, both the validity of any opinion of Goodwin Procter LLP and our qualification and taxation as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our compliance with the REIT income and quarterly asset requirements will depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis. While we believe that we will satisfy these tests, Goodwin Procter LLP will not review compliance with these tests on a continuing basis.

Even if we qualify as a REIT, certain of our business activities will be subject to U.S. and foreign taxes on our income and assets, which will continue to reduce our cash flows, and we will have potential deferred and contingent tax liabilities.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

In order to qualify as a REIT, we plan to hold certain of our non-qualifying REIT assets and to receive certain non-qualifying items of income through one or more TRSs. These non-qualifying REIT assets consist principally of our advertising services business and our transit advertising business. Those TRS assets and operations would continue to be subject, as applicable, to U.S. federal and state corporate income taxes. Furthermore, our assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease our earnings and our cash available for distributions to stockholders.

We will also be subject to a U.S. federal income tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of our REIT conversion, to the extent of the built-in gain based on the fair market value of those assets held by us on the effective date of REIT conversion in excess of our then tax basis in those assets. If we elect REIT status for the taxable year ending December 31, 2014, then the tax on subsequently sold assets will be based on the fair market value and built-in gains of those assets as of January 1, 2014. The same rules would apply to any assets we acquire from a “C” corporation in a carry-over basis transaction with built-in gain at the time of the acquisition by us. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

In addition, the IRS and any state or local tax authority may successfully assert liabilities against us for corporate income taxes for taxable years of Lamar Advertising prior to the effective time of the REIT election, in which case we will owe these taxes plus applicable interest and penalties, if any. Moreover, any increase in taxable income for these pre-REIT periods will likely result in an increase in non-REIT accumulated E&P, which could either increase the taxable portion of the distributions to our stockholders made in 2014 or cause us to pay an additional taxable distribution to our stockholders after the relevant determination.

Failure to make sufficient distributions would jeopardize our qualification as a REIT and/or would subject us to U.S. federal income and excise taxes.

A REIT is required to distribute to its stockholders with respect to each taxable year at least 90% of its taxable income (computed without regard to the dividends paid deduction and our net capital gain and net of any available NOLs) in order to qualify as a REIT, and 100% of its taxable income (computed without regard to the dividends paid deduction and our net capital gain and net of any available NOLs) in order to avoid U.S. federal income and excise taxes. For these purposes, our non-TRS subsidiaries will be treated as part of the REIT and therefore we also will be required to distribute out their taxable income. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders for a calendar year is less than a minimum amount specified under the Code.

Generally, we expect to distribute all or substantially all of our REIT taxable income. However, we may determine to utilize our existing NOLs to reduce all or a portion of our taxable income in lieu of making corresponding distributions to our stockholders. If our cash available for distribution falls short of our estimates, we may be unable to maintain the proposed quarterly distributions that approximate our taxable income and, as a result, may be subject to U.S. federal income tax on the shortfall in distributions or may fail to qualify for taxation as a REIT. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of nondeductible expenditures, such as capital expenditures, payments of compensation for which Section 162(m) of the Code denies a deduction, the creation of reserves or required debt service or amortization payments. Because the REIT distribution requirements will prevent the Company from retaining earnings, it may be required to refinance debt at maturity with additional debt or equity, which may not be available on acceptable terms, or at all.

Covenants specified in our existing senior credit facility and any future credit facilities and our debt instruments may limit our ability to make required REIT distributions.

Although Lamar Media’s senior credit facility generally permits Lamar Media to conduct its affairs in a manner that would allow us to qualify and remain qualified as a REIT — including by allowing Lamar Media to make distributions to us as necessary for us to qualify and remain qualified for taxation as a REIT, subject to certain restrictions — Lamar Media’s senior credit facility and the indentures relating to Lamar Media’s outstanding notes contain certain covenants that could nevertheless limit our ability to make distributions to our stockholders. Under the senior credit facility, Lamar Media would not be permitted to make distributions to us in order to satisfy our REIT distribution requirements, or make additional distributions up to 100% of our REIT taxable income, if Lamar Media was in default due to the failure to make a required payment (subject to a cure period in the case of payments of interest, reimbursement obligations in respect of letters of credit and fees) or in the event of a voluntary or involuntary bankruptcy proceeding. Under the indentures governing its outstanding senior subordinated notes and senior notes, Lamar Media may make distributions to us to satisfy our REIT distribution requirements and additional amounts intended to distribute up to 100% of our REIT taxable income, so long as Lamar Media is in compliance with certain restricted payment baskets and certain other conditions are met, including that no default or event of default exists or would result therefrom. As of June 30, 2014, Lamar Media is permitted to make up to approximately $2.2 billion in distributions pursuant to these baskets. In addition, under the indenture governing Lamar Media’s senior notes, Lamar Media is permitted to make distributions to us outside of such restricted payment baskets to the extent we believe in good faith that we qualify as a REIT and such distributions are necessary to maintain our status as a REIT, subject to the conditions that (i) no payment or bankruptcy event of default exists and the obligations in respect of the senior notes have not otherwise been accelerated and (ii) two consecutive distributions pursuant to this provision shall not be permitted during the continuance of any single event of default. If these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

We may be required to borrow funds, sell assets, or raise equity to satisfy our REIT distribution requirements or maintain the asset tests.

In order to meet the REIT distribution requirements and maintain our qualification and taxation as a REIT, we may need to borrow funds, sell assets or raise equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings. Any insufficiency of our cash flows to cover our REIT distribution requirements could adversely impact our ability to raise short- and long-term debt, to sell assets, or to offer equity securities in order to fund distributions required to maintain our qualification and taxation as a REIT and to avoid U.S. federal income and excise taxes. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. This would increase our total leverage.

In addition, if we fail to comply with certain asset tests described under “Material United States Federal Income Tax Considerations,” at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise attractive investments. These actions may reduce our income and amounts available for distribution to our stockholders.

Our cash distributions are not guaranteed and may fluctuate.

A REIT generally is required to distribute at least 90% of its REIT taxable income to its stockholders. We may have available NOLs that could reduce or substantially eliminate our REIT taxable income, and thus we may not be required to distribute material amounts of cash to qualify for taxation as a REIT. We expect that, for the foreseeable future, we may utilize available NOLs to reduce our REIT taxable income.

Upon completion of the merger, the board of directors of Lamar REIT, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our stockholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, any stock repurchase program, and general market demand for our advertising space available for lease. Consequently, our distribution levels may fluctuate.

There are uncertainties relating to our distribution of non-REIT accumulated E&P.

To qualify for taxation as a REIT, we will be required to distribute to our stockholders all of our non-REIT accumulated E&P, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT, which we expect will be the taxable period ending December 31, 2014. Failure to make the distribution of non-REIT accumulated E&P before December 31, 2014 could result in our disqualification for taxation as a REIT. While we estimate that we will declare and pay the non-REIT accumulated E&P distribution in connection with regular quarterly distributions beginning in the second quarter of 2014 and no later than December 31, 2014, the determination of the timing and amount to be distributed in the distributions of non-REIT accumulated E&P is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently from the IRS. We currently believe and intend that our combined distributions made during 2014 will satisfy the requirements relating to the distribution of our non-REIT accumulated E&P. There are, however, substantial uncertainties relating to the computation of our non-REIT accumulated E&P, including the possibility that the IRS could, in auditing tax years through 2013, successfully assert that our taxable income should be increased, which would increase our non-REIT accumulated E&P. Moreover, although there are procedures available to cure a failure to distribute all of our non-REIT accumulated E&P, we cannot now determine whether we will be able to take advantage of them or the economic impact to us of doing so. If it is subsequently determined that we had undistributed non-REIT accumulated E&P as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, and we are not able to cure the failure to have distributed such E&P, we would fail to qualify as a REIT.

We may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2014 because the timing of the merger and the REIT conversion is not certain.

We will complete the merger after the special meeting of stockholders, receipt of stockholder approval of the adoption of the merger agreement and the satisfaction or waiver of the other conditions to the merger. We anticipate that the REIT conversion will be effective January 1, 2014. However, the completion of the merger and the effective date of the REIT conversion could be delayed. In that event, the benefits attributable to our qualification and taxation as a REIT, including our ability to reduce our corporate level federal income tax through distributions to stockholders, would not commence January 1, 2014, and we would pay corporate level income taxes on our taxable income, to the extent NOLs are not available to reduce our taxable income, until such time as we became a REIT. Additionally, the board of directors of Lamar Advertising may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Lamar Advertising or its stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of Lamar REIT common stock. Thus, compliance with these tests will require us to refrain from certain activities discussed in “Material United States Federal Income Tax Considerations” and may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if we need or require the target company to comply with some REIT requirements prior to closing.

Ownership limitations contained in the Lamar REIT charter may restrict stockholders from acquiring or transferring certain amounts of shares.

In order for us to qualify as a REIT, no more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly or through application of certain attribution rules by five or fewer “individuals” (as defined in the Code) at any time during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). To preserve our REIT qualification, the Lamar REIT charter generally prohibits any person or entity from owning actually and by virtue of the applicable constructive ownership provisions more than 5% of the outstanding shares of Lamar REIT common stock. These ownership limitations could restrict stockholders from acquiring or transferring certain amounts of shares of our stock. In connection with the REIT conversion, the board of directors will establish a separate share ownership limitation for certain members of the Reilly family and their affiliates that allows them to own actually and by virtue of the applicable constructive ownership provisions no more than 19% of the outstanding shares of Lamar REIT common stock and, during the second half of any taxable year other than our first taxable year as a REIT, no more than 33% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for federal income tax purposes.

Complying with REIT requirements may limit our ability to hedge effectively and increase the cost of our hedging, and may cause us to incur tax liabilities.

The REIT provisions of the Code limit our ability to hedge liabilities. Generally, income from hedging transactions that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets and income from certain currency hedging transactions related to our non-U.S. operations do not constitute “gross income” for purposes of the REIT gross income tests, provided certain requirements are satisfied. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the REIT gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on income or gains resulting from hedges entered into by them or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in any of our TRSs generally will not provide any tax benefit, except for being carried forward for use against future taxable income in the applicable TRS.

The current market price of Lamar Advertising Class A common stock may not be indicative of the market price of Lamar REIT Class A common stock following the REIT conversion and the distribution of non-REIT accumulated E&P.

Lamar Advertising’s current share price may not be indicative of how the market will value Lamar REIT Class A common stock following the REIT conversion because of the change in our organization from a taxable “C” corporation to a REIT and the change in our distribution policy. The Lamar Advertising Class A common stock price does not necessarily take into account these effects, and the stock price after the REIT conversion and the distribution of non-REIT accumulated E&P could be lower than the current price. Furthermore, one of the factors that may influence the price of Lamar REIT Class A common stock will be the yield from distributions on Lamar REIT Class A common stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of Lamar REIT Class A common stock could be adversely affected. The market price of the Lamar REIT Class A common stock will also be affected by general market conditions (as the price of the Lamar Advertising Class A common stock currently is) and will be potentially affected by the economic and market perception of REIT securities.

We have no experience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of Lamar REIT common stock and ability to satisfy debt service obligations.

Lamar REIT was formed on May 16, 2014 and has no operating history as a REIT. In addition, our senior management team has no experience operating a REIT. We cannot assure you that our past experience will be sufficient to operate our company successfully as a REIT. Failure to maintain REIT status could adversely affect our financial condition, results of operations, cash flow, per share trading price of Lamar REIT Class A common stock and ability to satisfy debt service obligations.

The Lamar REIT charter, the Lamar REIT bylaws and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of Lamar REIT stock.

Provisions of the Lamar REIT charter, the Lamar REIT bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of Lamar REIT without the approval of the board of directors. These provisions:

•	impose restrictions on ownership and transfer of Lamar REIT common stock that are intended to facilitate our compliance with certain REIT rules relating to share ownership;

•	limit who may call a special meeting of stockholders;

•	establish advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders;

•	do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors; and

•	provide the board of directors the ability to issue additional classes and shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock without stockholder approval.

In addition, Section 203 of the DGCL generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock.

These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of Lamar REIT common stock.

Legislative or other actions affecting REITs could have a negative effect on us or our stockholders.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the United States Department of the Treasury, and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect us or our stockholders. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws, regulations and administrative interpretations applicable to us or our stockholders may be changed. Accordingly, we cannot assure you that any such change will not significantly affect our ability to qualify for taxation as a REIT or the federal income tax consequences to you or us of such qualification.

On February 26, 2014, the Chairman of the Ways and Means Committee of the U.S. House of Representatives released draft proposals titled the Tax Reform Act of 2014 that include several provisions that, if enacted, would impact our ability to qualify as a REIT. The draft proposals would impose immediate corporate level tax on the built-in gain in the assets of every “C” corporation that elects to be treated as a REIT, effective for elections made after February 26, 2014. Further, the proposals would, effective December 31, 2016, exclude all tangible property with a depreciable class life of less than 27.5 years (such as our outdoor advertising structures and displays) from the definition of “real property” for purposes of the REIT asset and income tests. If any of these proposals or legislation containing similar provisions, with such effective dates, were to become law, it could eliminate our ability to qualify to be taxed as a REIT and/or subject us to significant amounts of U.S. federal income tax at the corporate level. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock.

Distributions payable by REITs generally do not qualify for reduced tax rates.

Certain distributions payable by corporations to individuals, trusts and estates that are U.S. stockholders, as defined in “Material United States Federal Income Tax Considerations,” are eligible for federal income tax at a reduced maximum rate of 20%. Distributions payable by REITs, in contrast, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including Lamar REIT Class A common stock.

Your investment has various tax risks.

Although the provisions of the Code that will be generally relevant to an investment in shares of Lamar REIT Class A common stock are described in “Material United States Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the federal, state, local and foreign tax consequences to you with regard to an investment in shares of Lamar REIT Class A common stock.

The ability of the board of directors of Lamar REIT to revoke our REIT election, without stockholder approval, may cause adverse consequences to our stockholders.

The Lamar REIT charter provides that the board of directors may revoke or otherwise terminate the REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income, and we will be subject to federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

Risks Factors Related to Our Business

The Company’s substantial debt may adversely affect its business, financial condition and financial results.

The Company has borrowed substantially in the past and will continue to borrow in the future. At June 30, 2014, Lamar Advertising Company’s wholly owned subsidiary, Lamar Media, had $1.93 billion of total debt outstanding, consisting of $381.3 million in debt outstanding under its senior credit facility, $510.0 million in aggregate principal amount outstanding of its 5 3/8% Senior Notes due 2024, $1.04 billion in various series of senior subordinated notes, and $1.6 million of other secured indebtedness. Despite the level of debt presently outstanding, the terms of the indentures governing its notes and the terms of its senior credit facility allow Lamar Media to incur substantially more debt, including approximately $308.0 million available for borrowing as of June 30, 2014, under the revolving portion of its senior credit facility.

The Company’s substantial debt and its use of cash flow from operations to make principal and interest payments on its debt may, among other things:

•	make it more difficult for the Company to comply with the financial covenants in its senior credit facility, which could result in a default and an acceleration of all amounts outstanding under the facility;

•	limit the cash flow available to fund the Company’s working capital, capital expenditures, acquisitions or other general corporate requirements;

•	limit the Company’s ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements;

•	place the Company at a competitive disadvantage relative to those of its competitors that have less debt;

•	force the Company to seek and obtain alternate or additional sources of funding, which may be unavailable, or may be on less favorable terms, or may require the Company to obtain the consent of lenders under its senior credit facility or the holders of its other debt;

•	limit the Company’s flexibility in planning for, or reacting to, changes in its business and industry; and

•	increase the Company’s vulnerability to general adverse economic and industry conditions.

Any of these problems could adversely affect the Company’s business, financial condition and financial results.

Restrictions in the Company’s and Lamar Media’s debt agreements reduce operating flexibility and contain covenants and restrictions that create the potential for defaults, which could adversely affect the Company’s business, financial condition and financial results.

The terms of Lamar Media’s senior credit facility and the indentures relating to Lamar Media’s outstanding notes restrict the ability of the Company and Lamar Media to, among other things:

•	incur or repay debt;

•	dispose of assets;

•	create liens;

•	make investments;

•	enter into affiliate transactions; and

•	pay dividends and make inter-company distributions.

At June 30, 2014, the terms of Lamar Media’s senior credit facility restrict it from exceeding a specified senior debt ratio and Lamar Media is also subject to certain other financial covenants relating to the incurrence of additional debt. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of the specific financial ratio requirements under the senior credit facility.

The Company’s ability to comply with the financial covenants in the senior credit facility and the indentures governing Lamar Media’s outstanding notes (and to comply with similar covenants in any future agreements) depends on its operating performance, which in turn depends significantly on prevailing economic, financial and business conditions and other factors that are beyond the Company’s control. Therefore, despite its best efforts and execution of its strategic plan, the Company may be unable to comply with these financial covenants in the future.

Although we are currently in compliance with all financial covenants, the Company’s operating results were negatively impacted by the recent economic recession and there can be no assurance that the current economic environment will not further impact the Company’s results and, in turn, its ability to meet these requirements in the future. If Lamar Media fails to comply with its financial covenants, the lenders under the senior credit facility could accelerate all of the debt outstanding, which would create serious financial problems and could lead to a default under the indentures governing Lamar Media’s outstanding notes. Any of these events could adversely affect our business, financial condition and financial results.

In addition, these restrictions reduce the Company’s operating flexibility and could prevent the Company from exploiting investment, acquisition, marketing, or other time-sensitive business opportunities.

The Company’s revenues are sensitive to general economic conditions and other external events beyond the Company’s control.

The Company rents advertising space on outdoor structures to generate revenues. Advertising spending is particularly sensitive to changes in economic conditions.

Additionally, the occurrence of any of the following external events could depress the Company’s revenues:

•	a widespread reallocation of advertising expenditures to other available media by significant users of the Company’s displays; and

•	a decline in the amount spent on advertising in general or outdoor advertising in particular.

If the Company is unable to continue to grow through acquisitions, it could adversely affect our future financial performance. In addition, if we are unable to successfully integrate any completed acquisitions, our financial performance would also be adversely affected.

The Company has historically grown through acquisitions. During the six months ended June 30, 2014, we completed acquisitions for a total cash purchase price of approximately $9.2 million. We intend to continue to evaluate strategic acquisition opportunities as they arise.

The future success of our acquisition strategy could be adversely affected by many factors, including the following:

•	the pool of suitable acquisition candidates is dwindling, and we may have a more difficult time negotiating acquisitions on favorable terms;

•	we may face increased competition for acquisition candidates from other outdoor advertising companies, some of which have greater financial resources than we do, which may result in higher prices for those businesses and assets;

•	we may not have access to the capital needed to finance potential acquisitions and may be unable to obtain any required consents from our current lenders to obtain alternate financing;

•	compliance with REIT requirements may hinder our ability to make certain investments and to that extent may limit our acquisition opportunities;

•	we may be unable to integrate acquired businesses and assets effectively with our existing operations and systems as a result of unforeseen difficulties that could divert significant time, attention and effort from management that could otherwise be directed at developing existing business;

•	we may be unable to retain key personnel of acquired businesses;

•	we may not realize the benefits and cost savings anticipated in our acquisitions; and

•	as the industry consolidates further, larger mergers and acquisitions may face substantial scrutiny under antitrust laws.

These obstacles to our opportunistic acquisition strategy may have an adverse effect on our future financial results.

The Company could suffer losses due to asset impairment charges for goodwill and other intangible assets.

The Company tested goodwill for impairment on December 31, 2013. Based on the Company’s review at December 31, 2013, no impairment charge was required. The Company continues to assess whether factors or indicators become apparent that would require an interim impairment test between our annual impairment test dates. For instance, if our market capitalization is below our equity book value for a period of time without recovery, we believe there is a strong presumption that would indicate a triggering event has occurred and it is more likely than not that the fair value of one or both of our reporting units are below their carrying amount. This would require us to test the reporting units for impairment of goodwill. If this presumption cannot be overcome a reporting unit could be impaired under ASC 350 “Goodwill and Other Intangible Assets” and a non-cash charge would be required. Any such charge could have a material adverse effect on the Company’s net earnings.

The Company faces competition from larger and more diversified outdoor advertisers and other forms of advertising that could hurt its performance.

While the Company enjoys a significant market share in many of its small and medium-sized markets, the Company faces competition from other outdoor advertisers and other media in all of its markets. Although the Company is one of the largest companies focusing exclusively on outdoor advertising in a relatively fragmented industry, it competes against larger companies with diversified operations, such as television, radio and other broadcast media. These diversified competitors have the advantage of cross-selling complementary advertising products to advertisers.

The Company also competes against an increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. To a lesser extent, the Company also faces competition from other forms of media, including radio, newspapers, direct mail advertising, telephone directories and the Internet. The industry competes for advertising revenue along the following dimensions: exposure (the number of “impressions” an advertisement makes), advertising rates (generally measured in cost-per-thousand impressions), ability to target specific demographic groups or geographies, effectiveness, quality of related services (such as advertising copy design and layout) and customer service. The Company may be unable to compete successfully along these dimensions in the future, and the competitive pressures that the Company faces could adversely affect its profitability or financial performance.

Federal, state and local regulation impact the Company’s operations, financial condition and financial results.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal — Aid Primary, Interstate and National Highway Systems roads. The HBA requires states, through the adoption of individual Federal/State Agreements, to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal — Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although the Company believes that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed to applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially impacted our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

In January 2013, Scenic America, Inc., a nonprofit membership organization, filed a lawsuit against the U.S. Department of Transportation (USDOT) and the Federal Highway Administration (FHWA). The complaint alleged that (i) the FHWA exceeded its authority when the agency issued the 2007 Guidance to assist its division offices in evaluating state regulations that authorize the construction and operation of digital billboards that are in conformance with restrictions on “intermittent”, “flashing” or “moving” lights, which restrictions are contained in the individual Federal/State Agreements that implement the provisions of the HBA (the “2007 Guidance”), and in issuing the 2007 Guidance, the FHWA violated the Administrative Procedures Act (APA) by not first engaging in formal rulemaking, (ii) the 2007 Guidance violated the HBA because it adopted “a new lighting standard” without first amending the provisions of the Federal/State Agreements and (iii) the 2007 Guidance violates the HBA because digital billboards are themselves “inconsistent with customary use” of outdoor advertising, as that term is used in the HBA. As the principal remedy for these alleged violations, the complaint sought an injunction vacating the 2007 Guidance. On June 20, 2014, the U.S. District Court for the District of Columbia dismissed all challenges made by Scenic America to the 2007 Guidance finding that (i) the 2007 Guidance was an interpretive and not a substantive rule and, therefore, did not violate the APA, (ii) the 2007 Guidance did not infringe on the Federal/State Agreements and (iii) the 2007 Guidance is consistent with “customary use” and, therefore, did not violate the HBA. Scenic America filed a notice of appeal from the District Court’s judgment to the D.C. Circuit Court of Appeals on August 7, 2014.

On December 30, 2013, USDOT and FHWA published a Notice encouraging states to work with the FHWA to review their Federal/State Agreements, most of which were put in place in the late 1960s and early 1970s, to determine if amendments are advisable. FHWA encouraged each state to work with their FHWA division offices to amend its Federal/State Agreement so that it is consistent with the state’s current outdoor advertising objectives and address the evolving technology being used or that could be used in the future by the outdoor industry. The Notice details a multi-step process to achieve this goal. The Notice does not make any reference to the 2007 Guidance, nor does it recommend or require any specific substantive amendments to a state’s Federal/State Agreement. It is uncertain whether the FHWA Notice will have any impact on current federal, state or local regulation of outdoor advertising signs. To the extent that any Federal/State Agreements are amended in a manner that places new restrictions on outdoor advertising it could have a material adverse effect on our business, results of operations or financial condition.

Relatively few large scale studies have been conducted to date regarding driver safety issues, if any, related to digital billboards. On December 30, 2013, the results of a study conducted by USDOT and FHWA that looked at the effect of digital billboards and conventional billboards on driver visual behavior were issued. The conclusions of the report indicated that the presence of digital billboards did not appear to be related to a decrease in looking toward the road ahead and were generally within acceptable thresholds. The report cautioned, however, that it adds to the knowledge base but does not present definitive answers to the research questions investigated. Accordingly, the results of this or other studies may result in regulations at the federal or state level that impose greater restrictions on digital billboards. Any new restrictions on digital billboards could have a material adverse effect on both our existing inventory of digital billboards and our plans to expand our digital deployment, which could have a material adverse effect on our business, results of operations and financial condition.

The Company’s logo sign contracts are subject to state award and renewal.

In 2013, the Company generated approximately 5% of its revenues from state-awarded logo sign contracts. In bidding for these contracts, the Company generally competes against smaller, local logo sign providers. A logo sign provider incurs significant start-up costs upon being awarded a new contract. These contracts generally have a term of five to ten years, with additional renewal periods. Some states reserve the right to terminate a contract early, and most contracts require the state to pay compensation to the logo sign provider for early termination. At the end of the contract term, the logo sign provider transfers ownership of the logo sign structures to the state. Depending on the contract, the logo provider may or may not be entitled to compensation for the structures at the end of the contract term.

Of the Company’s 24 logo sign contracts in place at June 30, 2014, four are subject to renewal in 2014. The Company may be unable to renew its expiring contracts. The Company may also lose the bidding on new contracts.

The Company is controlled by significant stockholders who have the power to determine the outcome of all matters submitted to the stockholders for approval and whose interest in the Company may be different than yours.

As of September 1, 2014, members of the Reilly family, including Kevin P. Reilly, Jr., the Company’s Chairman and President, and Sean E. Reilly, the Company’s Chief Executive Officer, and their affiliates owned in the aggregate approximately 16% of the Company’s outstanding common stock, assuming the conversion of all Class B common stock to Class A common stock. As of that date, their combined holdings represented approximately 65% of the voting power of Lamar Advertising’s outstanding capital stock, which would give the Reilly family and their affiliates the power to:

•	elect the Company’s entire board of directors;

•	control the Company’s management and policies; and

•	determine the outcome of any corporate transaction or other matter requiring stockholder approval, including charter amendments, mergers, consolidations and asset sales.

The Reilly family may have interests that are different than yours in making these decisions.

If the Company’s contingency plans relating to hurricanes fail, the resulting losses could hurt the Company’s business.

The Company has determined that it is uneconomical to insure against losses resulting from hurricanes and other natural disasters. Although the Company has developed contingency plans designed to mitigate the threat posed by hurricanes to advertising structures (e.g., removing advertising faces at the onset of a storm, when possible, which better permits the structures to withstand high winds during the storm), these plans could fail and significant losses could result.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference contain statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” or similar expressions, we identify forward-looking statements. Examples of forward-looking statements include statements we make regarding our ability to qualify or to remain qualified as a REIT, our expected date of conversion to a REIT, the amount and timing of our distribution of non-REIT accumulated E&P, future prospects of growth in the outdoor advertising industry, the level of future expenditures by companies in this industry and other trends in this industry, the effects of consolidation among companies in our industry, our ability to maintain or increase our market share, our future operating results, our future distributions to our stockholders, our future capital expenditure levels, our future financing transactions and our plans to fund our future liquidity needs. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in the section entitled “Risk Factors” beginning on page 24 or incorporated by reference to this proxy statement/prospectus and other risks that are described in Lamar Advertising’s filings with the SEC.

You should keep in mind that any forward-looking statement we make in this proxy statement/prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors,” may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this proxy statement/prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this proxy statement/prospectus or elsewhere might not occur.

VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the board of directors of Lamar Advertising for use at the special meeting of stockholders to be held on [                    ], 2014, or any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on [                    ], 2014 at [            ], local time, at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana, 70808.

Purpose of the Special Meeting

The purposes of the special meeting are:

•	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 27, 2014, by and between Lamar Advertising and Lamar REIT, which is part of the reorganization of Lamar Advertising’s operations through which Lamar Advertising intends to qualify as a REIT for U.S. federal income tax purposes; and

•	To consider and vote upon a proposal to permit Lamar Advertising’s board of directors to adjourn the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

Stockholder Record Date for the Special Meeting

Lamar Advertising’s board of directors has fixed the close of business on [                    ], 2014 as the record date for determining which Lamar Advertising stockholders are entitled to notice of, and to vote those shares by proxy or at the special meeting and at any adjournment of the special meeting. On the record date, there were [            ] million shares of Class A common stock outstanding and entitled to vote and [            ] holders of record, [        ] shares of Class B common stock outstanding and entitled to vote and [            ] holders of record and [            ] whole shares of Series AA preferred stock outstanding and entitled to vote and [            ] holders of record.

During the ten-day period before the special meeting, Lamar Advertising will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at Lamar Advertising’s offices in Baton Rouge, Louisiana, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

Quorum

A quorum is necessary to hold the special meeting. The presence at the special meeting, in person or by proxy, of the holders of one-third of the shares of the Class A common stock, Class B common stock and Series AA preferred stock issued and outstanding on the record date will constitute a quorum. For the purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares present and entitled to vote at the special meeting; however, because brokers, banks or other nominees are not entitled to vote on any of the proposals absent specific instructions from the beneficial owner (as more fully described below), shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the special meeting for the purposes of establishing a quorum. At the special meeting, each share of Class A common stock is entitled to one vote, each share of Class B common stock is entitled to ten votes, and each share of Series AA preferred stock is entitled to one vote on all matters properly submitted to the Lamar Advertising stockholders.

Vote Required for Each Proposal

Proposal Number One: The affirmative vote of the holders of a majority of the votes represented by the outstanding shares of Class A common stock, Class B common stock and Series AA preferred stock entitled to vote, voting together as a single class, is required for the adoption of the merger agreement.

Proposal Number Two: The affirmative vote of a majority of the votes represented by the shares of Class A common stock, Class B common stock and Series AA preferred stock, voting together as a single class, that are present or represented by proxy at the special meeting, is required to permit Lamar Advertising’s board of directors to adjourn the special meeting, if necessary, to solicit further proxies.

The board of directors of Lamar Advertising unanimously recommends that the Lamar Advertising stockholders vote “FOR” each of the proposals.

Proxies

If you are a holder of Class A common stock, Class B common stock or Series AA preferred stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. If you are a holder of Class A common stock. All shares of Class A common stock, Class B common stock or Series AA preferred stock represented by properly executed proxy cards received before or at the Lamar Advertising special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card.

If a properly executed proxy card is returned and the stockholder has abstained from voting on one or more of the proposals, the Class A common stock, Class B common stock or Series AA preferred stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to adopt the merger agreement, abstentions have the same effect as a vote against the merger. For the proposal to adjourn the meeting to solicit additional proxies, abstentions have the same effect as a vote against such proposal.

If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker, bank or other nominee holding shares that indicates that the broker, bank or other nominee does not have discretionary authority to vote on the proposals, the shares will not be considered present at the meeting for purposes of determining the presence of a quorum and will not be considered to have been voted on the proposals. Under applicable rules and regulations of the NASDAQ Global Select Market, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. Each of the proposals is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against adoption of the merger agreement.

Revoking Your Proxy

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of Lamar Advertising in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, or (3) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Adjournment or Postponement

Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. In that event, Lamar Advertising may ask its stockholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to adopt the merger agreement. If Lamar Advertising stockholders approve this proposal, we could adjourn the meeting and use the time to solicit additional proxies.

Additionally, at any time prior to convening the special meeting, we may seek to postpone the meeting if a quorum is not present at the meeting or as otherwise permitted by the Lamar Advertising charter, the Lamar Advertising bylaws or applicable law.

Solicitation of Proxies

Lamar Advertising will bear all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Lamar Advertising will also request banks, brokers and other nominees holding shares of Class A common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, other electronic means and personal solicitation by officers or employees of Lamar Advertising. No additional compensation will be paid to officers or employees for those solicitation efforts.

Lamar Advertising has hired Alliance Advisors, LLC to assist in obtaining proxies from its stockholders on a timely basis. Lamar Advertising will pay Alliance Advisors, LLC a fee of $3,000, plus reasonable out-of-pocket expenses and disbursements, for these services.

Other Matters

Lamar Advertising is not aware of any business to be acted on at the special meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

BACKGROUND OF THE REIT CONVERSION AND THE MERGER

As part of an ongoing strategic review of our business, the board of directors of Lamar Advertising and senior management regularly consider available tax planning strategies. We historically have had significant deferred tax assets related to our NOLs in federal and state taxing jurisdictions. As we expected to exhaust our available NOLs over the course of the next few years, senior management believed that an analysis of the feasibility of Lamar Advertising converting to a REIT for federal and, where applicable, state income tax purposes should be undertaken and presented to the board of directors. In June 2012, senior management began consulting with KPMG LLP and Goodwin Procter LLP regarding the tax implications of a possible REIT conversion.

During the second half of 2012, during regularly scheduled meetings of the board of directors, the feasibility of converting to a REIT was discussed. At these meetings, senior management reported on the rationale for a possible REIT conversion, the requirements to qualify as a REIT, including the REIT income and asset tests, distribution requirements and the requirement to distribute our non-REIT accumulated earnings and profits. As a result of these discussions, we engaged KPMG LLP in August 2012 to further evaluate and advise us regarding the tax implications of a possible REIT conversion. That evaluation was to include, among other things, undertaking an analysis regarding the amount of our non-REIT accumulated earnings and profits that we would need to distribute in connection with a REIT conversion and analyzing our ability to satisfy the REIT income and asset tests currently and in the future under a variety of possible scenarios. Also, during this period, the board of directors determined that it would be advisable to request that KPMG LLP and Goodwin Procter LLP prepare a private letter ruling request to the IRS with respect to a number of REIT qualification matters. In November 2012, we submitted the private letter ruling request to the IRS. This private letter ruling request is more fully described in the section entitled “Material United States Federal Income Tax Considerations.”

In February 2013, we engaged J.P. Morgan Securities LLC to advise us with respect to the benefits and considerations of a possible REIT conversion. Throughout 2013, senior management met and spoke regularly with representatives of J.P. Morgan Securities LLC to review considerations around a possible REIT conversion, including valuation perspectives, balance sheet considerations, ability to grow and continued access to capital markets.

On February 28, 2013, at a regularly scheduled meeting of the board of directors, senior management provided the board of directors with an overview of the analysis completed to date by senior management and our advisors. Representatives of J.P. Morgan Securities LLC, Goodwin Procter LLP and Edwards Wildman Palmer LLP were present at the meeting. Representatives of J.P. Morgan Securities LLC reviewed with the board of directors the advantages and disadvantages regarding a possible REIT conversion, including the potential impact on stockholder value attributable to the REIT conversion. Representatives of J.P. Morgan Securities LLC also reviewed the impact of the possible REIT conversion on our continued ability to grow through strategic acquisitions, and on our ability to continue to access the capital markets as a REIT. In addition, representatives of J.P. Morgan Securities LLC reviewed the requirements to qualify as a REIT (including the REIT income and asset tests, distribution requirements and the distribution of non-REIT accumulated earnings and profits) and whether compliance with the REIT requirements would offset the expected advantages of the possible REIT conversion from a financial perspective. The board of directors also reviewed with senior management and our advisors the process for the determination and alternatives for payment of any required non-REIT accumulated earnings and profits distribution, as well as the timing and mechanics of distribution requirements and the utilization of NOLs to offset distribution requirements. Goodwin Procter LLP outlined the general structure of the proposed REIT conversion, indicating that the primary purpose of the merger was to facilitate compliance with REIT ownership limitations. Goodwin Procter LLP also reviewed the board’s fiduciary duties under Delaware corporate law and the complexity of complying with the REIT requirements.

In April 2013, senior management estimated the value of Lamar Advertising’s Class B common stock as of December 31, 2012 using applicable approaches, techniques, models and assumptions. This valuation was completed to assist the board of directors in determining the restrictions on ownership and transfer of Lamar

REIT stock that are intended to facilitate compliance with certain REIT rules related to share ownership. Senior management’s valuation included, among other things, consultation with an independent third-party valuation advisor.

During the remainder of 2013, we, along with our advisors, continued to discuss issues related to our private letter ruling request with the IRS. In the course of these discussions, the IRS indicated to us and our advisors that it had decided to study the current legal standards it uses to define “real estate” for purposes of the REIT provisions of the Code and would suspend issuing private letter rulings until this internal IRS study was complete.

On May 23, 2013, at a regularly scheduled meeting of the board of directors, senior management provided an overview of discussions to date with the IRS concerning our private letter ruling request. Senior management noted its understanding that the IRS’s internal review is intended to determine if any changes or refinements should be made to its current legal standards. The board of directors was informed that, based on these discussions with the IRS and consultation with our advisors, senior management had no reason to conclude that we would not be in a position to complete the previously announced plan to convert to a REIT no earlier than January 1, 2014, subject to final board approval.

On September 26, 2013, at a regularly scheduled meeting of the board of directors, senior management provided an update to the board of directors on the status of the private letter ruling request and indicated that that process remained ongoing and there were no material updates on the status of the IRS internal review.

On November 14, 2013, we were advised by the IRS that it would resume issuing private letter rulings regarding the REIT provisions of the Code. We were also informed that the IRS was actively working on our private letter ruling request.

On November 19, 2013, in the course of our ongoing discussions with the IRS, we were informed that the IRS would no longer issue private letter rulings addressing whether outdoor advertising displays qualify as real property under the REIT rules because of the availability of the election under Code § 1033(g)(3) to treat outdoor advertising displays as real property for all purposes under Chapter 1 of the Code, which includes the REIT provisions. As a result, we amended our ruling request and represented to the IRS that we intend to make the election under Code §1033(g)(3) to treat our outdoor advertising displays as real property.

On December 12, 2013, at a regularly scheduled meeting of the board of directors, senior management reviewed the REIT distribution requirements, dividend policy and our current and expected future capital structure with respect to outstanding debt obligations. Senior management also reviewed the evaluation of our non-REIT accumulated earnings and profits and projected distribution requirements. Representatives of J.P. Morgan Securities LLC, Goodwin Procter LLP and Edwards Wildman Palmer LLP were present at the meeting. The structuring considerations relating to our assets and the use of TRSs to hold our transit advertising business, advertising services business, our foreign operations in Canada and Puerto Rico and certain miscellaneous investments following the REIT conversion were detailed. The board of directors also considered and reviewed potential concerns raised by the REIT conversion, including any limitations on our ability to buy non-qualifying assets or expand non-real estate activities, investor pressures against pursuing growth opportunities that are not immediately accretive and the impact of potential future legislative tax changes on REITs. Following this discussion, the board of directors unanimously approved an internal corporate restructuring that would transfer most of our transit advertising business, our advertising services business and our foreign operations in Canada and Puerto Rico to our TRSs to facilitate our compliance with the REIT income and asset test requirements for the 2014 taxable year.

On February 26, 2014, at a regularly scheduled meeting of the board of directors, senior management provided an update on the status of our private letter ruling request. Senior management also provided an update on the internal corporate restructuring that was completed as of December 31, 2013.

In April 2014, we received our private letter ruling from the IRS, confirming, among other matters, that our income from renting space on outdoor advertising displays qualifies as rents from real property for REIT purposes, as described further in the section entitled “Material United States Federal Income Tax Considerations.”

On May 21, 2014, at a regularly scheduled meeting of the board of directors, after discussion and review of the benefits, detriments and procedural requirements specified above in connection with the proposed REIT conversion with senior management, the board of directors unanimously approved the commencement of the steps necessary for Lamar Advertising to qualify, no earlier than January 1, 2014, as a REIT for tax purposes and directed senior management to proceed with the proposed REIT conversion, subject to final board approval.

On August 26, 2014, at a special meeting of the board of directors of Lamar Advertising and Lamar REIT, the board of directors met with senior management to continue their review of the proposed REIT conversion. Representatives of Goodwin Procter LLP and Edwards Wildman Palmer LLP were also present at the meeting. The board of directors reviewed the merger agreement, the proposed Lamar REIT charter and the Lamar REIT bylaws and discussed the terms and conditions thereof. The board of directors also reviewed and discussed with management the restrictions on ownership and transfer included in the Lamar REIT charter. The board of directors reviewed the approaches, techniques, models and assumptions that were used by management in order to estimate the value of the Class B common stock. Management’s valuation of the Class B common stock, which included an update as of March 31, 2014, included, among other things, consultation with an independent third-party valuation advisor. Following these discussions, the board of directors unanimously approved the Lamar REIT charter, the Lamar REIT bylaws and the merger agreement, and after determining that it is in the best interests of Lamar Advertising and its stockholders, unanimously recommended that Lamar Advertising stockholders vote “for” the adoption of the merger agreement.

REASONS FOR THE MERGER AND REIT CONVERSION

The board of directors of Lamar Advertising has unanimously determined that the merger, which we believe is an important element of the REIT conversion, and the related transactions are fair to, and in the best interests of, Lamar Advertising and its stockholders. In reaching this determination, the board of directors consulted with management, as well as J.P. Morgan Securities LLC, KPMG LLP and its legal advisors. The factors considered by the board of directors in reaching its determination included, but were not limited to, the following:

•	To increase stockholder value: As a REIT, we believe we will be able to increase the value of Lamar REIT common stock by reducing corporate level taxes on most of our domestic income, primarily the income we receive from leasing our outdoor advertising structures, which in turn may increase the amount of future distributions to stockholders;

•	To establish regular distributions to stockholders: We believe our stockholders will benefit from establishing regular cash distributions, resulting in a yield-oriented stock;

•	To expand our base of potential stockholders: By becoming a company that makes regular distributions to its stockholders, our stockholder base may expand to include investors attracted by yield, which may improve the liquidity of the Lamar REIT common stock and provide a broader stockholder base; and

•	To comply with REIT qualification rules: The merger will facilitate our compliance with certain REIT rules by merging Lamar Advertising with and into Lamar REIT, the latter of which will adopt an amended and restated certificate of incorporation which implements share ownership and transfer restrictions necessary to facilitate our compliance with the REIT rules related to share ownership.

The board of directors of Lamar Advertising weighed the advantages of the REIT conversion against disadvantages and potential risks that include, but are not limited to, the fact that as a REIT we will be unable to retain earnings as we will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain) and that we will need to comply with highly technical REIT qualification provisions, which may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs. In addition, the board of directors of Lamar Advertising considered the potential risks discussed in “Risk Factors — Risks Related to the REIT Conversion and the Merger.”

The foregoing discussion does not include all of the information and factors considered by the board of directors. The board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

Lamar REIT is a newly formed, wholly owned subsidiary of Lamar Advertising. Lamar REIT currently holds a small amount of cash as its only asset. The merger agreement provides that Lamar Advertising will merge with and into Lamar REIT, at which time the separate corporate existence of Lamar Advertising will cease and Lamar REIT will be the surviving entity of the merger. Upon the effectiveness of the merger, the outstanding shares of Class A common stock of Lamar Advertising will be converted into the right to receive the same number of shares of Lamar REIT Class A common stock, the outstanding shares of Class B common stock of Lamar Advertising will be converted into the right to receive the same number of shares of Lamar REIT Class B common stock and the outstanding shares of Series AA preferred stock of Lamar Advertising will be converted into the right to receive the same number of shares of Lamar REIT Series AA preferred stock. The respective powers, preferences, rights, qualifications, limitations and restrictions, including voting rights, relating to the Lamar REIT Class A common stock, Lamar REIT Class B common stock and Lamar REIT Series AA preferred stock received in the merger will be identical to the respective powers, preferences, rights, qualifications, limitations and restrictions relating to the Class A common stock, Class B common stock and Series AA preferred stock immediately prior to the merger. In addition, upon the effectiveness of the merger, Lamar REIT will change its name to “Lamar Advertising Company” and will succeed to and continue to operate, directly or indirectly, the existing business of Lamar Advertising.

The board of directors of Lamar Advertising and the board of directors of Lamar REIT have approved the merger agreement, subject to stockholder approval. The merger will become effective at the time the certificate of merger is submitted for filing and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as specified in the certificate of merger. We currently anticipate that the merger will be completed following the special meeting of stockholders, receipt of stockholder approval of the adoption of the merger agreement and the satisfaction or waiver of the other conditions to the merger as described in the section entitled “Conditions to Completion of the Merger.” However, the board of directors of Lamar Advertising reserves the right to cancel or defer the merger even if its stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of Lamar Advertising and its stockholders.

Exchange of Stock Certificates

Surrender of Certificates. American Stock Transfer and Trust Company will act as exchange agent for the merger. As soon as reasonably practicable following completion of the merger, the exchange agent will mail to each registered holder of Class A common stock a letter of transmittal containing instructions for surrendering each holder’s certificate. Holders who properly submit a letter of transmittal and surrender their Class A common stock certificates to the exchange agent will receive a certificate representing the same number of shares of Lamar REIT Class A common stock as reflected in the surrendered certificates representing shares of Class A common stock. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the merger, each certificate representing shares of Class A common stock will be deemed for all purposes to evidence a right to receive the same number of shares of Lamar REIT Class A common stock, as applicable, until such certificate is exchanged for a certificate representing an equal number of shares of Lamar REIT Class A common stock.

If you currently hold shares of Lamar Advertising common stock in uncertificated form, you will receive a notice of the completion of the merger and your shares of Lamar REIT common stock received in connection with the merger will continue to exist in uncertificated form.

If you currently hold shares of Class B common stock or Series AA preferred stock, as soon as reasonably practicable following completion of the merger, Lamar REIT will send you a letter of transmittal explaining how to exchange your certificates representing shares of Class B common stock or Series AA preferred stock for certificates representing shares of Lamar REIT Class B common stock or Series AA preferred stock. Holders who properly submit a letter of transmittal and surrender their Class B common stock or Series AA preferred stock certificates to Lamar REIT will receive a certificate representing the same number of shares of Lamar REIT Class B common stock or Series AA preferred stock, respectively. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the merger, each certificate representing shares of Class B common stock or Series AA preferred stock will be deemed for all purposes to evidence a right to receive the same number of shares of Lamar REIT Class B common stock or Series AA preferred stock until such certificate is exchanged for a certificate representing an equal number of shares of Lamar REIT Class B common stock or Series AA preferred stock.

Lost Certificates. If any Lamar Advertising certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by Lamar REIT, post a reasonable bond as indemnity against any claim that may be made against Lamar REIT with respect to such lost certificate.

Stock Transfer Books. At the completion of the merger, Lamar Advertising will close its stock transfer books, and no subsequent transfers of capital stock will be recorded on such books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•	Organizational Documents of Lamar REIT. The certificate of incorporation and bylaws of Lamar REIT will be amended prior to the merger and the certificate of incorporation, as so amended, will be the Lamar REIT charter and bylaws following the completion of the merger. Copies of the form of the Lamar REIT charter and Lamar REIT bylaws are set forth in Annex B-1 and Annex B-2, respectively, of this proxy statement/prospectus. See also the section entitled “Description of Lamar REIT Capital Stock.”

•	Directors and Officers. The directors and officers of Lamar Advertising serving as directors and officers of Lamar Advertising immediately prior to the effective time of the merger will be the directors and officers of Lamar REIT immediately after the merger.

•	Stock Incentive Plans, Employee Stock Purchase Plan and Deferred Compensation Plan. Lamar REIT will assume Lamar Advertising’s Amended and Restated 1996 Equity Incentive Plan and the 2009 Employee Stock Purchase Plan, which we refer to collectively as the Plans, and each, a Plan, and all rights of participants to acquire shares of Class A common stock under any Plan will be converted into rights to acquire shares of Lamar REIT Class A common stock in accordance with the terms of the Plans. Lamar REIT will also assume Lamar Advertising’s Deferred Compensation Plan.

•	Distributions. Lamar Advertising’s obligations with respect to any distributions to the stockholders of Lamar Advertising that have been declared by Lamar Advertising but not paid prior to the completion of the merger will be assumed by Lamar REIT.

•	Listing of Lamar REIT Class A common stock. We expect that the Lamar REIT Class A common stock will trade on the NASDAQ under our current symbol “LAMR” following the completion of the merger.

Conditions to Completion of the Merger

The board of directors of Lamar Advertising has the right to cancel or defer the merger even if stockholders of Lamar Advertising vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of Lamar Advertising and its stockholders. The respective obligations of Lamar Advertising and Lamar REIT to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	adoption of the merger agreement by the requisite vote of the stockholders of Lamar Advertising and Lamar REIT;

•	the board of directors of Lamar Advertising shall not have determined that the transactions constituting the REIT conversion that impact Lamar Advertising REIT’s qualification as a REIT for federal income tax purposes have not occurred or are not reasonably likely to occur;

•	Lamar REIT will have amended and restated its certificate of incorporation to read in substantially the form attached hereto as Annex B-1;

•	Lamar REIT will have amended its bylaws to read substantially in the form attached hereto as Annex B-2;

•	receipt by Lamar Advertising from its tax counsel of an opinion to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that each of Lamar Advertising and Lamar REIT is a party to a reorganization within the meaning of Section 368(b) of the Code;

•	approval for listing on the NASDAQ of Lamar REIT Class A common stock, subject to official notice of issuance;

•	the effectiveness of the Registration Statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

•	the determination by the board of directors of Lamar Advertising, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of Lamar REIT to qualify as a REIT, (b) increasing the federal tax liabilities of Lamar Advertising or of Lamar REIT resulting from the REIT conversion or (c) reducing the expected benefits to Lamar REIT resulting from the REIT conversion; and

•	receipt of all governmental approvals and third party consents to the merger, except for approvals or consents as would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of Lamar REIT and its subsidiaries taken as a whole.

Termination of the Merger Agreement

The board of directors of Lamar Advertising has the right to terminate the merger agreement and abandon the merger at any time prior to its completion, before or after approval of the merger agreement by the stockholders of Lamar Advertising, in its sole discretion.

We have no current intention of abandoning the merger subsequent to the special meeting if stockholder approval is obtained and the other conditions to the merger are satisfied or waived. However, the board of directors of Lamar Advertising reserves the right to cancel or defer the merger or the REIT conversion even if stockholders of Lamar Advertising vote to adopt the merger agreement, which is an important element of the REIT conversion, and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger or the REIT conversion is no longer in the best interests of Lamar Advertising and its stockholders.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement and the transaction contemplated thereby, other than compliance with applicable federal and state securities laws and the filing and acceptance of a certificate of merger as required under the DGCL.

Absence of Dissenters’ Rights for Holders of Lamar Advertising Class A Common Stock

Pursuant to Section 262(b)(1) of the DGCL, the holders of Lamar Advertising Class A common stock will not be entitled to dissenters’ rights of appraisal as a result of the merger.

Dissenters’ Rights for Holders of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock

Holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who do not vote for the adoption of the merger agreement and who are otherwise eligible and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock in connection with the merger. This means that such holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock are entitled to obtain a judicial determination of the fair value of their Lamar Advertising Class B common stock or of their Lamar Advertising Series AA preferred stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and entitled to receive payment based upon that valuation, together with interest, if any, to be paid upon the amount determined to be a fair value, in lieu of any consideration to be received under the merger agreement.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a holder of Lamar Advertising Class B common stock or a holder of Lamar Advertising Series AA preferred stock in order to properly demand and perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex C. The preservation and exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights.

If you, as a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock, wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C hereto and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary, and should be executed by, or on behalf of, the record holder of the shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock. Holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who desire to exercise their appraisal rights must not vote in favor of adoption of the merger agreement and must continuously hold their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock through the effective date of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice to the holders of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock and Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C.

If you, as a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock, wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Lamar Advertising, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock. If you sign and return a proxy card that does not contain voting instructions you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. However, neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs Lamar Advertising of the identity of the holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock and that such holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock intends thereby to demand appraisal of such holder’s shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective date of the merger. Accordingly, a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who is the record holder of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock on the record date for the special meeting is entitled to assert appraisal rights for such shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock registered in that holder’s name. To be effective, a demand for appraisal by a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock must be made by, or on behalf of, such holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock of record. Beneficial owners who do not also hold their Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock of record may not directly make appraisal demands to Lamar Advertising. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock. If shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a holder of record of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock; however, the agent must identify the record owner or owners of such Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock as to which appraisal is sought. Where no number of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock is expressly mentioned, the demand will be presumed to cover all shares of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock held in the name of the record owner.

If any a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who demands appraisal under the DGCL fails to perfect or has effectively withdrawn or lost its right of appraisal, each share of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock held by such holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock will be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive the merger consideration. A holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock may withdraw his or her demand for appraisal and agree to accept the merger consideration by delivering to us a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration within 60 days after the effective date of the merger (or thereafter with the consent of the surviving entity). Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the merger consideration offered within 60 days after the effective date.

Within 10 days after the effective date of the merger, the surviving entity will notify each holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective date of the merger. Within 120 days after the effective date of the merger, but not thereafter, either the surviving entity, or any holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the fair value of the shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock held by all holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock entitled to appraisal. A person who is the beneficial owner of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock, service of a copy of such petition shall be made upon the surviving entity. The surviving entity of the merger does not have an obligation to file such a petition in the event there are dissenting holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock. Accordingly, the failure of a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock to file such a petition within the period specified could nullify the holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock’s previously written demand for appraisal. Lamar Advertising has no present intent to cause an appraisal petition to be filed, and holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock seeking to exercise appraisal rights should not assume that the surviving entity will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock. Accordingly, holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who desire to have their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Court of Chancery and made payable by the parties as the Court of Chancery deems equitable in the circumstances. The Court of Chancery also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock and a copy of the petition is delivered to the surviving entity of the merger, such surviving entity will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all holders of Lamar Advertising Class B common stock and Lamar Advertising Series AA preferred stock who have demanded payment for their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock and with whom agreements as to the value of their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock have not been reached by the surviving entity. After notice to dissenting holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who demanded payment of their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the holders of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who have demanded appraisal for their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock.

Within 120 days after the effective date, any holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. These statements must be mailed to the holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock within 10 days after a written request by such holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock for the information has been received by the surviving entity, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

After determination of the holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock entitled to appraisal of their shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock (unless the Court of Chancery, in its discretion, proceeds to trial upon the appraisal prior to the final determination of the holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock entitled to an appraisal), the Court of Chancery will appraise the shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, to the holder of Lamar Advertising Class B common stock or Lamar Advertising Series

AA preferred stock entitled to receive the same, upon surrender by such holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock of their certificates representing such shares.

Any holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock as of a date prior to the effective date of the merger.

If you desire to exercise appraisal rights as a holder of Lamar Advertising Class B common stock or Lamar Advertising Series AA preferred stock, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Restrictions on Sales of Lamar REIT Common Stock and Series AA Preferred Stock Issued Pursuant to the Merger

The shares of Lamar REIT common stock to be issued in connection with the merger will, subject to the restrictions on the transfer and ownership of Lamar REIT common stock set forth in the Lamar REIT charter, be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Lamar Advertising for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with, Lamar Advertising and may include the executive officers, directors and significant stockholders of Lamar Advertising.

The shares of Lamar REIT Series AA preferred stock to be issued in connection with the merger will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended. These shares are not being registered pursuant to this registration statement and will not be so registered. Accordingly, shares of Lamar REIT Series AA preferred stock issued in the merger will be “restricted securities” under Rule 144 of the Securities Act. The certificate(s) representing shares of Lamar REIT Series AA preferred stock will bear appropriate legends to that effect, and any holder of shares of Lamar REIT Series AA preferred stock must hold the shares indefinitely unless their disposition is registered with the SEC and qualified by applicable state authorities or exemptions from such registration and qualification are available.

Accounting Treatment of the Merger

For accounting purposes, the merger of Lamar Advertising with and into Lamar REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in Lamar REIT is the carryover basis of Lamar Advertising. Stockholder’s equity of Lamar REIT will be that carried over from Lamar Advertising, after giving effect to the distribution of non-REIT accumulated E&P.

OTHER RESTRUCTURING TRANSACTIONS

During the course of 2013 and the early part of 2014, we completed an internal corporate restructuring to transfer certain of our assets and activities to newly formed, wholly owned TRSs, resulting in a structure that is intended to be in compliance with certain REIT qualification requirements for the 2014 taxable year. Following this restructuring, we now hold and operate certain of our assets that cannot be held and operated directly by a REIT through TRSs. The assets held in our TRSs primarily consist of our transit advertising business, advertising services business and our foreign operations in Canada and Puerto Rico. Our TRS assets and operations will continue to be subject, as applicable, to U.S. federal and state corporate income taxes. Furthermore, our assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. Net income from our TRSs will either be retained by our TRSs and used to fund their operations, or distributed to us, where it will be reinvested by us in our business or be available for distribution to our stockholders.

DIVIDEND AND DISTRIBUTION POLICY

On June 30, 2014 the Company paid a cash dividend to its common stockholders of approximately $79.0 million, or $0.83 per share of common stock, in anticipation of commencing to operate as a REIT effective January 1, 2014. On August 26, 2014, Lamar Advertising’s board of directors declared a cash dividend of $0.83 per share of common stock, payable on September 30, 2014 to holders of record of Lamar Advertising Class A common stock and Class B common stock on September 22, 2014. We expect to continue to declare regular quarterly distributions to holders of Lamar REIT common stock on an ongoing basis, the amount of which will be determined, and is subject to adjustment, by the board of directors. Any such dividends will be paid on all shares of common stock outstanding at the time of such payment. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income so as to not be subject to the income or excise tax on undistributed REIT taxable income. We may utilize available federal NOLs to reduce our REIT taxable income, and thus we may not be required to distribute material amounts of cash to qualify for taxation as a REIT or we may be able to reduce our required distributions. The federal NOLs expire beginning in 2020 through 2032. See the section entitled “Material United States Federal Income Tax Considerations.”

We expect that distributions will be declared quarterly. The amount, timing and frequency of distributions, however, will be at the sole discretion of the board of directors and will be declared based upon various factors, many of which are beyond our control, including:

•	our financial condition and operating cash flows;

•	our retention of cash to pursue acquisitions;

•	our operating and other expenses;

•	debt service requirements;

•	capital expenditure requirements;

•	the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay;

•	limitations on distributions in our existing and future debt instruments;

•	our ability to utilize NOLs to offset our distribution requirements;

•	limitations on our ability to fund distributions using cash generated through our TRSs; and

•	other factors that the board of directors may deem relevant.

Lamar REIT Series AA preferred stock will be entitled to preferential dividends, in an annual aggregate amount of $364,904, before any dividends may be paid on Lamar REIT common stock.

We anticipate that distributions will generally be paid from cash from operations after debt service requirements and non-discretionary capital expenditures. To the extent that our cash available for distribution is insufficient to allow us to satisfy the REIT distribution requirements, we currently intend to borrow funds to make distributions consistent with this policy. Our ability to fund distributions through borrowings is subject to continued compliance with debt covenants, as well as the availability of borrowing capacity under our lending arrangements. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce our anticipated quarterly distributions. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section entitled “Risk Factors.”

DISTRIBUTION OF NON-REIT ACCUMULATED E&P

Lamar Advertising has historically been treated as a taxable “C” corporation for U.S. federal income tax purposes. As a “C” corporation, any taxable income in any given taxable year not distributed to our stockholders or otherwise reduced by offsetting net losses in later taxable years resulted in accumulated earnings and profits for U.S. federal income tax purposes. A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a regular “C” corporation. For Lamar REIT to elect REIT status for the taxable year that began on January 1, 2014, we must distribute to our stockholders on or before December 31, 2014 our previously undistributed accumulated earnings and profits attributable to the taxable periods ending prior to January 1, 2014. We currently estimate that, if we elect REIT status as of January 1, 2014, the aggregate amount of our non-REIT accumulated E&P will be approximately $40 million. The board of directors declared a quarterly cash dividend of $0.83 per share of common stock on August 26, 2014, which is payable on September 30, 2014 to holders of record of Class A common stock and Class B common stock on September 22, 2014. Lamar Advertising previously paid a dividend of $0.83 per share of common stock on June 30, 2014. We expect that the amounts declared and paid in connection with the June 30, 2014 dividend, the September 30, 2014 dividend and the other regular quarterly dividend we expect to pay in 2014, will be in an amount sufficient to enable us to distribute our non-REIT accumulated E&P no later than December 31, 2014. As a result, we do not expect to pay a one-time special distribution of our non-REIT accumulated E&P. However, if this distribution of our non-REIT accumulated E&P in connection with the payment of regular quarterly dividends in 2014 is not sufficient to fully distribute our non-REIT accumulated E&P, we will make one or more additional distributions to the holders of Lamar REIT common stock in cash prior to the end of 2014. The tax rules provide for potentially different taxation of dividends paid out of non-REIT accumulated E&P and dividends paid out of REIT earnings and profits and also provide for earnings and profits ordering rules that may not correspond to the dividend payment mechanic described above. Please see the section entitled “Material United States Federal Income Tax Considerations — Taxation of U.S. Stockholders — Distributions by Lamar REIT” for more information about the tax consequences of our distributions.

OUR BUSINESS

General

Set forth below is a description of the business of Lamar Advertising. Lamar Advertising REIT Company, a wholly owned subsidiary of Lamar Advertising, was incorporated in Delaware on May 16, 2014 to succeed to and continue the business of Lamar Advertising, which is described below, upon completion of the merger of Lamar Advertising with and into Lamar REIT. Effective at the time of the merger, Lamar REIT will be renamed “Lamar Advertising Company” and will continue the business currently conducted by Lamar Advertising. Lamar REIT has no material assets or liabilities and has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

General

Lamar Advertising is one of the largest outdoor advertising companies in the United States based on number of displays and has operated under the Lamar name since 1902. We operate in a single operating and reporting segment, advertising. We rent advertising space on billboards, buses, shelters, benches and logo plates. As of June 30, 2014, we owned and operated approximately 145,000 billboard advertising displays in 44 states, Canada and Puerto Rico, approximately 130,000 logo advertising displays in 23 states and the province of Ontario, Canada, and operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

Our Business

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards. We rent most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to these traditional billboards, we also rent space on digital billboards, which are generally located on major traffic arteries and city streets. As of June 30, 2014, we owned and operated over 1,900 digital billboard advertising displays in 41 states, Canada and Puerto Rico.

Logo Signs. We rent advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

We are the largest provider of logo signs in the United States. As of June 30, 2014, we operated 23 of the 26 privatized state logo sign contracts, constituting approximately 130,000 logo sign advertising displays in those 23 states and Canada.

Transit Advertising Displays. We also rent advertising space on the exterior and interior of public transportation vehicles, transit shelters and benches in over 60 markets. As of June 30, 2014, we operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico.

Operating Strategies

We strive to be a leading provider of outdoor advertising services in each of the markets that we serve, and our operating strategies for achieving that goal include:

Continuing to Provide High Quality Local Sales and Service. We seek to identify and closely monitor the needs of our customers and to provide them with a full complement of high quality advertising services. Local advertising constituted approximately 78% of our net revenues for the year ended December 31, 2013, which management believes is higher than the industry average. We believe that the experience of our regional, territory and local managers has contributed greatly to our success. For example, our regional managers have been with us for an average of 31 years. In an effort to provide high quality sales and service at the local level, we employed approximately 825 local account executives as of December 31, 2013. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of our central office, as well as our offices in other markets, in the event business opportunities or customers’ needs support such an allocation of resources.

Continuing a Centralized Control and Decentralized Management Structure. Our management believes that, for our particular business, centralized control and a decentralized organization provide for greater economies of scale and are more responsive to local market demands. Therefore, we maintain centralized accounting and financial control over our local operations, but our local managers are responsible for the day-to-day operations in each local market and are compensated according to that market’s financial performance.

Continuing to Focus on Internal Growth. Within our existing markets, we seek to increase our revenue and improve cash flow by employing highly-targeted local marketing efforts to improve our display occupancy rates and by increasing advertising rates where and when demand can absorb rate increases. Our local offices spearhead this effort and respond to local customer demands quickly.

In addition, we routinely invest in upgrading our existing displays and constructing new displays. During the last ten years we invested approximately $1.2 billion in capitalized expenditures, which include improvements to our existing displays and in constructing new displays. Our regular improvement and expansion of our advertising display inventory allows us to provide high quality service to our current advertisers and to attract new advertisers.

Continuing to Pursue Other Outdoor Advertising Opportunities. We plan to renew existing logo sign contracts and pursue additional logo sign contracts. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and states converting from government-owned and operated programs to privately-owned and operated programs. Furthermore, we plan to pursue additional tourist oriented directional sign programs in both the United States and Canada and also other motorist information signing programs as opportunities present themselves. In addition, in an effort to maintain market share, we continue to pursue attractive transit advertising opportunities as they become available.

Reinvesting in Capital Expenditures Including Digital Technology. We have historically invested in capital expenditures, however, during 2009 and 2010, we significantly reduced our capital expenditures to position the Company to manage through the economic recession. As a result of the economic recovery, the Company began to reinvest in capital expenditures beginning in 2011. We spent approximately $106 million in total capital expenditures in fiscal 2013, of which $50.2 million was spent on digital technology. We expect our 2014 capitalized expenditures to closely approximate our spending in 2013.

Company Operations

Billboard Advertising

We rent most of our advertising space on two types of billboard advertising displays: bulletins and posters. As of June 30, 2014, we owned and operated approximately 145,000 billboard advertising displays in 44 states, Canada and Puerto Rico. In 2013, we derived approximately 72% of our billboard advertising net revenues from bulletin sales and 28% from poster sales.

Bulletins are large advertising structures (the most common size is fourteen feet high by forty-eight feet wide, or 672 square feet) consisting of panels on which advertising copy is displayed. We wrap advertising copy printed with computer-generated graphics on a single sheet of vinyl around the structure. To attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways and target vehicular traffic. At June 30, 2014, we operated approximately 69,000 bulletin displays.

We generally rent individually-selected bulletin space to advertisers for the duration of the contract (usually one to twelve months). We also rent space on bulletins as part of a rotary plan under which we rotate the advertising copy from one bulletin location to another within a particular market at stated intervals (usually every sixty to ninety days) to achieve greater reach within that market.

Posters are smaller advertising structures (the most common size is eleven feet high by twenty-three feet wide, or 250 square feet; we also operate junior posters, which are five feet high by eleven feet wide, or 55 square feet). Poster panels utilize a single flexible sheet of polyethylene material that inserts into the face of the panel. Posters are concentrated on major traffic arteries and target vehicular traffic, and junior posters are concentrated on city streets and target hard-to-reach pedestrian traffic and nearby residents. At June 30, 2014, we operated approximately 76,000 poster displays.

In some cases, we rent poster space for thirty- and sixty-day periods in packages called “showings,” which comprise a given number of displays in a specified market area. We place and spread out the displays making up a showing in well-traveled areas to reach a wide audience in the particular market.

In addition to the traditional displays described above, we also rent space on digital billboards. Digital billboards are large electronic light emitting diode (LED) displays (the most common sizes are fourteen feet high by forty-eight feet wide, or 672 square feet; ten and a half feet high by thirty six feet wide, or 378 square feet; and ten feet high by twenty-one feet wide, or 210 square feet) that are generally located on major traffic arteries and city streets. Digital billboards are capable of generating over one billion colors and vary in brightness based on ambient conditions. They display completely digital advertising copy from various advertisers in a slide show fashion, rotating each advertisement approximately every 6 to 8 seconds. At June 30, 2014, we operated over 1,900 digital billboards in various markets, which represents approximately 16% of billboard advertising net revenue.

We own the physical structures on which the advertising copy is displayed. We build the structures on locations we either own or lease. In each local office, one employee typically performs site leasing activities for the markets served by that office.

In the majority of our markets, our local production staffs perform the full range of activities required to create and install billboard advertising displays. Production work includes creating the advertising copy design and layout, coordinating its printing and installing the designs on the displays. We provide our production services to local advertisers and to advertisers that are not represented by advertising agencies, as most national advertisers represented by advertising agencies use preprinted designs that require only our installation. Our talented design staff uses state-of-the-art technology to prepare creative, eye-catching displays for our customers. We can also help with the strategic placement of advertisements throughout an advertiser’s market by using software that allows us to analyze the target audience and its demographics. Our artists also assist in developing marketing presentations, demonstrations and strategies to attract new customers.

In marketing billboard displays to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers, which are described in the section entitled — “Competition” below.

Logo Sign Advertising

We entered the logo sign advertising business in 1988 and have become the largest provider of logo sign services in the United States, operating 23 of the 26 privatized state logo contracts as of June 30, 2014. We erect logo signs, which generally advertise nearby gas, food, camping, lodging and other attractions, and directional signs, which direct vehicle traffic to nearby services and tourist attractions, near highway exits. As of June 30, 2014, we operated over 42,000 logo sign structures containing approximately 130,000 logo advertising displays in the United States and Canada.

We operate the logo sign contracts in the province of Ontario, Canada and in the following states:

Colorado	Louisiana	Montana	Oklahoma
Delaware	Maine	Nebraska	South Carolina
Florida	Michigan	Nevada	Utah
Georgia	Minnesota	New Jersey	Virginia
Kansas	Mississippi	New Mexico	Wisconsin
Kentucky	Missouri(1)	Ohio

(1)	The logo sign contract in Missouri is operated by a 66 2⁄3% owned partnership.

We also operate the tourist oriented directional signing (“TODS”) programs for the states of Colorado, Kansas, Kentucky, Louisiana, Michigan, Missouri, Montana, Nebraska, Nevada, New Jersey, Ohio, South Carolina, Virginia and the province of Ontario, Canada.

Our logo and TODS operations are decentralized. Generally, each office is staffed with an experienced local general manager, local sales and office staff and a local signing sub-contractor. This decentralization allows the management staff of Interstate Logos, L.L.C. (the subsidiary that operates all of the logo and directional sign-related businesses) to travel extensively to the various operations and serve in a technical and management advisory capacity and monitor regulatory and contract compliance. We also run a silk screening operation in Baton Rouge, Louisiana and a display construction company in Atlanta, Georgia.

State logo sign contracts represent the exclusive right to erect and operate logo signs within a state for a period of time. The terms of the contracts vary, but generally range from five to ten years, with additional renewal terms. Each logo sign contract generally allows the state to terminate the contract prior to its expiration and, in most cases, with compensation for the termination to be paid to the company. When a logo sign contract expires, we transfer ownership of the advertising structures to the state. Depending on the contract, we may or may not be entitled to compensation at that time. Of our 24 logo sign contracts in place, in the United States and Canada, at June 30, 2014, four are subject to renewal in 2014.

States usually award new logo sign contracts and renew expiring logo sign contracts through an open proposal process. In bidding for new and renewal contracts, we compete against three other national logo sign providers, as well as local companies based in the state soliciting proposals.

In marketing logo signs to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers, which are described in the section entitled — “Competition” below.

Transit Advertising

We entered into the transit advertising business in 1993 as a way to complement our existing business and maintain market share in certain markets. Transit contracts are generally with the local municipalities and allow us the exclusive right to rent advertising space to customers on buses, benches or shelters. The terms of the contracts vary but generally range between 5-15 years, many with renewable options for contract extension. We provide transit advertising displays on bus shelters, benches and buses in over 60 transit markets, and our production staff provides a full range of creative and installation services to our transit advertising customers. As of June 30, 2014, we operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico.

Municipalities usually award new transit advertising contracts and renew expiring transit advertising contracts through an open bidding process. In bidding for new and renewal contracts, we compete against national outdoor advertising providers and local, on-premise sign providers and sign construction companies. Transit advertising operators incur start-up costs to build and install the advertising structures (such as transit shelters) upon being awarded contracts.

In marketing transit advertising displays to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers, which are described in the section entitled — “Competition” below.

Competition

Although the outdoor advertising industry has encountered a wave of consolidation, the industry remains fragmented. The industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as smaller, local companies operating a limited number of structures in one or a few local markets.

Although we primarily focus on small to mid-size markets where we can attain a strong market share, in each of our markets, we compete against other providers of outdoor advertising and other types of media, including:

•	Larger outdoor advertising providers, such as (i) Clear Channel Outdoor Holdings, Inc., which operates billboards, street furniture displays, transit displays and other out-of-home advertising displays in North America and worldwide and (ii) CBS Outdoor Americas Inc., which operates traditional outdoor, street furniture and transit advertising properties in North America and worldwide. Clear Channel Outdoor and CBS Outdoor each have corporate relationships with large media conglomerates and may have greater total resources, product offerings and opportunities for cross-selling than we do.

•	Broadcast and cable television, radio, print media, direct mail marketing, the internet, social media and applications used in conjunction with wireless devices.

•	An increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets and advertising displays on taxis, trains and buses.

In selecting the form of media through which to advertise, advertisers evaluate their ability to target audiences having a specific demographic profile, lifestyle, brand or media consumption or purchasing behavior or audiences located in, or traveling through, a particular geography. Advertisers also compare the relative costs of available media, evaluating the number of impressions (potential viewings), exposure (the opportunity for advertising to be seen) and circulation (traffic volume in a market), as well as potential effectiveness, quality of related services (such as advertising copy design and layout) and customer service. In competing with other media, we believe that outdoor advertising is relatively more cost-efficient than other media, allowing advertisers to reach broader audiences and target specific geographic areas or demographic groups within markets.

We believe that our strong emphasis on sales and customer service and our position as a major provider of advertising services in each of our primary markets enables us to compete effectively with the other outdoor advertising companies, as well as with other media, within those markets.

Geographic Diversification

Our advertising displays are geographically diversified across the United States, Canada and Puerto Rico. The following table sets forth information regarding the geographic diversification of our advertising displays, which are listed in order of contributions to total revenue. Markets with less than 1% of total displays are grouped in the category “all other United States and Puerto Rico”.

	Percentage of Revenues for the year ended, December 31, 2013					Number of Displays for the year ended, December 31, 2013
Market	Static Billboard Displays	Digital Billboard Displays	Transit Displays	Logo Displays	Total Displays	Static Billboard Displays	Digital Billboard Displays	Transit Displays	Logo Displays	Total Displays	Percentage of Total Displays
New York, NY	3.5%	0.2%	0.0%	0.0%	2.8%	1,222	9	—	—	1,231	0.4%
Pittsburg, PA	2.6%	4.1%	2.9%	0.0%	2.7%	3,279	49	838	—	4,166	1.4%
Gary, IN	2.1%	4.4%	0.0%	0.0%	2.2%	1,909	86	—	—	1,995	0.7%
Las Vegas, NV	1.8%	2.2%	0.0%	0.0%	1.7%	901	28	—	—	929	0.3%
Oklahoma City, OK	1.9%	1.7%	0.0%	0.0%	1.7%	2,803	24	—	—	2,827	0.9%
San Bernardino, CA	1.7%	1.5%	1.6%	0.0%	1.6%	1,039	11	1,151	—	2,201	0.7%
Cincinnati, OH	1.2%	3.6%	0.0%	0.0%	1.4%	1,266	30	—	—	1,296	0.4%
Vancouver, Canada	0.4%	0.0%	24.4%	0.0%	1.4%	—	—	5,748	—	5,748	1.9%
Hartford, CT	1.5%	2.1%	0.2%	0.0%	1.4%	1,005	20	56	—	1,081	0.4%
Richmond, VA	1.4%	1.8%	0.0%	0.0%	1.3%	1,403	28	—	—	1,431	0.5%
Knoxville, TN	1.6%	0.6%	0.0%	0.0%	1.3%	2,151	11	—	—	2,162	0.7%
Dallas, TX	1.5%	0.6%	0.0%	0.0%	1.2%	1,194	10	—	—	1,204	0.4%
Birmingham, AL	1.3%	1.5%	0.0%	0.0%	1.2%	1,647	21	—	—	1,668	0.6%
Baton Rouge, LA	1.3%	1.7%	0.0%	0.0%	1.2%	1,596	35	—	—	1,631	0.5%
Nashville, TN	1.3%	1.4%	0.0%	0.0%	1.2%	1,710	23	—	—	1,733	0.6%
Atlanta, GA	1.1%	2.1%	0.0%	0.0%	1.2%	813	36	—	—	849	0.3%
Buffalo, NY	1.2%	1.1%	2.5%	0.0%	1.2%	1,010	17	1,871	—	2,898	1.0%
Austin, TX	1.4%	0.4%	0.0%	0.0%	1.1%	960	3	—	—	963	0.3%
Gulfport, MS	1.1%	1.0%	0.0%	0.0%	1.0%	1,017	13	—	—	1,030	0.3%
Tulsa, OK	1.0%	1.5%	0.0%	0.0%	1.0%	1,721	19	—	—	1,740	0.6%
Kansas City, MO	0.9%	1.9%	0.0%	0.0%	1.0%	794	21	—	—	815	0.3%
Jackson, MS	0.8%	2.5%	0.0%	0.0%	1.0%	1,119	48	—	—	1,167	0.4%

All US Logo Programs	0.0%	0.0%	0.0%	91.0%	5.4%	—	—	—	115,737	115,737	38.2%
All Other United States and Puerto Rico	67.2%	62.2%	54.6%	0.0%	61.4%	112,688	1,339	23,694	—	137,721	45.4%

All Other Canada	0.1%	0.1%	13.8%	9.0%	1.4%	164	2	4,621	4,228	9,015	3.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	143,411	1,883	37,979	119,965	303,238	100.0%
Total Revenue (in millions)	$919.4	$184.1	$75.0	$67.3	$1,245.8

Taxable REIT Subsidiaries

During the course of 2013 and the early part of 2014, we completed an internal corporate restructuring resulting in a structure that is intended to be in compliance with certain REIT qualification requirements for the 2014 taxable year. Following this restructuring, we now hold and operate certain of our assets that cannot be held and operated directly by a REIT through taxable REIT subsidiaries, or TRSs. A TRS is a subsidiary of a REIT that pays corporate taxes on its taxable income. The assets held in our TRSs primarily consist of our transit advertising business, advertising services business and our foreign operations in Canada and Puerto Rico. Our TRS assets and operations will continue to be subject, as applicable, to U.S. federal and state corporate income taxes. Furthermore, our assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. Net income from our TRSs will either be retained by our TRSs and used to fund their operations, or distributed to us, where it will be reinvested by us in our business or be available for distribution to Lamar Advertising’s stockholders. As of December 31, 2013, we estimate that annual revenue generated by our TRSs in the aggregate would have been approximately $200 million.

Customers

Our customer base is also diverse. The table below sets forth the ten industries from which we derived most of our billboard advertising revenues for the year ended December 31, 2013, as well as the percentage of billboard advertising revenues attributable to the advertisers in those industries. The individual advertisers in these industries accounted for approximately 72% of our billboard advertising net revenues in the year ended December 31, 2013. No individual advertiser accounted for more than 1.0% of our billboard advertising net revenues in that period.

Categories	Percentage of Net Billboard Advertising Revenues
Restaurants	13%
Retailers	11%
Health Care	10%
Service	9%
Amusement–Entertainment/Sports	7%
Automotive	7%
Gaming	5%
Financial — Banks, Credit Unions	4%
Telecommunications	3%
Hotels and Motels	3%

72%

Regulation

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal — Aid Primary, Interstate and National Highway Systems roads. The HBA requires states, through the adoption of individual Federal/State Agreements, to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal — Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed to applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially impacted our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

In January 2013, Scenic America, Inc., a nonprofit membership organization, filed a lawsuit against the U.S. Department of Transportation (USDOT) and the Federal Highway Administration (FHWA). The complaint alleged that (i) the FHWA exceeded its authority when the agency issued the 2007 Guidance to assist its division offices in evaluating state regulations that authorize the construction and operation of digital billboards that are in conformance with restrictions on “intermittent”, “flashing” or “moving” lights, which restrictions are contained in the individual Federal/State Agreements that implement the provisions of the HBA and in issuing the 2007 Guidance, the FHWA violated the Administrative Procedures Act (APA) by not first engaging in formal rulemaking, (ii) the 2007 Guidance violated the HBA because it adopted “a new lighting standard” without first amending the provisions of the Federal/State Agreements and (iii) the 2007 Guidance violates the HBA (the “2007 Guidance”) because digital billboards are themselves “inconsistent with customary use” of outdoor advertising, as that term is used in the HBA. As the principal remedy for these alleged violations, the complaint sought an injunction vacating the 2007 Guidance. On June 20, 2014, the U.S. District Court for the District of Columbia dismissed all challenges made by Scenic America to the 2007 Guidance finding that (i) the 2007 Guidance was an interpretive and not a substantive rule and, therefore, did not violate the APA, (ii) the 2007 Guidance did not infringe on the Federal/State Agreements and (iii) the 2007 Guidance is consistent with “customary use” and, therefore, did not violate the HBA. Scenic America filed a notice of appeal from the District Court’s judgment to the D.C. Circuit Court of Appeals on August 7, 2014.

On December 30, 2013, USDOT and FHWA published a Notice encouraging states to work with the FHWA to review their Federal/State Agreements, most of which were put in place in the late 1960s and early 1970s, to determine if amendments are advisable. FHWA encouraged each state to work with their FHWA division offices to amend its Federal/State Agreement so that it is consistent with the state’s current outdoor advertising objectives and address the evolving technology being used or that could be used in the future by the outdoor industry. The Notice details a multi-step process to achieve this goal. The Notice does not make any reference to the 2007 Guidance, nor does it recommend or require any specific substantive amendments to a state’s Federal/State Agreement. It is uncertain whether the FHWA Notice will have any impact on current federal, state or local regulation of outdoor advertising signs or on the above referenced Scenic America law suit. To the extent that any Federal/State Agreements are amended in a manner that places new restrictions on outdoor advertising it could have a material adverse effect on our business, results of operations or financial condition.

Relatively few large scale studies have been conducted to date regarding driver safety issues, if any, related to digital billboards. On December 30, 2013, the results of a study conducted by USDOT and FHWA that looked at the effect of digital billboards and conventional billboards on driver visual behavior were issued. The conclusions of the report indicated that the presence of digital billboards did not appear to be related to a decrease in looking toward the road ahead and were generally within acceptable thresholds. The report cautioned, however, that it adds to the knowledge base but does not present definitive answers to the research questions investigated. Accordingly, the results of this or other studies may result in regulations at the federal or state level that impose greater restrictions on digital billboards. Any new restrictions on digital billboards could have a material adverse effect on both our existing inventory of digital billboards and our plans to expand our digital deployment, which could have a material adverse effect on our business, results of operations and financial condition.

Legal Proceedings

From time to time, we are involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. We are also involved in routine administrative and judicial proceedings regarding billboard permits, fees and compensation for condemnations. We are not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on us.

Properties

Our management headquarters is located in Baton Rouge, Louisiana. We also own 120 local operating facilities with front office administration and sales office space connected to back-shop poster and bulletin production space. In addition, we lease an additional 124 operating facilities at an aggregate lease expense for 2013 of approximately $7.1 million.

We own approximately 6,900 parcels of property beneath our advertising displays. As of December 31, 2013, we leased approximately 75,900 outdoor sites, accounting for an annualized lease expense of approximately $208.9 million. This amount represented approximately 19% of billboard advertising net revenues for that period. These leases are for varying terms ranging from month-to-month to a term of over ten years, and many provide us with renewal options. Our lease agreements generally permit us to use the land for the construction, repair and relocation of outdoor advertising displays, including all rights necessary to access and maintain the site. Approximately 61% of our leases will expire or be subject to renewal in the next 5 years, 14% will expire or be subject to renewal in 6 to 10 years and 25% thereafter. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. An important part of our management activity is to manage our lease portfolio and negotiate suitable lease renewals and extensions.

The following table illustrates the number of leased and owned sites by state as of December 31, 2013, which is sorted from greatest to least in number and percentage of leased sites. States in which we lease less than 2% of our portfolio are grouped in the category “all other states”.

State	# of billboard leased sites	% of total	# of owned billboard sites	% of total
Pennsylvania	6,499	8.7%	1,170	16.8%
Texas	6,399	8.6%	633	9.1%
California	5,182	6.9%	129	1.9%
Ohio	3,804	5.1%	358	5.2%
Louisiana	3,624	4.8%	448	6.4%
Alabama	3,499	4.7%	447	6.4%
Tennessee	3,144	4.2%	267	3.8%
Florida	3,111	4.2%	382	5.5%
North Carolina	2,969	4.0%	133	1.9%
New York	2,575	3.4%	186	2.7%
Missouri	2,520	3.4%	225	3.2%
Mississippi	2,270	3.0%	300	4.3%
Georgia	2,249	3.0%	178	2.6%
Wisconsin	2,248	3.0%	266	3.8%
Indiana	2,210	3.0%	237	3.4%
Michigan	2,044	2.7%	187	2.7%
Oklahoma	2,031	2.7%	109	1.6%
Virginia	1,872	2.5%	120	1.7%
All Other States	17,605	22.1%	1,175	16.9%

	75,855	100.0%	6,950	100.0%

Contract Expirations

We derive revenues primarily from renting advertising space to customers on our advertising displays. Our contracts with customers generally cover periods ranging from one week to one year and are generally billed every four weeks. Since contract terms are short-term in nature, we do not consider revenues by year of contract expiration to be meaningful.

Employees

We employed approximately 3,000 people as of December 31, 2013. Approximately 200 employees were engaged in overall management and general administration at our management headquarters in Baton Rouge, Louisiana, and the remainder, including approximately 825 local account executives, were employed in our operating offices.

Fifteen of our local offices employ billposters and construction personnel who are covered by collective bargaining agreements. We believe that our relationship with our employees, including our 117 unionized employees, is good, and we have never experienced a strike or work stoppage.

Inflation

In the last three years, inflation has not had a significant impact on us.

Seasonality

Our revenues and operating results are subject to seasonality. Typically, we experience our strongest financial performance in the summer and fall, and our weakest financial performance in the first quarter of the calendar year, partly because retailers cut back their advertising spending immediately following the holiday shopping season. We expect this trend to continue in the future. Because a significant portion of our expenses is fixed, a reduction in revenues in any quarter is likely to result in a period-to-period decline in operating performance and net earnings.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities of Lamar REIT. Upon completion of the REIT conversion, these policies will be determined and periodically thereafter amended, in a manner consistent with legal and contractual requirements, by the board of directors of Lamar REIT without notice to, or a vote of, the stockholders of Lamar REIT.

Dividend Policy

If the merger, which is an important element of the REIT conversion, is approved by our stockholders, we intend to continue to pay regular quarterly distributions. For a discussion of our dividend and distribution policy, see the section entitled “Dividend and Distribution Policy.”

Investment Policy

Investments in Real Estate or Interests in Real Estate

Immediately following the REIT conversion, we will hold and operate substantially all of our domestic billboard advertising display business and logo sign advertising business directly and indirectly through non-TRS subsidiaries, and we will hold substantially all of our domestic transit advertising business and our advertising services business, as currently structured and operated, and our operations in Canada and Puerto Rico through TRSs. Our investment objective is to seek the highest risk adjusted returns on invested capital for our stockholders by simultaneously increasing recurring free cash flow per share and our return on invested capital. To achieve this, we expect we would continue to deploy our capital through our annual capital expenditure program and strategic acquisitions, subject to available funds and market conditions.

•	Annual capital expenditures program. We will continue to reinvest in our existing assets and expand our existing outdoor advertising display portfolio. This includes capital expenditures associated with maintenance and capitalized costs associated with the construction of new billboard displays, the entrance into and renewal of logo sign and transit contracts, and the purchase of real estate and operating equipment.

•	Acquisitions. We will seek to pursue strategic acquisitions of outdoor advertising businesses and assets. This includes acquisitions in our existing markets and in new markets where we can meet our return on investment criteria. When evaluating investments in new markets, our return on investment criteria reflects the additional risks inherent to the particular geographic area.

Subject to certain asset tests that we must satisfy to qualify as a REIT, there are currently no limitations on (a) the percentage of our assets that may be invested in any one property, venture or type of security, (b) the number of properties in which we may invest, or (c) the concentration of investments in a single geographic region. The board of directors may establish limitations, and other policies, as it deems appropriate from time to time. Please see the section entitled “Material United States Federal Income Tax Considerations — Taxation of Lamar REIT as a REIT — Asset Tests Applicable to REITs” for more information about the asset tests we must satisfy to qualify as a REIT.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not currently anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale, but we may engage in these activities in the future.

We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Investments in Mortgages

We have not invested in, nor do we have any present intention to invest in, real estate mortgages, although we are not prohibited from doing so.

Dispositions

Subject to REIT qualification rules, we may dispose of some of our assets if, based upon management’s periodic review of our business, the board of directors determines that such action would be in the best interests of us and our stockholders.

Financing Policy

Our financing policies will largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If the board of directors determines that additional funding is desirable, we may raise funds through the following means:

•	debt financings, including but not limited to, accessing U.S. debt capital markets and drawing from the revolving portion of our senior credit facility;

•	equity offerings of securities; and

•	any combination of the above methods.

We intend to retain the maximum possible cash flow to fund our investments, subject to provisions in the Code requiring distribution of REIT taxable income to maintain our REIT status, and to minimize our income and excise tax liabilities. Further, as of June 30, 2014, we had approximately $342.4 million of total liquidity, which is comprised of approximately $34.4 million in cash and cash equivalents and approximately $308.0 million of availability under the revolving portion of our wholly owned subsidiary Lamar Media Corp.’s senior credit facility. We intend to utilize our cash on hand and availability under the revolving portion of Lamar Media’s senior credit facility to fund future discretionary investments.

We expect our primary source of external funding will continue to be the debt capital markets. Currently Lamar Media has outstanding $500 million 5 7/8% Senior Subordinated Notes issued in February 2012, $535 million 5% Senior Subordinated Notes issued in October 2012 and $510 million 5 3/8% Senior Notes issued in January 2014.

We do not have a formal policy limiting the amount of indebtedness that we may incur, but we are subject to certain restrictions in our indentures and senior credit facility with regard to permitted indebtedness. In the future, we may seek to extend, expand, reduce or renew our senior credit facility, obtain new credit facilities or lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing, our ability to generate cash flow to cover our expected debt service and restrictions under our existing debt arrangements. For additional information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NASDAQ, the board of directors may also authorize, without the approval of our stockholders, the obtaining of additional capital through the issuance of equity securities. Pursuant to the Lamar REIT charter, we will have authority to issue up to 362.5 million shares of Lamar REIT Class A common stock, 37.5 million shares of Lamar REIT Class B common stock and 100 million shares of undesignated preferred stock, of which 5,720 shares are designated Series AA preferred stock. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of that class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect that class adversely. The Lamar REIT charter, however, will allow for amendments to increase or decrease the number of authorized shares of Lamar REIT Class A common stock or Lamar REIT Class B common stock without a separate vote of either class.

Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future seek to offer equity securities as a source of discretionary investment funding when (a) it is a requirement of a seller, (b) the size of a strategic transaction would increase our leverage beyond what the board of directors or management believes to be appropriate, or (c) it is otherwise determined appropriate by the board of directors.

The board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our shares of common stock or otherwise might be in their best interests. Additionally, shares of preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our shares of common stock.

We may, under certain circumstances, purchase shares of common stock in the open market or in private transactions with our stockholders, if those purchases are approved by the board of directors or a committee thereof. The board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Lending Policy

We expect that we will continue to make loans to our operating subsidiaries to the extent to which they require additional financing to fund growth through their discretionary capital programs and acquisitions.

Reports to Stockholders

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting provisions of the Exchange Act, which require us to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Other Activities

At all times, we intend to operate and to invest so as to comply with the Code requirements related to REIT qualification unless, due to changing circumstances or changes to the Code or Treasury regulations, the board of directors determines that it is no longer in the best interests of Lamar REIT and its stockholders to qualify as a REIT.

PRO FORMA FINANCIAL INFORMATION

The following tables present selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2013, from the condensed consolidated statement of operations for the six months ended June 30, 2014 and from the unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 giving effect to the restructuring transactions and REIT conversion described in the section entitled “Structure of the Transaction.” The unaudited pro forma balance sheet is presented as if the REIT conversion had occurred on June 30, 2014. The unaudited pro forma statements of operations present the effects of the REIT conversion as though it had occurred on January 1, 2013. The unaudited pro forma consolidated financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes included in, or incorporated by reference into, this proxy statement/prospectus.

The unaudited pro forma condensed consolidated statement of operations and condensed consolidated balance sheet do not reflect the following:

•	One-time transaction costs yet to be incurred related to the REIT conversion, currently estimated to be approximately $2 million; and

•	The potential immaterial effect of lower cash balances these transactions have on interest income, higher borrowing costs or foregone investment opportunities.

In addition, the amounts of quarterly distributions are not reflected in the unaudited pro forma condensed consolidated balance sheet, as it is presented as if the REIT conversion had occurred on June 30, 2014.

To qualify as a REIT, at least 90% of our taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, is required to be distributed to stockholders. As of December 31, 2013, we had NOLs that can be carried forward and utilized to potentially reduce the amount of future required distributions.

The pro forma financial results assume that 100% of taxable income has been distributed and that all relevant REIT qualification tests, as dictated by the Code and IRS rules and interpretations, were met for the entire year.

For accounting purposes, the merger of Lamar Advertising with and into Lamar REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in Lamar REIT is the carryover basis of Lamar Advertising. Stockholder’s equity of Lamar REIT will be that carried over from Lamar Advertising, after giving effect to the E&P distribution.

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands, except share and per share data)

	Actual	Adjustments			Pro Forma
Statement of Operations
Net revenues	$1,245,842	$—			$1,245,842

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	436,844	—			436,844
General and administrative expenses (exclusive of depreciation and amortization)	231,574	—			231,574
Corporate expenses (exclusive of depreciation and amortization)	57,212	(2,100)	(F	)	55,112
Depreciation and amortization	300,579	—			300,579
Gain on disposition of assets	(3,804)	—			(3,804)

	1,022,405	(2,100)			1,020,305

Operating income	223,437	2,100			225,537
Other expense (income):		—
Loss on extinguishment of debt	14,345	—			14,345
Interest income	(165)	—			(165)
Interest expense	146,277	—			146,277

	160,457	—			160,457

Income before income tax expense (benefit)	62,980	2,100			65,080
Income tax expense (benefit)	22,841	(110,807)	(B	)	(87,966)

Net income	40,139	112,907			153,046
Preferred stock dividends	365	—			365

Net income applicable to common stock	$39,774	$112,907			$152,681

Earnings per share:
Basic earnings per share	$0.42				$1.62

Diluted earnings per share	$0.42				$1.62

Cash dividends declared per share of common stock	$—	$0.42	(A	)	$0.42

Weighted average common shares outstanding	94,387,230	—			94,387,230
Incremental common shares from dilutive stock options	358,285	(358,285)	(C	)	—

Weighted average common shares assuming dilution	94,745,515	(358,285)			94,387,230

Statement of Comprehensive Income (Loss)
Net income	$40,139	$112,907			$153,046
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(2,111)	—			(2,111)

Comprehensive income	$38,028	$112,907			$150,935

See accompanying notes to unaudited pro forma consolidated financial statements

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(In thousands, except share and per share data)

	Actual	Adjustments			Pro Forma
Statement of Operations
Net revenues	$615,366	$—			$615,366

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	225,785	—			225,785
General and administrative expenses (exclusive of depreciation and amortization)	113,731	—			113,731
Corporate expenses (exclusive of depreciation and amortization)	32,319	(1,492)	(F	)	30,827
Depreciation and amortization	140,575	—			140,575
Gain on disposition of assets	(1,226)	—			(1,226)

	511,184	(1,492)			509,692

Operating income	104,182	1,492			105,674
Other expense (income):
Loss on extinguishment of debt	26,023	—			26,023
Other-than-temporary impairment of investment	4,069	—			4,069
Interest income	(88)	—			(88)
Interest expense	56,354	—			56,354

	86,358	—			86,358

Income (loss) before income tax expense (benefit)	17,824	1,492			19,316
Income tax expense (benefit)	7,239	(6,552)	(B	)	687

Net income	10,585	8,044			18,629
Preferred stock dividends	182	—			182

Net income applicable to common stock	$10,403	$8,044			$18,447

Earnings per share:
Basic and diluted earnings per share	$0.11				$0.19

Cash dividends declared per share common stock	$0.83				$0.83

Weighted average common shares used in computing earnings per share:
Weighted average common shares outstanding	95,041,097	—			95,041,097
Incremental common shares from dilutive stock options	423,180	(423,180)	(C	)	—

Weighted average common shares assuming dilution	95,464,277	—			95,041,097

Statement of Comprehensive Loss
Net income	$10,585	$8,044			$18,629
Other comprehensive income:
Foreign currency translation adjustments	285	9			294

Comprehensive income	$10,870	$8,053			$18,923

See accompanying notes to unaudited pro forma condensed consolidated financial statements

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2014

(In thousands, except share and per share data)

	Actual	Adjustments			Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$34,417	$(26,408)	(A	)(F)	$8,009
Receivables, net of allowance for doubtful accounts of $8,113	184,405	—			184,405
Prepaid expenses	62,800	—			62,800
Deferred income tax assets	9,973	(9,616)	(B	)	357
Other current assets	40,566	—			40,566

Total current assets	332,161	(36,024)			296,137

Property, plant and equipment	3,077,518	—			3,077,518
Less accumulated depreciation and amortization	(1,981,276)	—			(1,981,276)

Net property, plant and equipment	1,096,242	—			1,096,242

Goodwill	1,503,664	—			1,503,664
Intangible assets	371,908	—			371,908
Deferred financing costs, net of accumulated amortization of $12,448	34,680	—			34,680
Other assets	37,815	12,955	(B	)	50,770

Total assets	$3,376,470	$(23,069)			$3,353,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$18,119	$—			$18,119
Current maturities of long-term debt	15,636	—			15,636
Accrued expenses	97,130	2,502	(B	)	99,632
Deferred income	104,357	—			104,357

Total current liabilities	235,242	2,502			237,744

Long-term debt	1,912,231	10,000	(A	)	1,922,231
Deferred income tax liabilities	117,337	(117,337)	(B	)	—
Asset retirement obligation	202,773	—			202,773
Other liabilities	23,232	—			23,232

Total liabilities	2,490,815	(104,835)			2,385,980

Stockholders’ equity:
Series AA preferred stock, par value $.001, $63.80 cumulative dividends, authorized 5,720 shares; 5,720 shares issued and outstanding	—	—			—
Class A preferred stock, par value $638, $63.80 cumulative dividends, 10,000 shares authorized; 0 shares issued and outstanding	—	—			—
Class A common stock, par value $.001, 175,000,000 shares authorized, 97,938,299 actual; 80,667,369 issued and outstanding and pro forma 80,667,369 outstanding	98	(17)	(D	)	81
Class B common stock, par value $.001, 37,500,000 shares authorized, 14,610,365 shares issued and outstanding	15	—			15
Additional paid-in capital	2,494,395	(895,995)	(B	)(D)	1,598,400
Accumulated comprehensive income	4,152	9	(B	)	4,161
Accumulated deficit	(716,187)	80,951	(E	)	(635,236)
Cost of shares held in treasury, actual 17,270,930 shares and pro forma 0 shares	(896,818)	896,818	(D	)	—

Stockholders’ equity	885,655	81,766			967,421

Total liabilities and stockholders’ equity	$3,376,470	$(23,069)			$3,353,401

See accompanying notes to unaudited pro forma condensed consolidated financial statements

LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A) Non-REIT Earnings and Profits Distribution

In conjunction with the proposed REIT conversion, we will be required to distribute any non-REIT accumulated earnings and profits (E&P) pursuant to the Code. In order to determine the amount of accumulated E&P the Company followed the guidelines provided by Revenue Procedure 75-17 and utilized the Earning and Profits Computation Practice Guide issued by the AICPA Corporations & Shareholders Technical Resource Panel. We estimate that, as of January 1, 2014, the aggregate amount of accumulated E&P that we would be required to distribute is approximately $40 million, which will be distributed in the form of dividends to stockholders using available cash and borrowings under Lamar Media’s senior credit facility no later than December 31, 2014.

(B) Income Taxes and Deferred Taxes

As a result of the assumed REIT election for the taxable year beginning January 1, 2013, income taxes would no longer be payable on certain of our activities. The following activities were considered to be part of the non-taxable activities of a REIT and hence no tax liability was assumed:

•	Operating income from tenant leases;

•	Sales of qualified REIT assets;

•	General and administrative costs associated with the above activities;

•	Interest costs associated with debt held by the Company; and

•	An allocation of corporate administrative costs.

The following activities were considered to be part of a taxable REIT subsidiary (“TRS”). The income from these activities was assumed to be taxed at an average rate of approximately 40% for our operations in the U.S. and Puerto Rico and approximately 26% for our operations in Canada:

•	Operating income from transit and production services and other non-qualifying activities;

•	Operating income from tenant leases generated by the Company’s international operations;

•	General and administrative costs associated with the above activities;

•	Interest costs associated with debt held by the TRSs; and

•	An allocation of corporate administrative costs.

The result reduces income tax expense by approximately $110.8 million and $6.6 million for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Below is a summary of pro forma adjustments by financial statement category related to the tax adjustments:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014	As of June 30, 2014 Total
Deferred income tax assets, current	$9,856	$(240)	$9,616
Other assets, long term	(10,366)	(2,589)	(12,955)
Deferred income tax liability	(119,150)	1,813	(117,337)

Net deferred tax liability	(119,660)	(1,016)	(120,676)

Accrued expenses	8,853	(6,351)	2,502
Additional paid in capital	—	806	806
Accumulated comprehensive income	—	9	9

Total income tax expense adjustment	$(110,807)	$(6,552)	$(117,359)

The REIT conversion would create a one-time reversal through our statements of operations and comprehensive income (loss) of tax assets and liabilities for assets and liabilities no longer subject to income taxes at the REIT level. The pro forma results include the reversal of net deferred assets and liabilities of approximately $119.7 million for the year ended December 31, 2013 and $1.0 million for the six months ended June 30, 2014. However, the actual reversal upon REIT election could vary depending on the assets within the TRSs at the time of the actual REIT conversion.

The following table sets forth the estimated net deferred tax reduction for assets and liabilities being reversed by type.

	As of December 31, 2013	As of June 30, 2014	Total
Allowances, accruals and other items not currently deductible	$25,647	$(1,010)	$24,637
Current deferred liabilities	9,857	(251)	9,606
Net operating loss carry-forwards	127,720	(21,256)	106,464
Accrued asset retirement obligations	70,096	1,242	71,338
Depreciation and amortization	(356,412)	10,696	(345,716)
Other	5,755	9,513	15,268
Less: Valuation allowance	(2,323)	50	(2,273)

Net deferred tax liabilities written off	$(119,660)	$(1,016)	$(120,676)

(C) Effect of REIT Conversion on Share Dilution

As a result of the REIT election, potential excess tax benefits will no longer be included in the calculation of assumed proceeds under the treasury stock method when determining dilutive common shares. For the year ended December 31, 2013 and the six months ended June 30, 2014, the exclusion of the potential excess tax benefits decreased dilutive common shares by 358,285 and 423,180 shares, respectively.

(D) Effect of Merger on Treasury Stock and Additional Paid in Capital

As required by the merger agreement, upon completion of the merger between Lamar Advertising and Lamar Advertising REIT, each share of Lamar Advertising Class A common stock held in Lamar Advertising’s treasury will cease to be outstanding and will return to unissued status, with a corresponding adjustment to additional paid-in capital and common stock.

(E) Pro forma adjustments affecting Accumulated Deficit are as follows:

Write off of net deferred tax liabilities and adjustments related to tax expense as reflected in the December 31, 2013 pro forma income statement	$110,807
Write off of the remaining net deferred tax liabilities existing at June 30, 2014 and adjustments related to the tax expense for the six month period	6,552
One time REIT conversion transaction costs	3,592
E & P distribution in the form of dividends	(40,000)

$80,951

(F) One-time REIT conversion transaction costs

The Company removed any one-time transaction costs incurred in its historical financial statements related to its expected REIT conversion. The pro-forma statements of operations and comprehensive income were adjusted by $2,100 for the period ended December 31, 2013 and $1,492 for the period ended June 30, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Lamar Advertising REIT Company:

We have audited the accompanying balance sheet of Lamar Advertising REIT Company as of June 25, 2014. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Lamar Advertising REIT Company as of June 25, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 27, 2014

LAMAR ADVERTISING REIT COMPANY

BALANCE SHEET

As of June 25, 2014
Assets:
Cash	$100

Total Assets	$100

Liabilities and stockholder’s equity:
Liabilities	$—
Stockholder’s equity:
Common stock, $0.001 par value per share, 100,000 shares authorized, 100,000 shares issued and outstanding	100

Total stockholder’s equity	100

Total liabilities and stockholder’s equity	$100

See accompanying note to the balance sheet

LAMAR ADVERTISING REIT COMPANY

NOTE TO THE BALANCE SHEET

1.	Organization

Lamar Advertising REIT Company (“Lamar REIT”) was incorporated on May 16, 2014, under the laws of the State of Delaware and was authorized to issue 100,000 shares of $0.001 par value common stock. Lamar REIT, a wholly owned subsidiary of Lamar Advertising Company, was created to effect the merger described below.

Prior to the merger, Lamar REIT will conduct no business other than incident to the merger. In the merger, Lamar Advertising Company will merge with and into Lamar REIT. Upon effectiveness of the merger, shares of Lamar Advertising Company will be cancelled and the outstanding shares of capital stock will be converted into the right to receive the same number of shares of Lamar REIT capital stock. Lamar REIT will, by virtue of the merger, directly or indirectly own all of the assets and business formerly owned by Lamar Advertising Company.

Also effective at the time of the merger, Lamar REIT will change its name to “Lamar Advertising Company” and its certificate of incorporation will be amended and restated. The amended and restated certificate is substantially the same as the Lamar Advertising Company charter, except for the addition of restrictions on ownership and transfer of Lamar REIT capital stock to facilitate compliance with the rules applicable to REITs. The members of the board of directors and management of Lamar Advertising Company immediately prior to the merger will hold the same positions with Lamar REIT immediately after the merger.

SELECTED FINANCIAL DATA

The following tables present a summary of historical consolidated financial data as of the dates and for the periods indicated for Lamar Advertising, which is deemed to be the predecessor of Lamar REIT for accounting purposes.

The selected statement of operations data presented below for the six months ended June 30, 2013 and 2014 have been derived from Lamar Advertising’s unaudited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The selected statement of operations data presented below for the fiscal years ended December 31, 2011, 2012 and 2013 and the selected balance sheet data as of December 31, 2012 and 2013 have been derived from Lamar Advertising’s audited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The statement of operations data presented below for the fiscal years ended December 31, 2009 and 2010 and the selected balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from Lamar Advertising’s audited consolidated financial statements and related notes thereto, which are not incorporated by reference into this proxy statement/prospectus. The information in the following table may not be comparable to the operations of Lamar REIT on a going-forward basis following the REIT conversion and thus may not be indicative of Lamar REIT’s future performance.

The following information does not provide all of the information contained in Lamar Advertising’s financial statements, including the related notes. It is important for you to read the following summary of selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with Lamar Advertising’s consolidated financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2013	2014
	(Dollars in thousands)
Statement of operations data:
Net revenues	$1,055,147	$1,094,146	$1,130,714	$1,179,736	$1,245,842	$604,349	$615,366
Operating expenses:
Direct advertising expenses	397,725	398,467	409,052	418,538	436,844	217,242	225,785
General and administrative expenses	229,423	246,513	248,970	264,406	288,786	149,733	146,050
Depreciation and amortization	336,725	312,703	299,639	296,083	300,579	146,309	140,575
Gain on disposition of assets	(5,424)	(4,900)	(10,548)	(13,817)	(3,804)	(1,307)	(1,226)

Total operating expenses	958,449	952,783	947,113	965,210	1,022,405	511,977	511,184

Operating income	96,698	141,363	183,601	214,526	223,437	92,372	104,182

Interest expense, net	196,520	185,681	170,524	156,762	146,112	74,508	56,266
Gain on disposition of investment	(1,445)	—	—	—	—	—	—
Other-than-temporary impairment of investment	—	—	—	—	—	—	4,069
Loss (gain) on debt extinguishment	(3,320)	17,398	677	41,632	14,345	—	26,023
Income (loss) before income taxes	(95,057)	(61,716)	12,400	16,132	62,980	17,864	17,824
Income tax expense (benefit)	(36,459)	(22,746)	5,542	8,242	22,841	5,005	7,239

Net income (loss)	$(58,598)	$(38,970)	$6,858	$7,890	$40,139	$12,859	$10,585

	As of December 31,					As of June 30,
	2009	2010	2011	2012	2013	2013	2014
	(Dollars in thousands)
Balance sheet data:
Cash and cash equivalents	$112,253	$91,679	$33,503	$58,911	$33,212	$118,880	$34,417
Working capital	86,660	140,116	76,795	82,127	36,705	(183,464)	96,919
Total assets	3,943,541	3,648,961	3,427,353	3,514,030	3,401,618	3,558,521	3,376,470
Total debt (including current maturities)	2,674,912	2,409,140	2,158,528	2,160,854	1,938,802	2,148,918	1,927,867
Total long-term obligations	2,841,184	2,670,730	2,419,802	2,433,297	2,223,319	2,080,002	2,255,573
Stockholder’s equity	821,081	808,938	827,721	861,625	932,946	893,663	885,655

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the financial condition and results of operations of Lamar Advertising. After the merger, Lamar REIT will succeed to and continue the business of Lamar Advertising. Due to the impact of taxes and anticipated distributions commencing after the effective date of the REIT conversion, we do not believe that the historical results of operations of Lamar Advertising will be fully comparable to the results from operations following the REIT conversion and the merger. Information concerning significant financial effects of the REIT conversion is contained in the section entitled “Pro Forma Financial Information.” This pro forma information reflects adjustments to our historical balance sheet and statements of operations for the period presented as if Lamar Advertising had operated as a REIT. The adjustments are not necessarily indicative of the financial condition or operating results that would have been achieved had the REIT conversion been completed as of the date of the financial statements, but illustrates its estimated effect.

The discussion and analysis of our financial condition and results of operations that follow are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ significantly from these estimates under different assumptions or conditions. This discussion should be read in conjunction with Lamar Advertising’s consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2013 and the accompanying notes thereto, and the information set forth in the section entitled “Critical Accounting Estimates” and the Quarterly Report on Form 10-Q for the period ended June 30, 2014.

Overview

The Company’s net revenues are derived primarily from the rental of advertising space on outdoor advertising displays owned and operated by the Company. Revenue growth is based on many factors that include the Company’s ability to increase occupancy of its existing advertising displays; raise advertising rates; and acquire new advertising displays, and its operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. Advertising spending is particularly sensitive to changes in general economic conditions, which affect the rates that the Company is able to charge for advertising on its displays and its ability to maximize advertising sales or occupancy on its displays.

Historically, the Company made strategic acquisitions of outdoor advertising assets to increase the number of outdoor advertising displays it operates in existing and new markets. The Company continues to evaluate and pursue strategic acquisition opportunities as they arise. The Company has financed its historical acquisitions and intends to finance any future acquisition activity from available cash, borrowings under its senior credit facility or the issuance of debt or equity securities. See “Liquidity and Capital Resources” below. During the years ended December 31, 2011, 2012 and 2013, and for the six months ended June 30, 2014, the Company completed acquisitions for a total cash purchase price of approximately $23.5 million, $206.1 million, $92.2 million and $9.2 million, respectively.

The Company’s business requires expenditures for maintenance and capitalized costs associated with the construction of new billboard displays, the entrance into and renewal of logo sign and transit contracts, and the purchase of real estate and operating equipment.

The following table presents a breakdown of capitalized expenditures for the years ended December 31, 2011, 2012 and 2013, and the six months ended June 30, 2013 and 2014:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(In thousands)
Total capital expenditures:
Billboard — Traditional	$34,425	$29,061	$21,295	$12,476	$11,202
Billboard — Digital	41,250	42,134	50,233	23,603	27,858
Logos	10,141	8,704	11,182	4,107	3,870
Transit	817	259	168	28	268
Land and buildings	4,501	12,797	9,471	5,608	5,702
Operating equipment	15,936	12,615	13,301	6,899	5,355

Total capital expenditures	$107,070	$105,570	$105,650	$52,721	$54,255

Non-GAAP Financial Measures

Our management reviews our performance by focusing on several key performance indicators not prepared in conformity with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe these non-GAAP performance indicators are meaningful supplemental measures of our operating performance and should not be considered in isolation of, or as a substitute for, their most directly comparable GAAP financial measures.

Included in our analysis of our results of operations are discussions regarding earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts, Adjusted Funds From Operations (“AFFO”) and acquisition-adjusted net revenue. We are introducing FFO and AFFO, two widely recognized metrics of operating performance for REITs, for the six month periods ending June 30, 2013 and 2014 due to the Company’s preparation for potential election of REIT status for the taxable year beginning January 1, 2014.

We define Adjusted EBITDA as net income before income tax expense (benefit), interest expense (income), gain (loss) on extinguishment of debt and investments, stock-based compensation, depreciation and amortization and gain or loss on disposition of assets.

FFO is defined as net income before gains or losses from the sale or disposal of real estate assets and investments and real estate related depreciation and amortization and including adjustments to eliminate non-controlling interest.

We define AFFO as FFO before (i) straight-line revenue and expense; (ii) stock-based compensation expense; (iii) non-cash tax expense (benefit); (iv) non-real estate related depreciation and amortization; (v) amortization of deferred financing and debt issuance costs, (vi) loss on extinguishment of debt; (vii) non-recurring infrequent or unusual losses (gains); (viii) less maintenance capital expenditures; and an adjustment for non-controlling interest.

Acquisition-adjusted net revenue adjusts our net revenue for the prior period by adding to it the net revenue generated by the acquired assets before our acquisition of these assets for the same time frame that those assets were owned in the current period. In calculating acquisition-adjusted revenue, therefore, we include revenue generated by assets that we did not own in the prior period but acquired in the current period. We refer to the amount of pre-acquisition revenue generated by the acquired assets during the prior period that corresponds with the current period in which we owned the assets (to the extent within the period presented) as “acquisition net revenue.” In addition, we also adjust the prior period to subtract revenue generated by assets that have been divested since the prior period and, therefore, no revenue derived from those assets is reflected in the current period.

Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue are not intended to replace net income or any other performance measures determined in accordance with GAAP. Neither FFO nor AFFO represent cash flows from operating activities in accordance with GAAP and, therefore, these measures should not be considered indicative of cash flows from operating activities as a measure of liquidity or of funds available to fund our cash needs, including our ability to make cash distributions. Rather, Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue are presented as we believe each is a useful indicator of our current operating performance. We believe that these metrics are useful to an investor in evaluating our operating performance because (1) each is a key measure used by our management team for purposes of decision making and for evaluating our core operating results; (2) Adjusted EBITDA is widely used in the industry to measure operating performance as depreciation and amortization may vary significantly among companies depending upon accounting methods and useful lives, particularly where acquisitions and non-operating factors are involved; (3) acquisition-adjusted net revenue is a supplement to net revenue to enable investors to compare period over period results on a more consistent basis without the effects of acquisitions and divestures, which reflects our core performance and organic growth (if any) during the period in which the assets were owned and managed by us; (4) Adjusted EBITDA, FFO and AFFO each provides investors with a meaningful measure for evaluating our period-to-period operating performance by eliminating items that are not operational in nature; and (5) each provides investors with a measure for comparing our results of operations to those of other companies.

Our measurement of Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue may not, however, be fully comparable to similarly titled measures used by other companies. Reconciliations of Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue to net income, the most directly comparable GAAP measure, have been included herein.

Results of Operations

Six Months ended June 30, 2014 compared to Six Months ended June 30, 2013

Net revenues increased $11.1 million or 1.8% to $615.4 million for the six months ended June 30, 2014 from $604.3 million for the same period in 2013. This increase was attributable primarily to an increase in billboard net revenues of $9.4 million, which represents an increase of 1.7% over the prior period, which reflects higher pricing and occupancy rates and growth attributable to the addition of 158 additional digital billboards, an increase in logo sign revenue of $1.3 million, which represents an increase of 3.9% over the prior period, and a $0.4 million increase in transit revenue, which represents an increase of 1.2% over the prior period.

For the six months ended June 30, 2014, there was a $3.7 million increase in net revenues as compared to acquisition-adjusted net revenue for the six months ended June 30, 2013, which represents an increase of 0.6%. See “Reconciliations” below. The $3.7 million increase in revenue primarily consists of a $3.0 million increase in billboard revenue, a $0.5 million net decrease in transit revenue and a $1.2 million increase in logo revenue over the acquisition-adjusted net revenue for the comparable period in 2013.

Total operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $4.9 million for the six months ended June 30, 2014 over the same period in 2013. The $4.9 million increase over the prior year is comprised of a $6.7 million decrease in stock-based compensation expense offset by an increase in direct and general and administrative operating expenses related to the operations of our outdoor advertising assets of $10.4 million and corporate expense increases of $1.2 million of which $0.5 million was directly related to the Company’s conversion to real estate investment trust status.

Depreciation and amortization expense decreased $5.7 million, or 3.9% for the six months ended June 30, 2014, as compared to the six months ended June 30, 2013.

Due to the above factors, operating income increased by $11.8 million, or 12.8%, to $104.2 million for the six months ended June 30, 2014 compared to $92.4 million for the same period in 2013.

During the six months ended June 30, 2014, the Company recognized a loss on debt extinguishment of $26.0 million related to the redemption of Lamar Media’s 7 7/8% Senior Subordinated Notes due 2018 and the amendment of its senior credit facility. Approximately $10.3 million was a non-cash expense attributable to the write off of unamortized debt issuance fees associated with the then-existing senior credit facility and the 7 7/8% Senior Subordinated Notes.

Interest expense decreased $18.2 million from $74.6 million for the six months ended June 30, 2013, to $56.4 million for the six months ended June 30, 2014, primarily resulting from the Company’s refinancing transactions during 2013 and 2014.

The increase in operating income and decrease in interest expense, offset by the increases in other-than-temporary impairment of investment and loss on debt extinguishment resulted in net income before taxes remaining relatively constant. Income tax expense increased $2.2 million, primarily resulting from an increase in the effective tax rate which was largely due to changes in tax rates in Puerto Rico. For the six months ended June 30, 2014, the Company’s net income decreased to $10.6 million as compared to $12.9 million for the same period in 2013.

Reconciliations:

Because acquisitions occurring after December 31, 2012 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2013 acquisition-adjusted net revenue, which adjusts our 2013 net revenue for the six months ended June 30, 2013 by adding to or subtracting from it the net revenue generated by the acquired or divested assets prior to our acquisition or divestiture of these assets for the same time frame that those assets were owned in the six months ended June 30, 2014.

Reconciliations of 2013 reported net revenue to 2013 acquisition-adjusted net revenue for the six months ended June 30, as well as a comparison of 2013 acquisition-adjusted net revenue to 2014 reported net revenue for the six months ended June 30, are provided below:

Reconciliation and Comparison of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Six Months Ended June 30,
	2013	2014
	(in thousands)
Reported net revenue	$604,349	$615,366
Acquisition net revenue	7,360	—

Adjusted totals	$611,709	$615,366

Net Income/Adjusted EBITDA

(in thousands)

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2014	2013
Net income	$10,585	$12,859	$(2,274)	(17.7)%
Income tax expense (benefit)	7,239	5,005	2,234
Loss on other than temporary impairment of investment	4,069	—	4,069
Loss on debt extinguishment	26,023	—	26,023
Interest expense (income)	56,266	74,508	(18,242)
Gain on disposition of assets	(1,226)	(1,307)	81
Depreciation and amortization	140,575	146,309	(5,734)
Stock-based compensation expense	10,513	17,195	(6,682)

Adjusted EBITDA	$254,044	$254,569	$(525)	(0.2)%

Adjusted EBITDA for the six months ended June 30, 2014 decreased 0.2% to $254.0 million. Adjusted EBITDA decline was primarily attributable to the increase in our gross margin (net revenue less direct advertising expense) of $2.5 million, and was partially offset by an increase in general administrative and corporate expenses of $3.0 million, excluding the impact of stock-based compensation expense.

Net Income/FFO/AFFO

(in thousands)

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2014	2013
Net income	$10,585	$12,859	$(2,274)	(17.7)%
Depreciation and amortization related to real estate	132,071	138,070	(5,999)
Gain from sale or disposal of real estate	(595)	(1,276)	681
Adjustments for unconsolidated affiliates and non-controlling interest	299	544	(245)

FFO	$142,360	$150,197	$(7,837)	(5.2)%

Straight line expense	(228)	(321)	93
Stock-based compensation expense	10,513	17,195	(6,682)
Non-cash portion of tax provision	3,025	3,620	(595)
Non-real estate related depreciation and amortization	8,504	8,239	265
Amortization of deferred financing costs	2,451	7,092	(4,641)
Loss on other than temporary impairment of investment	4,069	—	4,069
Loss on extinguishment of debt	26,023	—	26,023
Capital expenditures – maintenance	(34,697)	(35,567)	870
Adjustments for unconsolidated affiliates and non-controlling interest	(299)	(544)	245

AFFO	$161,721	$149,911	$11,810	7.9%

FFO for the six months ended June 30, 2014 was $142.4 million as compared to FFO of $150.2 million for the same period in 2013. AFFO for the six months ended June 30, 2014 increased 7.9% to $161.7 million as compared to $149.9 million for the same period in 2013. AFFO growth was primarily attributable to the increase in our operating margin (net revenue less direct advertising expense) and decrease in interest expense, partially offset by increases in general and administrative expenses and corporate expenses.

Results of Operations

The following table presents certain items in the Consolidated Statements of Operations as a percentage of net revenues for the years ended December 31, 2011, 2012 and 2013:

	Year Ended December 31,
	2011	2012	2013
Net revenues	100.0%	100.0%	100.0%
Operating expenses:
Direct advertising expenses	36.2	35.5	35.1
General and administrative expenses	17.9	17.9	18.6
Corporate expenses	4.1	4.5	4.6
Depreciation and amortization	26.5	25.1	24.1
Operating income	16.2	18.2	17.9
Loss on extinguishment of debt	—	3.5	1.2
Interest expense	15.1	13.3	11.7
Net income (loss)	0.6	0.7	3.2

Year ended December 31, 2013 compared to Year ended December 31, 2012

Net revenues increased $66.1 million or 5.6% to $1.25 billion for the year ended December 31, 2013 from $1.18 billion for the same period in 2012. This increase was attributable primarily to an increase in billboard net revenues of $52.1 million or 5.0% over the prior period, which reflects an increase in advertising rate of 1%, occupancy rate remaining relatively constant and growth attributable to the addition of 100 additional digital billboard displays, an increase in logo sign revenue of $6.0 million, which represents an increase of 9.5% over the prior period, and an $8.0 million increase in transit revenue, which represents an increase of 11.8% over the prior period.

For the year ended December 31, 2013, there was a $26.9 million increase in net revenues as compared to acquisition-adjusted net revenue for the year ended December 31, 2012. The $26.9 million increase in revenue primarily consists of a $19.4 million increase in billboard revenue, a $3.6 million increase in logo revenue and a $4.0 million increase in transit revenue over the acquisition-adjusted net revenue for the comparable period in 2012. This increase in revenue represents an increase of 2.2% over the comparable period in 2012. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $42.7 million or 6.2% to $725.6 million for the year ended December 31, 2013, which includes a $10.5 million increase in non-cash compensation. Excluding stock-based compensation, operating expenses related to the operations of our outdoor advertising assets increased $28.3 million and corporate expenses increased $3.9 million, of which $2.1 million is related to the Company’s evaluation of an election to real estate investment trust status.

Depreciation and amortization expense increased $4.5 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to the Company’s capital expenditures.

During the year ended December 31, 2013, gain on disposition of assets decreased $10.0 million over the comparable period ended December 31, 2012, primarily due to a gain of $9.8 million related to two asset swap transactions, which occurred in 2012.

Due to the above factors, operating income increased $8.9 million to $223.4 million for the year ended December 31, 2013 compared to $214.5 million for the same period in 2012.

During the year ended December 31, 2013, the Company recognized a $14.3 million loss on debt extinguishment related to the early extinguishment of Lamar Media’s 9 3⁄4% Senior Notes due 2014. Approximately $4.0 million of the loss is a non-cash expense attributable to the write off of unamortized debt issuance fees and unamortized discounts associated with the retired debt.

Interest expense decreased approximately $10.8 million from $157.1 million for the year ended December 31, 2012 to $146.3 million for the year ended December 31, 2013, due to the reduction in total debt outstanding as well as a decrease in interest rates resulting from the Company’s 2012 refinancing transactions.

The increase in operating income, decrease in interest expense and decrease in loss on extinguishment of debt over the comparable period in 2012 resulted in a $46.8 million increase in net income before income taxes. The Company recorded income tax expense of $22.8 million for the year ended December 31, 2013. The effective tax rate for the year ended December 31, 2013 was 36.3%, which is lower than the statutory rates primarily due to an increase in the corporate income tax rate in Puerto Rico from 30% to 39%, which resulted in a change to the carrying value of net operating loss carryforwards during the period.

As a result of the above factors, the Company recognized net income for the year ended December 31, 2013 of $40.1 million, as compared to net income of $7.9 million for the same period in 2012.

Reconciliations:

Because acquisitions occurring after December 31, 2011 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2012 acquisition-adjusted net revenue, which adjusts our 2012 net revenue for the year ended December 31, 2012 by adding to or subtracting from it the net revenue generated by the acquired or divested assets prior to our acquisition or divestiture of these assets for the same time frame that those assets were owned in the year ended December 31, 2013.

Reconciliations of 2012 reported net revenue to 2012 acquisition-adjusted net revenue for the year ended December 31, 2012 as well as a comparison of 2012 acquisition-adjusted net revenue to 2013 reported net revenue for the year ended December 31, 2013, are provided below:

Reconciliation and Comparison of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Year ended December 31,
	2012	2013
	(in thousands)
Reported net revenue	$1,179,736	$1,245,842
Acquisition net revenue	39,174	—

Adjusted totals	$1,218,910	$1,245,842

Key Performance Indicators

Net Income/Adjusted EBITDA

(in thousands)

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2013	2012
Net income	$40,139	$7,890	$32,249	408.7%
Income tax expense	22,841	8,242	14,599
Loss on debt extinguishment	14,345	41,632	(27,287)
Interest expense	146,112	156,762	(10,650)
Gain on disposition of assets	(3,804)	(13,817)	10,013
Depreciation and amortization	300,579	296,083	4,496
Stock-based compensation expense	24,936	14,466	10,470

Adjusted EBITDA	$545,148	$511,258	$33,890	6.6%

Adjusted EBITDA for the year ended December 31, 2013, increased 6.6% to $545.1 million. Adjusted EBITDA increase was primarily attributable to the increase in our gross margin (net revenues less direct advertising expense) of 6.3% offset by increases in general and administrative and corporate expense over the same period in 2012.

Year ended December 31, 2012 compared to Year ended December 31, 2011

Net revenues increased $49.0 million or 4.3% to $1.18 billion for the year ended December 31, 2012 from $1.13 billion for the same period in 2011. This increase was attributable primarily to an increase in billboard net revenues of $38.7 million or 3.8% over the prior period, which reflects growth attributable to the addition of approximately 200 additional digital billboard displays, an increase in logo sign revenue of $3.7 million, which represents an increase of 6.5% over the prior period, and a $6.6 million increase in transit revenue, which represents an increase of 10.9% over the prior period.

For the year ended December 31, 2012, there was a $34.8 million increase in net revenues as compared to acquisition-adjusted net revenue for the year ended December 31, 2011. The $34.8 million increase in revenue primarily consists of a $27.6 million increase in billboard revenue, a $2.2 million increase in logo revenue and a $5.0 million increase in transit revenue over the acquisition-adjusted net revenue for the comparable period in 2011. This increase in revenue represents an increase of 3.0% over the comparable period in 2011. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $24.9 million or 3.8% to $682.9 million for the year ended December 31, 2012 from $658.0 million for the same period in 2011. There was an $18.3 million increase in operating expenses related to the operations of our outdoor advertising assets and a $6.6 million increase in corporate expenses.

Depreciation and amortization expense decreased $3.6 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily due to a reduction in the number of non-performing structures that were dismantled during the period as compared to the year ended December 31, 2012.

The Company recorded a gain on disposition of assets of $13.8 million for the year ended December 31, 2012, which includes a gain of $9.8 million related to two asset swap transactions during the year.

Due to the above factors, operating income increased $30.9 million to $214.5 million for the year ended December 31, 2012 compared to $183.6 million for the same period in 2011.

During the year ended December 31, 2012, the Company recognized a $41.6 million loss on debt extinguishment related to the early extinguishment of Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015, 6 5⁄8% Senior Subordinated Notes due 2015 — Series B and 6 5⁄8% Senior Subordinated Notes due 2015 — Series C (collectively, the “6 5⁄8% Senior Subordinated Notes”) and the prepayment of $295 million of the Term B Loan under Lamar Media’s senior credit facility. Approximately $23.2 million of the loss is a non-cash expense attributable to the write off of unamortized debt issuance fees and unamortized discounts associated with the retired debt.

Interest expense decreased approximately $14.0 million from $171.1 million for the year ended December 31, 2011 to $157.1 million for the year ended December 31, 2012, due to the reduction in total debt outstanding as well as a decrease in interest rates resulting from the Company’s refinancing transactions.

The increase in operating income and decrease in interest expense offset by the loss on extinguishment of debt discussed above resulted in a $3.7 million increase in net income before income taxes. The Company recorded income tax expense of $8.2 million for the year ended December 31, 2012. The effective tax rate for the year ended December 31, 2012 was 51.1%, which is higher than the statutory rate due to permanent differences resulting from non-deductible expenses and amortization, primarily non-deductible compensation expense related to stock based compensation calculated in accordance with ASC718.

As a result of the above factors, the Company recognized net income for the year ended December 31, 2012 of $7.9 million, as compared to net income of $6.9 million for the same period in 2011.

Reconciliations:

Because acquisitions occurring after December 31, 2010 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2011 acquisition-adjusted net revenue, which adjusts our 2011 net revenue for the year ended December 31, 2011 by adding to or subtracting from it the net revenue generated by the acquired or divested assets prior to our acquisition or divestiture of these assets for the same time frame that those assets were owned in the year ended December 31, 2012.

Reconciliations of 2011 reported net revenue to 2011 acquisition-adjusted net revenue for the year ended December 31, 2011 as well as a comparison of 2011 acquisition-adjusted net revenue to 2012 reported net revenue for the year ended December 31, 2012, are provided below:

Reconciliation and Comparison of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Year ended December 31,
	2011	2012
	(in thousands)
Reported net revenue	$1,130,714	$1,179,736
Acquisition net revenue	14,257	—

Adjusted totals	$1,144,971	$1,179,736

Key Performance Indicators

Net Income/Adjusted EBITDA

(in thousands)

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2012	2011
Net income	$7,890	$6,858	$1,032	15.0%
Income tax expense	8,242	5,542	2,700
Loss on debt extinguishment	41,632	677	40,955
Interest expense	156,762	170,524	(13,762)
Gain on disposition of assets	(13,817)	(10,548)	(3,269)
Depreciation and amortization	296,083	299,639	(3,556)
Stock-based compensation expense	14,466	11,650	2,816

Adjusted EBITDA	$511,258	$484,342	$26,916	5.6%

Adjusted EBITDA for the year ended December 31, 2012, increased 5.6% to $511.3 million. Adjusted EBITDA increase was primarily attributable to the increase in our gross margin (net revenue less direct advertising expense) of 5.5% over the same period in 2011.

Liquidity and Capital Resources

Overview

The Company has historically satisfied its working capital requirements with cash from operations and borrowings under the senior credit facility. The Company’s wholly owned subsidiary, Lamar Media Corp., is the borrower under the senior credit facility and maintains all corporate operating cash balances. Any cash requirements of the Company, therefore, must be funded by distributions from Lamar Media.

Sources of Cash

Total Liquidity. As of June 30, 2014 we had approximately $342.4 million of total liquidity, which is comprised of approximately $34.4 million in cash and cash equivalents and approximately $308.0 million of availability under the revolving portion of Lamar Media’s senior credit facility. We are currently in compliance with the maintenance covenant included in the senior credit facility and we would remain in compliance after giving effect to borrowing the full amount available to us under the revolving portion of the senior credit facility.

Cash Generated by Operations. For the six months ended June 30, 2014 and 2013 our cash provided by operating activities was $173.4 million and $152.0 million, respectively. While our net income was approximately $10.6 million for the six months ended June 30, 2014, we generated cash from operating activities of $173.4 million primarily due to adjustments needed to reconcile net income to cash provided by operating activities of $182.9 million, which primarily consisted of depreciation and amortization of $140.6 million, loss on extinguishment of debt and other-than-temporary-impairment of investments of $30.1 million and stock-based compensation of $10.5 million. In addition, there was an increase in working capital of $20.1 million. We expect to generate cash flows from operations during 2014 in excess of our cash needs for operations and capital expenditures as described herein.

Note Offerings. On January 10, 2014, Lamar Media completed an institutional private placement of $510 million aggregate principal amount of its 5 3/8% Senior Notes due 2024. The institutional private placement resulted in net proceeds to Lamar Media, after payment of fees and expenses, of approximately $502.3 million. Lamar Media used the proceeds of this offering to repay $502.1 million of indebtedness, including all outstanding term loans, outstanding under its senior credit facility.

Credit Facilities. On February 3, 2014, Lamar Media entered into the second restatement agreement with the Company, certain of Lamar Media’s subsidiaries as guarantors, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, under which the parties agreed to amend and restate Lamar Media’s existing senior credit facility on the terms set forth in the second amended and restated credit agreement included in the second restatement agreement. The senior credit agreement was entered into on April 28, 2010, amended and restated on February 9, 2012 and further amended and restated on February 3, 2014 and is referred to herein as the “senior credit facility”. Among other things, the second amendment and restatement of the credit agreement increased the revolving credit facility by $150 million and extended its maturity date to February 2, 2019. The senior credit facility currently consists of a $400 million revolving credit facility and a $500 million incremental facility. Lamar Media is the borrower under the senior credit facility and may also from time to time designate wholly-owned subsidiaries as subsidiary borrowers under the incremental loan facility. Incremental loans may be in the form of additional term loan tranches or increases in the revolving credit facility. Our lenders have no obligation to make additional loans to us, or any designated subsidiary borrower, under the incremental facility, but may enter into such commitments in their sole discretion.

On April 18, 2014, Lamar Media entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the “Amendment”) with Lamar Advertising, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders named therein under which the parties agreed to amend Lamar Media’s existing senior credit facility on the terms set forth in the Amendment. The Amendment created a new $300 million Term A Loan facility (the “Term A Loans”) and certain other amendments to the senior credit agreement. The Term A Loans are not incremental loans and do not reduce the existing $500 million Incremental Loan facility. Lamar Media borrowed all $300 million in Term A Loans on April 18, 2014. The net loan proceeds, together with borrowings under the revolving portion of the senior credit facility and cash on hand, were used to fund the redemption of all $400 million in aggregate principal amount of Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018 on April 21, 2014.

The Term A Loans mature on February 2, 2019 and began amortizing on June 30, 2014 in quarterly installments paid on such date and on each September 30, December 31, March 31 and June 30 thereafter, as follows:

Principal Payment Date	Principal Amount
September 30, 2014-March 31, 2016	$3,750,000
June 30, 2016- March 31, 2017	$5,625,000
June 30, 2017-December 31, 2018	$11,250,000
Term A Loan Maturity Date	$168,750,000

The Term A Loans bear interest at rates based on the Adjusted LIBO Rate (“Eurodollar Term A Loans”) or the Adjusted Base Rate (“Base Rate Term A Loans”), at Lamar Media’s option. Eurodollar Term A Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus 2.00% (or the Adjusted LIBO Rate plus 1.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). Base Rate Term A Loans shall bear interest at a rate per annum equal to the Adjusted Base Rate plus 1.00% (or the Adjusted Base Rate plus 0.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). The guarantees, covenants, events of default and other terms of the Second Amended and Restated Credit Agreement apply to the Term A Loans.

As of June 30, 2014, Lamar Media had approximately $308.0 million of availability under the revolving credit facility included in the senior credit facility and approximately $7.0 million in letters of credit outstanding. As of June 30, 2014, Lamar Media had $296.3 million outstanding in Term A Loans and approximately $85.0 million outstanding under the revolving credit facility.

Factors Affecting Sources of Liquidity

Internally Generated Funds. The key factors affecting internally generated cash flow are general economic conditions, specific economic conditions in the markets where the Company conducts its business and overall spending on advertising by advertisers.

Credit Facilities and Other Debt Securities. Lamar must comply with certain covenants and restrictions related to the senior credit facility and its outstanding debt securities.

Restrictions Under Debt Securities. Lamar must comply with certain covenants and restrictions related to its outstanding debt securities. Currently Lamar Media has outstanding $500 million 5 7⁄8% Senior Subordinated Notes issued in February 2012 ( the “5 7⁄8% Senior Subordinated Notes”), $535 million 5% Senior Subordinated Notes issued in October 2012 (the “5% Senior Subordinated Notes”) and $510 million 5 3⁄8% Senior Notes issued in January 2014 (the “5 3⁄8% Senior Notes”).

The indentures relating to Lamar Media’s outstanding notes restrict its ability to incur additional indebtedness but permit the incurrence of indebtedness (including indebtedness under the senior credit facility), (i) if no default or event of default would result from such incurrence and (ii) if after giving effect to any such incurrence, the leverage ratio (defined as the sum of (x) total consolidated debt plus (y) the aggregate liquidation preference of any preferred stock of Lamar Media’s restricted subsidiaries to trailing four fiscal quarter EBITDA (as defined in the indentures)) would be less than 7.0 to 1. At June 30, 2014, and as of the date hereof, Lamar Media is not in default under the indentures of any of its outstanding notes and, therefore, would be permitted to incur additional indebtedness subject to the foregoing provision.

In addition to debt incurred under the provisions described in the preceding paragraph, the indentures relating to Lamar Media’s outstanding notes permit Lamar Media to incur indebtedness pursuant to the following baskets:

•	up to $1.5 billion of indebtedness under the senior credit facility;

•	indebtedness outstanding on the date of the indentures or debt incurred to refinance outstanding debt;

•	inter-company debt between Lamar Media and its restricted subsidiaries or between restricted subsidiaries;

•	certain purchase money indebtedness and capitalized lease obligations to acquire or lease property in the ordinary course of business that cannot exceed the greater of $50 million or 5% of Lamar Media’s net tangible assets; and

•	additional debt not to exceed $75 million.

Restrictions under Senior Credit Facility. Lamar Media is required to comply with certain covenants and restrictions under the senior credit facility. If the Company fails to comply with these tests, the lenders under the senior credit facility will be entitled to exercise certain remedies, including the termination of the lending commitments and the acceleration of the debt payments under the senior credit facility. At June 30, 2014, and currently, we were in compliance with all such tests under the senior credit facility.

Lamar Media must maintain a senior debt ratio, defined as total consolidated debt (other than subordinated indebtedness) of the Company and its restricted subsidiaries, minus the lesser of (x) $100 million and (y) the aggregate amount of unrestricted cash and cash equivalents of the Company and its restricted subsidiaries to EBITDA, as defined below, for the period of four consecutive fiscal quarters then ended, of less than or equal to 3.5 to 1.0.

Lamar Media is also restricted from incurring additional indebtedness under certain circumstances unless, after giving to the incurrence of such indebtedness, it is in compliance with the senior debt ratio covenant and its total debt ratio, defined as (a) total consolidated debt of the Company and its restricted subsidiaries as of any date minus the lesser of (i) $100 million and (ii) the aggregate amount of unrestricted cash and cash equivalents of the Company and its restricted subsidiaries to (b) EBITDA, as defined below, for the most recent four fiscal quarters then ended is less than 6.0 to 1.0.

Under the senior credit facility “EBITDA” means, for any period, operating income for the Company and its restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before (i) taxes, (ii) interest expense, (iii) depreciation, (iv) amortization, (v) any other non-cash income or charges accrued for such period, (vi) charges and expenses in connection with the credit facility transactions, (vii) costs and expenses of the Company associated with the REIT conversion, provided that the aggregate amount of costs and expenses that may be added back pursuant to this clause (vii) shall not exceed $10 million in the aggregate and (viii) the amount of cost savings, operating expense reductions and other operating improvements or synergies projected by the Lamar Media in good faith to be realized as a result of any acquisition, investment, merger, amalgamation or disposition within 12 months of any such acquisition, investment, merger, amalgamation or disposition, net of the amount of actual benefits realized during such period from such action: provided, (a) the aggregate amount for all such cost savings, operating expense reductions and other operating improvements or synergies shall not exceed an amount equal to 15% of EBITDA for the applicable four quarter period and (b) any such adjustment to EBITDA may only take into account cost savings, operating expense reductions and other operating improvements synergies that are (I) directly attributable to such acquisition, investment, merger, amalgamation or disposition, (II) expected to have a continuing impact on the Lamar Media and its restricted subsidiaries and (III) factually supportable, in each case all as certified by the chief financial officer of the Lamar Media on behalf of the Lamar Media, and (ix) any loss or gain relating to amounts paid or earned in cash prior to the stated settlement date of any swap agreement that has been reflected in operating income for such period) and (except to the extent received or paid in cash by the Company and its restricted subsidiaries income or loss attributable to equity in affiliates for such period), excluding any extraordinary and unusual gains or losses during such period and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions. For purposes of calculating EBITDA, the effect on such calculation of any adjustments required under Statement of Financial Accounting Standards No. 141R is excluded.

Excess Cash Flow Payments. The requirement to make certain mandatory prepayments on loans outstanding under the senior credit facility under certain circumstances was eliminated in conjunction with the second amendment and restatement of the senior credit agreement in February 2014.

The Company believes that its current level of cash on hand, availability under the senior credit facility and future cash flows from operations are sufficient to meet its operating needs through fiscal 2014. All debt obligations are reflected on the Company’s balance sheet.

Uses of Cash

Capital Expenditures. Capital expenditures excluding acquisitions were approximately $54.3 million for the six months ended June 30, 2014. We anticipate our 2014 total capital expenditures will be approximately $100 million.

Acquisitions. During the six months ended June 30, 2014, the Company financed its acquisition activity of $9.2 million with cash on hand.

Note Redemption. On April 21, 2014, Lamar Media redeemed in full all $400 million of its 7 7⁄8% Senior Subordinated Notes due 2018 at a redemption price equal to 103.938% of aggregate principal amount of outstanding notes, plus accrued and unpaid interest to, but not including the redemption date for a total redemption price of $416.3 million. Lamar Media used cash on hand and borrowings under its senior credit facility to fund the redemption.

Dividends. During the period ended June 30, 2014, the Company paid a cash distribution to its common stockholders of approximately $79.0 million, or $0.83 per share of common stock, in anticipation of commencing to operate as a REIT effective January 1, 2014. As a REIT, the Company must distribute to its stockholders by the end of 2014 all if its pre-REIT accumulated earnings and profits, if any. In addition, the Company must annually distribute to its stockholders an amount equal to at least 90% of its REIT taxable income (determined before the deduction for distributed earnings and excluding any net capital gain). The amount, timing and frequency of future distributions will be at the sole discretion of the board of directors and will be declared based upon various factors, a number of which may be beyond the Company’s control, including the Company’s financial condition and operating cash flows, the amount required to maintain its REIT status and reduce any income and excise taxes that the Company otherwise would be required to pay, limitations on distributions in our existing and future debt instruments, the Company’s ability to utilize net operating losses to offset, in whole or in part, the Company’s distribution requirements, limitations on its ability to fund distributions using cash generated through its TRSs and other factors that the board of directors may deem relevant.

Debt Service and Contractual Obligations. As of December 31, 2013, we had outstanding debt of approximately $1.94 billion. In the future, our wholly owned subsidiary Lamar Media has principal reduction obligations and revolver commitment reductions under the senior credit facility. In addition, it has fixed commercial commitments. These commitments are detailed as follows:

		Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
	(In millions)
Long-term debt	$1,938.8	$55.9	$362.9	$485.0	$1,035.0
Interest obligations on long-term debt(1)	686.0	107.7	197.8	163.3	217.2
Billboard site and other operating leases	1,161.9	155.4	235.2	175.9	595.4

Total payments due	$3,786.7	$319.0	$795.9	$824.2	$1,847.6

(1)	Interest rates on our variable rate instruments are assuming rates at the December 2013 levels.

		Amount of Expiration Per Period
Other Commercial Commitments	Total Amount Committed	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
	(In millions)
Revolving bank facility(2)	$250.0	$—	$250.0	$—	$—
Standby letters of credit(3)	$7.0	$5.6	$1.4	$—	$—

(2)	Lamar Media had $150.0 million outstanding under the revolving facility at December 31, 2013.
(3)	The standby letters of credit are issued under Lamar Media’s revolving bank facility and reduce the availability of the facility by the same amount.

Cash Flows

The Company’s cash flows provided by operating activities increased by $18.8 million for the year ended December 31, 2013 primarily resulting from an increase in operating income of $8.9 million as described in “Results of Operations” and by a decrease in changes to operating net assets of $20.9 million, offset by an increase in non-cash compensation of $10.5 million over the comparable period in 2012.

Cash flows used in investing activities decreased $111.5 million from $303.4 million in 2012 to $191.9 million in 2013 primarily due to a decrease in acquisition activity of $113.8 million as compared to the same period in 2012.

Cash flows used in financing activities increased to $227.2 million for the year ended December 31, 2013, primarily due to the redemption of Lamar Media’s 9 3⁄4% Senior Notes.

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to long-lived asset recovery, intangible assets, goodwill impairment, deferred taxes, asset retirement obligations, stock-based compensation and allowance for doubtful accounts. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events and, where applicable, established valuation techniques. These estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Long-Lived Asset Recovery

Long-lived assets, consisting primarily of property, plant and equipment and intangibles comprise a significant portion of the Company’s total assets. Purchases of property, plant and equipment are recorded at purchase cost, while acquired property, plant and equipment is recorded at fair value determined primarily through estimates of replacement costs. Property, plant and equipment of $1.1 billion and intangible assets of $419.4 million are reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset or asset group to future undiscounted net cash flows expected to be generated by that asset or asset group before interest expense. These undiscounted cash flow projections are based on management’s assumptions surrounding future operating results and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangible assets may exist and a charge to income would be made in the period such impairment is determined. During the year ended December 31, 2013, there were no indications that an impairment test was necessary.

Intangible Assets

The Company has significant intangible assets recorded on its balance sheet. Intangible assets primarily represent site locations of $388.7 million and customer relationships of $29.1 million associated with the Company’s acquisitions. The fair values of intangible assets recorded are determined using discounted cash flow models that require management to make assumptions related to future operating results, including projecting net revenue growth discounted using current cost of capital rates, of each acquisition and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangibles may exist and a charge to income would be made in the period such impairment is determined. Historically no impairment charge has been required with respect to the Company’s intangible assets.

Goodwill Impairment

The Company has a significant amount of goodwill on its balance sheet and must perform an impairment test of goodwill annually or on a more frequent basis if events and circumstances indicate that the asset might be impaired. The first step of the impairment test requires management to determine the implied fair value of its reporting units and compare it to its book value (including goodwill). To the extent the book value of a reporting unit exceeds the fair value of the reporting unit, the Company would be required to perform the second step of the impairment test, as this is an indicator that the reporting unit may be impaired. Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization.

We have identified two reporting units (Logo operations and Billboard operations) in accordance with Accounting Standards Codification (“ASC”) 350. No changes have been made to our reporting units from the prior period. The reporting units and their carrying amounts of goodwill as of December 31, 2012 and 2013 are as follows:

	Carrying Value of Goodwill
	(in thousands)
	December 31, 2012	December 31, 2013
Billboard operations	$1,484,189	$1,502,592
Logo operations	961	961

We believe there are numerous facts and circumstances that need to be considered when estimating the reasonableness of the reporting unit’s estimated fair value. In conducting our impairment test, we assessed the reasonableness of the reporting unit’s estimated fair value based on both market capitalization and discounted future cash flows. The discounted cash flow analysis incorporated various growth rate assumptions and discounting based on a present value factor.

Consideration of Market Capitalization

The Company first considered its market capitalization as of its annual impairment testing date of December 31. The market capitalization of its Class A common stock as of December 31, 2013 was $4.9 billion compared to stockholders’ equity of $932.9 million as of that date, resulting in an excess of approximately $4.0 billion, which is substantially in excess of our book value. The Company considers market capitalization over book value a strong indicator that no impairment of goodwill exists as of the measurement date of December 31, 2013. The following table presents the market capitalization and aggregate book value of the reporting units as of December 31, 2013:

	Equity Book Value	Market Capitalization(1)
	(in thousands)
Aggregate Values as of December 31, 2013	$932,946	$4,905,601

(1)	Market capitalization was calculated using a 10-day average of the closing prices of the Class A common stock beginning 5 trading days prior to the measurement date.

Calculations of Fair Value using Discounted Cash Flow Analysis

We also estimate fair value using a discounted cash flow analysis that compares the estimated future cash flows of each reporting unit to the book value of the reporting unit. The discount rate and projected revenue and EBITDA (earnings before interest, tax, depreciation and amortization) growth rates are significant assumptions utilized in our calculation of the present value of cash flows used to estimate fair value of the reporting units. These assumptions could be adversely impacted by certain risks including deterioration in industry and economic conditions. See “Risk Factors—Risk Factors Related to Our Business” beginning on page 31. For additional information about goodwill, see Note 5 to the Consolidated Financial Statements, incorporated by reference herein.

Our discount rate assumption is based on our cost of capital, which we determine annually based on our estimated costs of debt and equity relative to our capital structure. As of December 31, 2013 our weighted average cost of capital (WACC) was approximately 9.5%.

In developing our revenue and EBITDA growth rates, we consider our historical performance and current market trends in the markets in which we operate. The five year projected Compound Annual Growth Rate (CAGR) used in our discounted cash flow analysis for billboard revenue and billboard EBITDA was 4.4% and 5.8%, respectively, and our logo operations revenue and EBITDA CAGR was 2.2% and 2.5%, respectively. The projected CAGR for revenue and EBITDA discussed above would have to deteriorate significantly, among other factors, before further testing of goodwill impairment would be necessary for our reporting units.

The fair values calculated as of December 31, 2013, using the discounted cash flow analysis described above for both reporting units were substantially in excess of their book values. Assumptions used in our impairment test, such as forecasted growth rates and our cost of capital, are based on the best available market information and are consistent with our internal forecast and operating plans. The following table presents the aggregate fair value of our reporting units and aggregate book value of the reporting units as of December 31, 2013:

	Equity Book Value	Fair Value(1)
	(in thousands)
Aggregate Values as of December 31, 2013	$932,946	$4,223,102

(1)	Fair Value is calculated using the discounted cash flow analysis described above.

Based upon the Company’s annual review as of December 31, 2013, using both the market capitalization approach and discounted cash flow analysis, there was no indication of a potential impairment and, therefore, the second step of the impairment test was not required and no impairment charge was necessary.

Deferred Taxes

As of December 31, 2013, the Company had deferred tax assets of $252.3 million, a component of which is the Company’s operating loss carry forward, net of existing valuation allowances. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income before the expiration of the carry forwards governed by the tax code. Based on the current level of pretax earnings for financial reporting purposes and projected decreases in future depreciation and amortization, we will generate the minimum amount of future taxable income to support the realization of the deferred tax assets. Additionally, the Company has a significant amount of deferred tax liabilities that will reverse during the same period and jurisdiction and is of the same character as the temporary differences giving rise to the deferred tax assets. As a result, management believes that it is more likely than not that we will realize the benefits of these deferred tax assets, net of the existing valuation allowances at December 31, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. Should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. For a more detailed description, see Note 11 of the Notes to the Consolidated Financial Statements incorporated by reference herein.

Asset Retirement Obligations

The Company had an asset retirement obligation of $200.8 million as of December 31, 2013. This liability relates to the Company’s obligation upon the termination or non-renewal of a lease to dismantle and remove its billboard structures from the leased land and to reclaim the site to its original condition. The Company records the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. In calculating the liability, the Company calculates the present value of the estimated cost to dismantle using an average cost to dismantle, adjusted for inflation and market risk.

This calculation includes 100% of the Company’s billboard structures on leased land (which currently consist of approximately 72,000 structures). The Company uses a 15-year retirement period based on historical operating experience in its core markets, including the actual time that billboard structures have been located on leased land in such markets and the actual length of the leases in the core markets, which includes the initial term of the lease, plus consideration of any renewal period. Historical third-party cost information is used to estimate the cost of dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on the Company’s historical credit-adjusted risk free rate.

Stock-based Compensation

Stock-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-Based Payment Accounting requires the use of a valuation model to calculate the fair value of share-based awards. The Company has elected to use the Black-Scholes option-pricing model. The Black-Scholes option-pricing model incorporates various assumptions, including volatility, expected life and interest rates. The expected life is based on the observed and expected time to post-vesting exercise and forfeitures of stock options by our employees. Upon the adoption of Share-Based Payment Accounting, we used a combination of historical and implied volatility, or blended volatility, in deriving the expected volatility assumption as allowed under Share-Based Payment Accounting. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts. Share-Based Payment Accounting requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. If factors change and we employ different assumptions in the application of Share-Based Payment Accounting in future periods, the compensation expense that we record under Share-Based Payment Accounting may differ significantly from what we have recorded in the current period. During 2013, we recorded $17.3 million as compensation expense related to stock options and employee stock purchases. We evaluate and adjust our assumptions on an annual basis. See Note 14 “Stock Compensation Plans” of the Notes to Consolidated Financial Statements incorporated by reference herein for further discussion.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts based on the payment patterns of its customers. Management analyzes historical results, the economic environment, changes in the credit worthiness of its customers, and other relevant factors in determining the adequacy of the Company’s allowance. Bad debt expense was $6.0 million, $5.4 million and $7.6 million or approximately 0.5%, 0.5% and 0.7% of net revenue for the years ended December 31, 2013, 2012, and 2011, respectively. If the future economic environment declines, the inability of customers to pay may occur and the allowance for doubtful accounts may need to be increased, which will result in additional bad debt expense in future years.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to interest rate risk in connection with variable rate debt instruments issued by its wholly owned subsidiary Lamar Media. The information below summarizes the Company’s interest rate risk associated with its principal variable rate debt instruments outstanding at June 30, 2014, and should be read in conjunction with Note 8 of the notes to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 13, 2013.

Loans under Lamar Media’s senior credit facility bear interest at variable rates equal to the JPMorgan Chase Prime Rate or LIBOR plus the applicable margin. Because the JPMorgan Chase Prime Rate or LIBOR may increase or decrease at any time, the Company is exposed to market risk as a result of the impact that changes in these base rates may have on the interest rate applicable to borrowings under the senior credit facility. Increases in the interest rates applicable to borrowings under the senior credit facility would result in increased interest expense and a reduction in the Company’s net income.

At June 30, 2014, there was approximately $381.3 million of aggregate indebtedness outstanding under the senior credit facility, or approximately 19.9% of the Company’s outstanding long-term debt on that date, bearing interest at variable rates. The aggregate interest expense for the six months ended June 30, 2014, with respect to borrowings under the senior credit facility was $3.0 million, and the weighted average interest rate applicable to borrowings under this credit facility during the six months ended June 30, 2014, was 2.5%. Assuming that the weighted average interest rate was 200-basis points higher (that is 4.5% rather than 2.5%), then the Company’s six months ended June 30, 2014, interest expense would have been approximately $1.7 million higher resulting in a $1.0 million decrease in the Company’s six months ended June 30, 2014, net income.

The Company attempted to mitigate the interest rate risk resulting from its variable interest rate long-term debt instruments by issuing fixed rate, long-term debt instruments and maintaining a balance over time between the amount of the Company’s variable rate and fixed rate indebtedness. In addition, the Company has the capability under the senior credit facility to fix the interest rates applicable to its borrowings at an amount equal to LIBOR plus the applicable margin for periods of up to twelve months (in certain cases with the consent of the lenders), which would allow the Company to mitigate the impact of short-term fluctuations in market interest rates. In the event of an increase in interest rates, the Company may take further actions to mitigate its exposure. The Company cannot guarantee, however, that the actions that it may take to mitigate this risk will be feasible or if these actions are taken, that they will be effective.

DESCRIPTION OF LAMAR REIT CAPITAL STOCK

The following summarizes the material terms of Lamar REIT common stock, Lamar REIT Series AA preferred stock and undesignated preferred stock as will be set forth in the Lamar REIT charter (the amended certificate of incorporation of Lamar REIT) and which will govern the rights of Lamar REIT common stock, Lamar REIT Series AA preferred stock and undesignated preferred stock if the merger agreement is adopted by Lamar Advertising’s stockholders and the merger is thereafter completed. A copy of the form of the Lamar REIT charter is attached as Annex B-1 to this proxy statement/prospectus. While we believe that the following description covers the material terms of Lamar REIT’s capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the Lamar REIT charter and the other documents we refer to for a more complete understanding of Lamar REIT’s capital stock following the merger.

Authorized Capital

The Lamar REIT charter authorizes Lamar REIT to issue up to 500 million shares of capital stock consisting of 362.5 million shares of Class A common stock, par value $0.001 per share, 37.5 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of undesignated preferred stock, par value $0.001 per share, of which 5,720 shares are designated Series AA preferred stock.

Lamar REIT Common Stock

When issued as contemplated in the merger agreement, the Lamar REIT Class A common stock and the Lamar REIT Class B common stock will be validly issued, fully paid and non-assessable. Under Delaware law, stockholders generally are not personally liable for a corporation’s acts or debts.

Voting Rights. The Lamar REIT Class A common stock and the Lamar REIT Class B common stock will have the same rights and powers, except that a share of Lamar REIT Class A common stock will entitle the holder to one vote and a share of Lamar REIT Class B common stock will entitle the holder to ten votes. Except as required by Delaware law, the Lamar REIT Class A common stock, Lamar REIT Class B common stock and Lamar REIT Series AA preferred stock will vote together as a single class. Generally, all matters to be voted on by stockholders must be approved by a majority (or by a plurality in the case of election of directors) of the votes entitled to be cast by all shares of Lamar REIT common stock and Lamar REIT Series AA preferred stock present in person or by proxy. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of that class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect that class adversely. The Lamar REIT charter, however, will allow for amendments to increase or decrease the number of authorized shares of Lamar REIT Class A common stock or Lamar REIT Class B common stock without a separate vote of either class.

Conversion of Lamar REIT Class B Common Stock. Each share of Lamar REIT Class B common stock will be convertible at the option of its holder into one share of Lamar REIT Class A common stock at any time. In addition, each share of Lamar REIT Class B common stock will convert automatically into one share of Lamar REIT Class A common stock upon the sale or other transfer of a share of Lamar REIT Class B common stock to a person who, or entity which, is not a Permitted Transferee. “Permitted Transferees” include (1) a descendant of Kevin P. Reilly, Sr.; (2) a spouse or surviving spouse (even if remarried) of any individual named or described in (1) above; (3) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (1) and (2) above; and (4) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (1), (2) and (3) above. Furthermore, each share of Lamar REIT Class B common stock will convert automatically into one share of Lamar REIT Class A common stock (i) in the event that the number of outstanding shares of Lamar REIT Class B common stock falls below 10% of the total number of outstanding shares of Lamar REIT Class A common stock and Lamar REIT Class B common stock taken together or (ii) under certain circumstances, in the event there is a violation, with respect to the Lamar REIT Class B common stock, of the ownership limits contained in the Lamar REIT charter. See the section entitled “Restrictions on Ownership and Transfer “ below.

Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over Lamar REIT common stock with respect to the payment of dividends, dividends may be declared and paid on the Lamar REIT common stock from time to time and in amounts as the board of directors of Lamar REIT may determine. If the merger is approved by our stockholders and thereafter completed, and if we thereafter elect to become a REIT, we currently intend to continue the payment of regular quarterly cash dividends. Any such dividends will be paid on all shares of Lamar REIT common stock outstanding at the time of such payment. See the section entitled “Distribution Policy.”

Liquidation Rights. Upon the liquidation, dissolution or winding up of Lamar REIT, whether voluntarily or involuntarily, the holders of Lamar REIT common stock will be entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of any class of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of Lamar REIT with or into any other entity in which our stockholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Other Provisions. The Lamar REIT common stock will be redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by the board of directors. Holders of Lamar REIT common stock will have no right to subscribe to new issuances of Lamar REIT common stock. Any outstanding shares of Lamar REIT Class A common stock or Lamar REIT Class B common stock that Lamar subdivides by stock split or recapitalization, or combines by reverse stock split or otherwise, will be subdivided or combined on an equal basis.

Lamar REIT Series AA Preferred Stock

The Lamar REIT charter authorizes 100 million shares of undesignated preferred stock, 5,720 shares of which will be designated Series AA Preferred Stock. When issued as contemplated in the merger agreement, the Lamar REIT Series AA preferred stock will be validly issued, fully paid and non-assessable.

Voting Rights. Holders of Lamar REIT Series AA preferred stock will be entitled to one vote per share and will generally be entitled to vote on all matters to be voted on by the holders of Lamar REIT common stock, including the election of directors.

Rank. The Lamar REIT Series AA preferred stock will rank senior to the Lamar REIT common stock with respect to dividends and upon the dissolution or liquidation of Lamar REIT.

Dividends. Holders of shares of Lamar REIT Series AA preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available to make such payments, cash dividends at a rate of $15.95 per share per quarter. Dividends will accrue and accumulate from the date of issuance of the shares.

Liquidation Rights. Upon the voluntary or involuntary dissolution or liquidation of Lamar REIT, the holders of Lamar REIT Series AA preferred stock will be entitled to receive, before any payment may be made or any assets distributed to the holders of Lamar REIT common stock, the sum of $638 per share and any dividends accrued and unpaid on the stock. Upon any dissolution or liquidation, whether voluntary or involuntary, if the assets distributed among the holders of the Lamar REIT Series AA preferred stock are insufficient to permit the payment to a stockholder of the full preferential amounts to which they are entitled, then all of Lamar REIT’s assets to be distributed upon dissolution or liquidation will be distributed to the holders of Lamar REIT Series AA preferred stock before any distribution to holders of Lamar REIT common stock. Neither the merger, consolidation or business combination of Lamar REIT with or into any other entity in which our stockholders receive capital stock and/or other securities of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Additional Lamar REIT Preferred Stock

Under Delaware law and the Lamar REIT charter, Lamar REIT will be able to issue additional shares of undesignated preferred stock from time to time, in one or more classes or series, as authorized by the board of directors, generally without the approval of the stockholders.

Subject to limitations prescribed by Delaware law and the Lamar REIT charter and bylaws, the board of directors will be able to fix the number of shares constituting each class or series of Lamar REIT preferred stock and the designations, powers, preferences and other rights of that series as well as the qualifications, limitations or restrictions on those powers, preferences and rights. These may include provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and any other subjects or matters the board of directors or duly authorized committee may fix by resolution.

The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of some, or a majority, of the shares might believe to be in their best interests or in which holders of some, or a majority, of the shares might receive a premium for their shares over the then-market price of the shares.

The specific terms and conditions that may be determined by the board of directors include:

•	whether the shares of the series are redeemable, and if so, the prices at which, and the terms and conditions on which, the shares may be redeemed, including the date or dates upon or after which the shares shall be redeemable and the amount per share payable in case of redemption;

•	whether shares of the series will be entitled to receive distributions and, if so, the distribution rate on the shares, any restriction, limitation or condition upon the payment of the distributions, whether distributions will be cumulative, and the dates on which distributions are payable;

•	any preferential amount payable upon shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of Lamar REIT;

•	whether the shares of the series are convertible, or exchangeable for, shares of Lamar REIT Class A common stock or for any other class or classes of stock, or any other securities of Lamar REIT, and if so, the terms and conditions of such conversion or exchange, including price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities;

•	terms and conditions of the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting power, if any, of shares of the series; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

For a description of additional provisions of the Lamar REIT charter that may have the effect of delaying, deferring or preventing a change in control of Lamar REIT, see the section entitled “Comparison of Rights of Stockholders of Lamar Advertising and Lamar REIT — Anti-Takeover Effect of Certain Provisions of the Lamar REIT Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of stock) may be owned, directly or indirectly or through application of certain attribution rules by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).

The Lamar REIT charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements. The relevant sections of the Lamar REIT charter provide that, subject to the exceptions described below, no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions more than 5% of the outstanding shares of our common stock (based on the total combined number of Lamar REIT Class A common stock and Lamar REIT Class B common stock), excluding any shares of our stock that are not treated as outstanding for federal income tax purposes. We refer to these restrictions as the “ownership limitation provisions.”

The Lamar REIT charter further prohibits:

•	any person from owning shares of our stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code, generally without reference to any rules of attribution).

In establishing the ownership limitations the board of directors considered the relative values of the Class A common stock and the Class B common stock and the value of the Company’s stock owned by the Reilly family, including Kevin P. Reilly, Jr., Sean E. Reilly and their affiliates. The board of directors established a separate share ownership limitation for the Permitted Transferees (as defined above) that allows them, subject to certain limitations, to own actually and by virtue of the applicable constructive ownership provisions no more than 19% of the outstanding shares of our common stock and, during the second half of any taxable year other than our first taxable year as a REIT, no more than 33% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for federal income tax purposes. In determining the foregoing values estimates the board of directors, among other things, consulted with an independent nationally recognized valuation advisor.

A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limitation provisions or any of the other restrictions on ownership and transfer of our stock discussed below, and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned constructively by one individual or entity. As a result, the acquisition of less than 5% in the number of shares of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of the applicable ownership limits described above.

The Lamar REIT charter provides that, upon request, the board of directors will, prospectively or retroactively, waive the ownership limitation provisions with respect to a particular stockholder, and establish a different ownership limit for the stockholder, unless the board of directors determines in its sole judgment that such stockholder’s increased ownership could result in any of our rental income failing to qualify as such for REIT testing purposes as a result of the “related party tenant” rules that apply to REITs. In granting such waiver, the board of directors may also require the stockholder receiving such waiver to make certain representations, warranties and covenants related to our ability to qualify as a REIT. In addition, the Lamar REIT charter provides that the board of directors may waive the ownership limitation provisions in circumstances where a stockholder’s ownership could result in rental income failing to qualify as such for REIT testing purposes, provided that the board of directors determines that receipt of such income would not adversely affect our ability to qualify as a REIT.

As a condition of such waiver, the board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to the board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings as are reasonably necessary to make the determinations above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limitation provisions or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limitation provisions and other restrictions on ownership and transfer of our stock described above will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the Lamar REIT charter, if any purported transfer of our stock or any other event otherwise would result in any person violating the ownership limitation provisions or such other limitation as established by the board of directors or would result in our failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. However, if any purported violation applies to a holder (actual or constructive) of shares of Class B common stock, generally before the application of any trust transfer provisions the number of shares of Class B common stock sufficient to cure or prevent the ownership limitation violation (rounded up to the nearest whole share) will be automatically converted into shares of Class A common stock. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or other charter restriction or our failing to qualify as a REIT, then the Lamar REIT charter provides that the transfer of shares resulting in such violation will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code, generally without reference to any rules of attribution), then any such purported transfer will be automatically void and of no force or effect and the intended transferee will acquire no rights in the shares.

The trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limitation provisions or other restrictions on ownership and transfer of our stock; provided that the right of the trustee to sell the shares will be subject to the rights of any person or entity to purchase such shares from the trust that we establish by an agreement entered into prior to the date the shares are transferred to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of: (a) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the fair market value of such shares on the day of the transfer or other event that resulted in the transfer of such shares to the trust), and (b) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner before our discovery that the shares had been transferred to the trust and that is owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares and may also exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the board of directors determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock set forth in the Lamar REIT charter, the board of directors will take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of our stock must give written notice to us stating the name and address of such owner, the number of shares of each Class And series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitation provisions. In addition, any person or entity that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our qualification as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Section 203 of the Delaware General Corporation Law

We are and will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s voting stock constituting total voting power. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) the board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances) or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for Lamar REIT Class A common stock is the American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone number (718) 921-8124.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF LAMAR ADVERTISING AND LAMAR REIT

The following describes some of the differences between the current rights of stockholders of Lamar Advertising and the rights of stockholders of Lamar REIT after the merger, and also summarizes certain provisions of Delaware law, the Lamar Advertising charter, the Lamar Advertising bylaws, the Lamar REIT charter, and the Lamar REIT bylaws. This summary may not contain all the information that is important to you. We encourage you to carefully read the Lamar Advertising charter, the Lamar Advertising bylaws, the Lamar REIT charter and the Lamar REIT bylaws. For information on how to obtain the Lamar Advertising charter and Lamar Advertising bylaws, see “Additional Information.” A copy of the forms of the Lamar REIT charter and Lamar REIT bylaws are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus.

General

If the merger is completed, holders of shares of Lamar Advertising common stock will obtain the right to receive a number of shares of Lamar REIT common stock equal to, and in exchange for, the same number and class of shares of Lamar Advertising common stock then owned, and holders of Lamar Advertising Series AA preferred stock will obtain the right to receive a number of shares of Lamar REIT Series AA preferred stock equal to, and in exchange for, the same number of shares of Lamar Advertising Series AA preferred stock then owned. As a holder of Lamar Advertising common stock and Lamar Advertising Series AA preferred stock, your rights are governed by Delaware law, the Lamar Advertising charter and the Lamar Advertising bylaws. If the merger is completed, your rights as a holder of Lamar REIT common stock and Lamar REIT Series AA preferred stock will be governed by Delaware law, the Lamar REIT charter and the Lamar REIT bylaws. Generally, except as described below, and except that the Lamar REIT charter will include restrictions on ownership and transfer, the Lamar REIT charter and the Lamar REIT bylaws will be the same in all material respects as the current Lamar Advertising charter and Lamar Advertising bylaws, which currently govern your rights as a Lamar stockholder.

The Lamar REIT charter and Lamar REIT bylaws will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of Lamar REIT by means of a tender offer, proxy contest or otherwise that might involve a premium price for holders of shares of Lamar REIT common stock or otherwise be in our stockholders’ best interests. See the section entitled “Anti-Takeover Effect of Certain Provisions of the Lamar REIT Charter and Bylaws.”

Amendment of Charter and Bylaws

Lamar Advertising. The Lamar Advertising charter may be amended by Lamar Advertising in the manner prescribed by Delaware law. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of that class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect that class adversely. The Lamar Advertising charter, however, allows for amendments to increase or decrease the number of authorized shares of Class A common stock or Class B common stock without a separate vote of either class. The Lamar Advertising bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by (i) the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present or (ii) the affirmative vote of a majority of the votes represented by the shares of the stockholders constituting a quorum present at any regular meeting of the stockholders, or at any special meeting of the stockholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws have been stated in the notice of such special meeting.

Lamar REIT. The amendment provisions of the Lamar REIT charter and the Lamar REIT bylaws are identical in all material respects to the amendment provisions of the Lamar Advertising charter and the Lamar Advertising bylaws.

Meeting of Stockholders; Right to Call Special Meetings; Action by Written Consent

Lamar Advertising. Under the Lamar Advertising bylaws, annual meetings of stockholders are to be held at a date and time as determined by the board of directors or by an officer designated by the board of directors. Special meetings of the stockholders may be called at any time by the president or by a majority of the board of directors. At any meeting of stockholders, only business that was properly brought before the meeting will be conducted. The Lamar Advertising bylaws provide that any action required or permitted by Delaware to be taken at any annual or special meeting may be taken without a meeting by the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Lamar REIT. The provisions of the Lamar REIT bylaws with respect to the meetings of stockholders, the right to call special meetings and action by written consent are identical in all material respects to the provisions of the Lamar Advertising bylaws, except that the Lamar REIT bylaws provide that the board of directors may postpone or reschedule any previously scheduled annual or special meeting of the stockholders.

Advance Notice Requirement of Director Nominations and Stockholder Proposals

Lamar Advertising. The Lamar Advertising bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before a stockholder meeting. Nominations for persons as directors may be made only by or at the direction of the board of directors or by any stockholder who is a stockholder of record at the time of giving of notice who is entitled to vote in the election of directors if the stockholder timely complies with the notice procedures set forth in the Lamar Advertising bylaws. The stockholder’s written notice also must set forth certain information regarding the stockholder and the nominee and certain other information as set forth in the Lamar Advertising bylaws. To be timely, with respect to the regularly scheduled annual meeting, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Lamar Advertising (i) no later than 75 days in advance of the anniversary of the date of the previous year’s annual meeting; (ii) in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed to more than 30 days before or after such anniversary date, no later than 45 days in advance of the current year’s annual meeting if at least 60 days notice or prior public disclosure of the annual meeting is given or made or (iii) if neither (i) nor (ii) apply, 15 days following the day on which notice of the date of the current year’s annual meeting was mailed or public disclosure of the date of such annual meeting is first made by Lamar Advertising.

Stockholder proposals, other than nominations of persons for election as directors, may be made by a stockholder (i) who is a stockholder of record at the time of the giving of notice, (ii) who is entitled to vote at the meeting, (iii) who has given timely notice of the business in writing to the secretary of Lamar Advertising and (iv) such business is properly brought forth before the meeting, in accordance with the bylaws. The stockholder’s written notice also must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in the Lamar Advertising bylaws. To be timely, as described above, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Lamar Advertising (i) in the case of the annual meeting only, no later than 75 days in advance of the anniversary of the date of the previous year’s annual meeting; (ii) in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed to more than 30 days before or after such anniversary date, no later than 45 days in advance of the current year’s annual meeting or a special meeting if at least 60 days notice or prior public disclosure is given or made or (iii) if neither (i) nor (ii) apply, 15 days following the day on which notice of the date of the current year’s annual meeting or the special meeting was mailed or public disclosure of the date of such annual meeting or special meeting is first made by Lamar Advertising.

Lamar REIT. The provisions of the Lamar REIT bylaws with respect to the advance notice requirement of stockholder proposals and director nominations are identical in all material respects to the provisions of the Lamar Advertising bylaws, except that the Lamar REIT bylaws set forth different requirements for a stockholder’s notice, including nominations for persons as directors, to be considered timely. Under the Lamar REIT bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Lamar REIT (i) in the case of an annual meeting only, not earlier than the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year, or the date of the current year’s annual meeting is more than 30 days before or more than 70 days after the anniversary date of the prior year’s annual meeting, or if clause (i) does not apply, not earlier than the 120th day prior to the date of the current year’s annual meeting or a special meeting and not later than the close of business on the later of the 90th day prior to the date of such annual or special meeting or the date 10 days after the day on which notice of the date of the current year’s annual meeting or the special meeting was mailed or public disclosure was made.

Number and Election of Directors; Vacancies; Removal

Lamar Advertising. The Lamar Advertising bylaws provide that the business and affairs of Lamar Advertising will be managed by the board of directors, which must consist of not less than one director, none of whom needs to be a stockholder.

The number of directors may be increased at any time, such increase to be effective immediately unless otherwise specified in the resolution, by vote of a majority of the directors then in office. Directors must be elected at each annual meeting of stockholders by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present to hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. Election of directors need not be by written ballot.

The Lamar Advertising bylaws provide that, unless and until filled by the stockholders and except as otherwise provided by the Lamar Advertising charter, any vacancy on the board of directors, including one created by an increase in the number of directors and an unfilled vacancy resulting from the removal of any director, will be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Under the DGCL, directors may be removed with or without cause, by the stockholders. The vacancy or vacancies created by the removal of a director may be filled by the stockholders at the meeting held for the purpose of removal, or if not so, by the directors as described above.

Lamar REIT. The provisions of the Lamar REIT bylaws with respect to the number and election of directors, vacancies and removal are identical in all material respects to the provisions of the Lamar Advertising bylaws.

Forum Selection Clause

Lamar Advertising. The Lamar Advertising charter does not contain a forum selection clause.

Lamar REIT. The Lamar REIT charter provides that unless Lamar REIT consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of Lamar REIT;

•	any action asserting a claim of breach of a fiduciary duty owed by any of Lamar REIT’s directors, officers, or employees to Lamar REIT or its stockholders;

•	any action asserting a claim against Lamar REIT arising pursuant to any provision of the DGCL, Lamar REIT’s charter or Lamar REIT’s bylaws; or

•	any action asserting a claim against Lamar REIT that is governed by the internal affairs doctrine.

The Lamar REIT charter also provides that any person or entity purchasing or otherwise acquiring any interest in capital stock of Lamar REIT capital stock will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Anti-Takeover Effect of Certain Provisions of the Lamar REIT Charter and Bylaws

Certain provisions of the Lamar REIT charter, described below, as well as the ability of the board of directors to issue additional classes and shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer, or prevent a transaction or a change in control of Lamar REIT that might involve a premium for holders of Lamar REIT common stock or might otherwise be in their best interests.

Removal of Directors. Delaware law provides that any or all of the directors may be removed at any time, either with or without cause by a vote of our stockholders, provided, however that a vote of a majority of the shares outstanding and entitled to vote is required to effect any such removal. This provision may delay or prevent our stockholders from removing incumbent directors.

Advance Notice of Director Nominations and Stockholder Proposals. The Lamar REIT bylaws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders. A failure to comply with these timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Ownership Limitations. Primarily to protect us against the risk of losing our status as a REIT, the Lamar REIT charter contains provisions that limit the ownership by any person or entity of shares of any class or series of our capital stock. These provisions may have the effect of inhibiting or impeding a change in control. See the section entitled “Description of Lamar REIT Capital Stock — Restrictions on Ownership and Transfer.”

LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

DGCL. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Lamar REIT Charter and Bylaws. The Lamar REIT charter and bylaws include provisions which limit or eliminate the personal liability of Lamar REIT’s directors and officers to the fullest extent permitted by Section 102 of the DGCL. Article Ninth of the Lamar REIT charter provides that no director shall be personally liable to Lamar REIT or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of the Lamar REIT bylaws provides for indemnification by Lamar REIT of its directors, officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Lamar REIT if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Lamar REIT, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. The inclusion of these indemnification provisions in the Lamar REIT charter and bylaws is intended to enable Lamar REIT to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

We maintain directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Indemnification Agreements. We intend to enter into indemnification agreements with our directors and executive officers, effective at the time of the merger. We expect that these indemnification agreements will require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the merger and considerations relating to our qualification as a REIT and the ownership and disposition of shares of Lamar REIT common stock.

Because this is a summary that is intended to address only certain material U.S. federal income tax considerations relating to the ownership and disposition of Lamar Advertising common stock and Lamar REIT common stock that will generally apply to stockholders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a trust, an estate, a regulated investment company, a financial institution, a REIT, an insurance company, a person who holds 10% or more (by vote or value) of our stock, a pass-through entity or investor in such an entity, a person holding shares of Lamar Advertising common stock and Lamar REIT common stock as part of a short sale, hedge, conversion, straddle, constructive sale, synthetic security, or other integrated transaction for U.S. federal income tax purposes, a person subject to the alternative minimum tax, a U.S. expatriate, a U.S. stockholder whose “functional currency” (as defined in Section 985 of the Code) is not the U.S. dollar, or otherwise subject to special tax treatment under the Code;

•	except as specifically described in the following summary, this discussion does not address taxation of a stockholder that is a tax-exempt entity or a foreign person;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with stockholders that hold Lamar Advertising common stock and Lamar REIT common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	this summary does not address taxation of a person who acquires Lamar Advertising common stock or Lamar REIT common stock in connection with employment or other performance of services; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of Lamar Advertising common stock and Lamar REIT common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

The sections of the Code that govern federal income tax qualification and treatment of REITs and their stockholders are complex. The following is a summary of applicable Code provisions, regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial, or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have received a private letter ruling from the IRS with respect to some but not all of the matters described in this summary, and we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to Lamar Advertising and Lamar REIT’s acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter ruling issued to us. Furthermore, while a private letter ruling from the IRS generally is binding on the IRS, we and our tax counsel cannot rely on the private letter ruling if the factual representations, assumptions, or undertakings made in our letter ruling request to the IRS are untrue or incomplete in any material respect. Furthermore, the IRS could revoke the ruling it issued to us in whole or in part if the applicable law or the IRS position on the matters addressed in our ruling changes. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local, or foreign tax consequences. For all these reasons, we urge you and any prospective acquiror of Lamar Advertising common stock or Lamar REIT common stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of Lamar Advertising common stock or Lamar REIT common stock. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this proxy statement / prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences may differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, a “U.S. stockholder” for federal income tax purposes is:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•	an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

A “non-U.S. stockholder” is a beneficial owner of Lamar Advertising common stock or Lamar REIT common stock, as applicable, that is a non-resident alien, a foreign corporation or a foreign trust under the Code. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of Lamar Advertising common stock or Lamar REIT common stock, as applicable, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of Lamar Advertising common stock or Lamar REIT common stock.

U.S. Federal Income Tax Considerations Relating to the Merger

The merger of Lamar Advertising with and into Lamar REIT is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and the U.S. federal income tax consequences summarized below assume that the merger will so qualify. Our tax counsel, Goodwin Procter LLP, will provide to us an opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code. However, upon review, the IRS or a court might conclude otherwise.

Neither Lamar Advertising nor Lamar REIT will recognize any gain or loss as a result of the merger. Stockholders will not recognize any gain or loss upon the conversion of shares of Lamar Advertising common stock into shares of Lamar REIT common stock pursuant to the merger. The initial tax basis of the Lamar REIT common stock received by a stockholder pursuant to the merger will be the same as such stockholder’s adjusted tax basis in the shares of Lamar Advertising common stock being converted pursuant to the merger. The holding period of Lamar REIT common stock received by a stockholder pursuant to the merger will include the stockholder’s holding period with respect to the shares of Lamar Advertising common stock being converted pursuant to the merger.

In the case of non-U.S. stockholders that own or have owned in excess of 5% of Lamar Advertising common stock, it may be necessary for those persons to comply with the reporting and other requirements of the Treasury regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and tacked holding period upon the conversion of shares of Lamar Advertising common stock into Lamar REIT common stock pursuant to the merger. If you are such a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine your reporting and other obligations with respect to the conversion of shares of Lamar Advertising common stock into Lamar REIT common stock pursuant to the merger.

Taxation of Lamar REIT as a REIT

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2014, our “first REIT taxable year.” Because we intend to qualify as a REIT effective January 1, 2014, which is before the effective date of the merger, our qualification as a REIT depends in part on such qualification by Lamar Advertising through the effective time of the merger. For the remainder of this discussion we refer to both Lamar Advertising and Lamar REIT as Lamar REIT. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years. As a result of this REIT election, our deferred intercompany gains and similar consolidated return items will be restored into income for our taxable year ending December 31, 2013; however, we expect these restored amounts to total no more than $50 million, and in any event the restored amounts are not expected to affect materially our 2013 U.S. federal income tax liability or our subsequent qualification and taxation as a REIT.

We believe that our form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable to us to qualify as a REIT beginning with our 2014 taxable year. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code, as in effect for each applicable taxable period. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we can provide no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Our tax counsel, Goodwin Procter LLP, will render an opinion to us to the effect that (i) commencing with our taxable year ending December 31, 2014 we have been organized in conformity with the requirements for qualification as a REIT and (ii) our prior and proposed organization, ownership and method of operation as represented by management have enabled and will enable us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. This opinion will be based on representations made by us as to certain factual matters relating to our organization and our prior and intended or expected ownership and method of operation. Goodwin Procter LLP will not verify those representations, and their opinion will assume that such representations and covenants are accurate and complete, that we have operated and will operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. Our tax counsel’s opinion also will be based in part on the private letter ruling we received from the IRS regarding certain U.S. federal income tax matters relevant to our qualification as a REIT. In addition, this opinion will represent counsel’s legal judgment based on the law existing and in effect on the effective date of this proxy statement/prospectus, is not binding on the IRS or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel will not cover subsequent periods, does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we will satisfy such tests for our taxable year ending on December 31, 2014 or for any future period. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

So long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates

“double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:

•	we will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid;

•	under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

•	if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business unless such property has been held by us for two years or more and certain other requirements are satisfied;

•	if we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•	if we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest U.S. federal income tax rate applicable to corporations;

•	if we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we may retain our REIT qualification, but we will have to pay a penalty equal to $50,000 for each such failure;

•	in each taxable year, we will be subject to a nondeductible 4% excise tax to the extent of the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid is less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years;

•	we will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a TRS) if arrangements between us and our TRSs are not comparable to similar arrangements among unrelated parties;

•	we may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s tax basis in our stock;

•

if we recognize gain on the disposition of any asset that was held by us on January 1, 2014 during a specified period (generally, ten years) thereafter, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2014, or the gain we recognize in the disposition. We currently do not expect to sell any assets if such a sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard;

•	if after the effective date of our conversion to a REIT we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former “C” corporation (including, for example, if we were to liquidate a wholly owned “C” corporation subsidiary), and if we subsequently recognize gain on the disposition of this asset during a specified period (generally, ten years) beginning on the date on which the asset ceased to be owned by the “C” corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the “C” corporation’s basis in the asset on the date the asset ceased to be owned by the “C” corporation, or the gain we recognize in the disposition;

•	income earned by our TRSs will be subject to tax at regular corporate rates; and

•	we may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

Requirements for qualification as a REIT. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by five or fewer individuals, as defined in the Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, will be 2014). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, we intend to modify our charter to provide restrictions regarding the transfer of shares of capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. See “Description of Capital Stock — Restrictions on Ownership and Transfer” above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

Our Non-REIT Accumulated Earnings and Profits. A REIT may not have any undistributed “C” corporation earnings and profits at the end of any taxable year. Thus, in order to qualify as a REIT, we will be required to distribute to our stockholders all of our undistributed earnings and profits accumulated through the end of 2013, if any, prior to the end of our first REIT taxable year. Absent an available relief provision, failure to distribute this non-REIT accumulated E&P before December 31, 2014, could result in our disqualification as a REIT. The distribution of our non-REIT accumulated E&P may be eligible for taxation to noncorporate U.S. stockholders at the maximum 20% “qualified dividend” rate.

We retained accountants to compute the amount of our accumulated E&P through December 31, 2013. Based on these calculations and projections, we believe that we had no more than $40 million in accumulated E&P as of December 31, 2013. We will distribute this amount in full to our stockholders no later than the December 31, 2014 deadline. Currently, we do not expect to make a special distribution to our stockholders on account of our non-REIT accumulated E&P; instead, we expect that the amounts declared and paid in connection with our regular quarterly distributions, which commenced in the second quarter of 2014, will be in an amount sufficient to enable us to distribute our non-REIT accumulated E&P no later than December 31, 2014. However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed earnings and profits. If it is subsequently determined that we had undistributed earnings and profits as of the end of our first taxable year as a REIT, we may be eligible for a relief provision similar to the “deficiency dividends” procedure described below. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the non-REIT accumulated E&P; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the non-REIT accumulated E&P less the interest charge paid.

Acquisitions of “C” Corporations. If we acquire a corporation, liquidate a TRS or convert a TRS to a QRS, to preserve our status as a REIT we must generally distribute all of the non-REIT accumulated E&P inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred. The distribution of such non-REIT accumulated E&P may be eligible for taxation to noncorporate U.S. stockholders at the maximum 20% “qualified dividend” rate.

Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a QRS, the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a QRS is a corporation, other than a TRS (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the QRS will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A QRS will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Subsidiary REITs. Although we do not expect to own interests in other REITs, we may find it necessary or advantageous, in the future to do so. If any REIT in which we hold an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS.

Taxable REIT Subsidiaries. A TRS is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing more than 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a TRS can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A TRS also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be nonqualifying income under the gross income tests, if earned by a REIT, as described below. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and the TRS are not comparable to similar arrangements among unrelated parties. We expect to own interests in one or more TRSs that will perform certain services for our tenants, such as design and production of advertising copy and installations; hold certain property, such as the contracts and other assets related to our transit business; and conduct other activities. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes. We will also elect to treat our non-U.S. subsidiaries as our TRSs for REIT qualification purposes. Although our non-U.S. subsidiaries are not expected to incur U.S. income taxes, they are subject to taxation in the jurisdictions where they operate and those taxes may be significant.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, income and gain derived from foreclosure property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. We received a private letter ruling from the IRS confirming that the payments received from advertisers in respect of our billboards, logo signs and bus shelters will constitute rents from real property, provided certain conditions are met.

Rents received by us will qualify as rents from real property for purposes of the REIT gross income tests described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” (as defined below) will not qualify as rents from real property for purposes of the REIT gross income tests unless the tenant is a TRS and (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (2) the property leased to the TRS is a hotel or a health care facility and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the stock of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for purposes of the REIT gross income tests, we may provide directly only an insignificant amount of services, unless those services are “customarily furnished or rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible tenant services” (generally, services rendered to an occupant that are not customarily furnished in connection with the rental of real property) to tenants (except through an independent contractor from whom we derive no income and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have provided and expect to continue to provide certain services to our tenants. We believe that the services with respect to our tenants that have been and will be provided by us directly are usually or customarily rendered in connection with the use of advertising space only and are not otherwise rendered to particular tenants, or, if considered impermissible tenant services, income from the provision of such services with respect to a given property has not and will not jeopardize our status as a REIT. We believe that any services with respect to our tenants that may not be provided by us directly without jeopardizing our status as a REIT have been, and, if applicable, will continue to be, performed by independent contractors or TRSs. In the private letter ruling issued to us the IRS confirmed that we may directly provide leasing services, light and electricity to our sign structures and the routine maintenance of our sign structures. Currently we intend for our TRS to provide certain other services, such as design, artwork and production related to advertising copy and logo plates, the installation, removal and/or replacement of advertising copy and logo plates on our sign structures and certain other services and activities.

We have, directly and indirectly through our subsidiaries, earned and continue to earn amounts of nonqualifying income. For example, although our TRS holds most of our transit business contracts and assets and receives the income from our transit business related to those contracts and assets, we have retained a few of the transit contracts and the related assets in cases where it was impractical to transfer them and we will continue to receive the nonqualifying income under those transit contracts. Also, we are treating as nonqualifying income the payments we receive from the states under a few of our logo contracts. If we determine that the amount of nonqualifying income generated from these and certain other activities could affect our ability to meet the gross income tests we may conduct these and other activities through a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income for such taxable year described in the gross income tests in accordance with the applicable Treasury regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we are not entitled to relief under these provisions, we will fail to qualify as a REIT. As discussed under “— Taxation of Lamar REIT as a REIT” even if these relief provisions apply, we would be subject to tax to the extent we fail to meet the REIT gross income tests.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year that are purchased with the proceeds from an offering of our shares or a public offering of our debt with a term of five years or more;

(2)	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for cash, cash items, government securities and investments in QRSs, TRSs, equity interests in REITs or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own securities possessing more than 10% of the voting power of any one issuer’s outstanding securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	not more than 25% of the value of our total assets may be represented by securities of one or more TRSs.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

Debt will constitute “straight debt” if (a) neither we, nor any of our controlled TRSs (that is, TRSs more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any of the issuer’s securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code; (b) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money; (c) the debt is not convertible, directly or indirectly, into equity, and (d) the interest rate and the interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment of principal and interest are permissible for purposes of qualifying as straight debt if either (i) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (1) 5% of the annual yield to maturity or (2) 0.25%, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Our Assets as Real Estate Assets. Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures. In addition, the term is defined recursively so that real property includes interests in real property. For these purposes, local law definitions are not controlling. By way of illustration, Treasury regulations provide that real property includes wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in a building, and other items which are structural components of a building or other permanent structure; however, again by way of example, real property is defined to exclude assets accessory to the operation of a business such as machinery, printing presses, transportation equipment which is not a structural component of the building, office equipment, refrigerators, individual air-conditioning units, grocery counters, or furnishings of a motel, hotel, or office building. For purposes of Section 856 of the Code, real property includes real property outside of the United States as well as real property within the United States.

Treasury regulations provide that, for purposes of Section 856 of the Code, the term “interests in real property” includes several types of interests that relate to real property such as (a) fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, (b) timeshare interests that represent an undivided fractional fee interest, or undivided leasehold interest, in real property, and that entitle the holders of the interests to the use and enjoyment of the property for a specified period of time each year, and (c) stock held by a person as a tenant-stockholder in a cooperative housing corporation (as those terms are defined in Section 216 of the Code). In several administrative pronouncements spanning almost four decades, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that are inextricably and compulsorily tied to real property or otherwise inseparable from real property.

Although we believe that our billboard sign structures (including the digital sign structures and displays), logo sign structures and bus shelters qualify as “real estate assets” under Section 856 and Treasury regulations thereunder, our initial IRS ruling request included a request for a ruling on this issue. While our request was pending, the IRS adopted the position that it will no longer issue private letter rulings addressing whether “outdoor advertising displays” for which an election under Section 1033(g)(3) of the Code (the “1033(g)(3) Election”) is available qualify as “real estate assets” under Code §856. Instead, the IRS advised us to use the 1033(g)(3) Election to confirm the treatment of our outdoor advertising displays as real property. Since that time, the Treasury department has issued proposed regulations that, if finalized in their current form, would explicitly provide that outdoor advertising displays for which a 1033(g)(3) Election has been properly made qualify as real property for REIT asset test purposes.

Treasury Regulations under Section 1033(g) of the Code define “outdoor advertising display” as “a rigidly assembled sign, display or device that constitutes, or is used to display, a commercial or other advertisement to the public and is permanently affixed to the ground or permanently attached to a building or other inherently permanent structure.” The 1033(g)(3) Election by its terms applies to treat an asset as “real property” for all purposes of the Code, including Section 856. We believe that our billboard sign structures (including the digital sign structure and displays), logo sign structures and bus shelters qualify as “outdoor advertising displays” within the meaning of Section 1033(g) of the Code and Treasury Regulations thereunder and we intend to make the 1033(g)(3) Election for our billboard sign structures, logo sign structures and bus shelters to be treated as “real property” for purposes of chapter 1 of the Code, including the REIT provisions, effective for our 2014 taxable year.

We have received a private letter ruling from the IRS that our intangible assets (including goodwill) that are associated with our outdoor advertising displays for which we make a valid 1033(g)(3) Election also qualify as “real property” under the REIT rules. We believe that any of our intangibles that do not so qualify either have no or minimal value or will be attributed to our TRSs.

Income and Asset Test Cure Provisions. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests (other than the 10% voting limitation) at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (1) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy any of the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (2) the failure is due to a violation of any of the asset tests (other than “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury regulations providing a description of each asset that caused the failure, and (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred. If we must rely on the reasonable cause exception for non-“de minimis” failures, we must pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations.

Prohibited Transactions Tax. Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for two years and certain other requirements are satisfied or the gain is realized in a TRS. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold, and, to the extent within our control, to have any joint venture to which our operating partnership is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of business. However, it may not always be practical to limit sales of properties and we may be subject to the 100% penalty tax on the gain from dispositions of property if we are deemed to have held the property primarily for sale to customers in the ordinary course of business.

The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us, or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions and Foreign Currency Gains. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% income tests (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (2) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset when we acquired it from a “C” corporation in a carry-over basis transaction or that was held by us as of January 1, 2014 will be included in our REIT taxable income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. In addition, if after the effective date of our conversion to a REIT we acquire a corporation by merger, acquire a corporation that becomes a QRS, we liquidate a TRS or we convert a TRS to a QRS, to preserve our status as a REIT we must generally distribute all of the non-REIT accumulated E&P inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred. See “— Taxation of Lamar REIT as a REIT” for a discussion of the possible recognition of built-in gain as well as the distribution requirement.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

Generally, we anticipate having sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In such event, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the distribution requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a nondeductible 4% excise tax to the extent the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid is less than the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

Built-in Gains. As mentioned above, notwithstanding our anticipated qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances. If we recognize gain on the disposition of any asset that was held by us on January 1, 2014 during a specified period (generally, ten years) thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over our basis in the asset, each determined as of January 1, 2014, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset held by us on January 1, 2014 during the specified period could be subject to this built-in gains tax. To the extent attributable to our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our dividends will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 20% “qualified dividend” rate. We currently do not expect to sell any asset if such a sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

In addition to the circumstances described above, we will be subject to corporate taxation if after the effective date of our conversion to a REIT we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former “C” corporation (including, for example, if we were to liquidate a TRS or convert a TRS to a QRS), and if we subsequently recognize gain on the disposition of this asset during a specified period (generally, ten years) beginning on the date on which the asset ceased to be owned by the “C” corporation. In such case we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the “C” corporation, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset so acquired during the specified period could be subject to this built-in gains tax. To the extent attributable to our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our dividends will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 20% “qualified dividend” rate.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Lamar REIT to Qualify as a REIT. If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, to which specific cure provisions apply), we generally will avoid disqualification as a REIT if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Stockholders

REIT Distributions. So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income. In general, our dividends will not be eligible for the dividends received deduction generally available for corporate stockholders and will not qualify for treatment as qualified dividend income taxed as net capital gain by non-corporate stockholders. However, the distributions made out of our non-REIT accumulated earnings and profits may qualify for treatment as qualified dividend income taxed as net capital gain by non-corporate stockholders. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed a U.S. stockholder’s adjusted basis in its shares will be treated as gain from the sale or exchange of such shares, taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and our stockholders will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends generally are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. Designations made by us will be effective only to the extent that they comply with the principles of Revenue Ruling 89-81, which require that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gains and our earnings and profits will be adjusted appropriately. On such a designation, a U.S. stockholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains;

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gains; and

(3)	will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

We will classify portions of any designated capital gain dividend or undistributed capital gains as either (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20% (2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25% or (3) a 28% rate gain distribution. We must determine the maximum amounts that we may designate as 20%, 25%, and 28% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 28%.

Corporate stockholders should consider the effect of the corporate alternative minimum tax, which generally imposes tax at a 20% rate on a corporation’s alternative minimum taxable income for the tax year and which is calculated without regard to the dividends received deduction. A corporate stockholder should also consider the potential for basis reduction in its stock in us under Section 1059 of the Code if the distributions constitute an extraordinary dividend as to its shares of stock in us.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, with respect to our non-corporate U.S. stockholders, dividends (other than capital gain dividends and dividends taxed at net capital gains rates) generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares of our stock as investment income for purposes of the investment interest limitation, in which case such amounts otherwise taxable as capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Sales of Shares of Lamar REIT. Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash and the fair market value of any property received on the sale or other disposition and (y) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the shares (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

Medicare Tax on Unearned Income. A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (1) his or her “net investment income” for the relevant taxable year or (2) the excess of his or her modified gross income for the taxable year over a certain threshold (which is currently between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. investor that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our stock.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its stock as “debt financed property” within the meaning of the Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, gain from the sale of stock of Lamar REIT will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or is a dealer in the shares.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our company will generally constitute UBTI; however, an organization exempt under Section 501(c)(9), (c)(17) or (c)(20) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension-held REIT if it meets the following two tests:

(1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

For pension-held REITs, the percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies, in which case no dividends are treated as UBTI, where this percentage is less than 5% for any taxable year. Before investing in our stock, a tax-exempt stockholder should consult its tax advisors with regard to UBTI and the suitability of an investment in our stock.

U.S. Taxation of Non-U.S. Stockholders

Distributions by Lamar REIT. Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends taxed as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (through a U.S. permanent establishment, where applicable). Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business (through a U.S. permanent establishment, where applicable) will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in such U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits (not attributable to gains from disposition of U.S. real property interests) that exceed the non-U.S. stockholder’s basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of its stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits (not attributable to gains from disposition of U.S. real property interests) that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

Subject to the discussion below regarding capital gain dividends and the Foreign Investment in Real Property Tax Act, or FIRPTA, we expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files the applicable IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with us; or

(2)	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with such non-U.S. stockholder’s trade or business within the United States.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that we designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)	the investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on his or her net U.S. source capital gains.

Under FIRPTA, subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. The term “U.S. real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. stockholders to the extent attributable to gain from sales or exchanges of U.S. real property interests. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability. A non-U.S. stockholder who receives distributions attributable to gain from a sale or exchange by us of U.S. real property interests will be required to file a U.S. federal income tax return for the taxable year.

A non-U.S. stockholder that owns, actually or constructively, no more than 5% of our stock at all times during the one-year period ending on the date of the distribution will not be subject to the 35% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our stock is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. stockholder will be subject to the general withholding rules discussed above which generally impose a withholding tax equal to 30% of the gross amount of each dividend distribution (unless reduced by treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Sale of Lamar REIT Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

(1)	the investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax, as discussed above;

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3)	our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described above.

Our stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

Because our stock has been, and we intend for our stock to continue to be, publicly traded we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock within 30 days before or after such ex-dividend date. This rule does not apply if the exception for distributions to 5% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1)	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NASDAQ; and

(2)	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In addition, if the sale or exchange of our stock were subject to tax under FIRPTA, and if shares of our stock were not regularly traded on an established securities market, the purchaser of such stock would be required to withhold and remit to the IRS 10% of the purchase price.

Other U.S. Federal Income Tax Withholding and Reporting Requirements.

The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, enacted in 2010, subject to administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, and is not subject to special rules under an applicable intergovernmental agreement, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. The compliance requirements under FATCA are complex and special requirements may apply to certain categories of payees. Withholding under this legislation on withholdable payments will apply after December 31, 2016 with respect to the gross proceeds of a disposition of property that can produce U.S. source interest or dividends and after June 30, 2014 with respect to other withholdable payments. Prospective investors should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders of Lamar REIT Stock. In general, information reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock to some stockholders, unless an exception applies. Further, the payor will be required to backup withhold on any payments (currently at the rate of 28%) if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2)	the IRS notifies the payor that the TIN furnished by the payee is incorrect; or

(3)	the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations and tax exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Stockholders of Lamar REIT Stock. Generally, information reporting will apply to distributions on our stock, and backup withholding at a current rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences for Lamar Advertising, Lamar REIT, and its Stockholders

Our company and its stockholders may be subject to state, local and foreign income, property, withholding and other tax in states, localities or foreign countries, including those in which we or they transact business or reside. The state, local and foreign tax treatment of our company and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock. To the extent that Lamar REIT and its TRSs are required to pay federal, state, local or foreign income, property, withholding and other taxes, we will have less cash available for distribution to stockholders.

Legislative or Other Actions Affecting REITs

The U.S. federal income tax rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We can provide no assurance as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our stock.

On February 26, 2014, the Chairman of the Ways and Means Committee of the U.S. House of Representatives released draft proposals titled the Tax Reform Act of 2014 that include several provisions that, if enacted, would impact our ability to qualify as a REIT. The draft proposals would impose immediate corporate level tax on the built-in gain in the assets of every C corporation that elects to be treated as a REIT, effective for elections made after February 26, 2014. Further, the proposals would, effective December 31, 2016, exclude all tangible property with a depreciable class life of less than 27.5 years (such as our outdoor advertising structures and displays) from the definition of “real property” for purposes of the REIT asset and income tests. If any of these proposals or legislation containing similar provisions, with such effective dates, were to become law, it could eliminate our ability to qualify to be taxed as a REIT and/or subject us to significant amounts of U.S. federal income tax at the corporate level. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock.

LEGAL MATTERS

The validity of the Lamar REIT common stock to be issued to Lamar Advertising stockholders pursuant to the merger will be passed upon by Edwards Wildman Palmer LLP, Boston, Massachusetts. Certain tax matters will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The balance sheet of Lamar Advertising REIT Company as of June 25, 2014, has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in a proxy statement and form of proxy relating to our 2015 annual meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 26, 2014, at the following address: 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary. In addition, any proposals must comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our bylaws, if a stockholder wants to submit a proposal for the 2015 annual meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8), or intends to nominate a person as a candidate for election to the board of directors directly, we must receive any proposal or nomination by the close of business on March 7, 2015 (the “Advance Notice Date”) (assuming that our 2015 annual meeting is held not more than 30 days before or after May 21, 2015, the anniversary date of the 2014 annual meeting), at the following address: 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary. Under the advance notice provisions in the Lamar REIT bylaws, the Advance Notice Date will be February 20, 2015. See “ Comparison of Rights of Stockholders of Lamar Advertising and Lamar REIT—Advance Notice Requirement of Director Nominations and Stockholder Proposals.” In addition, any proposals must comply with the other requirements of our bylaws then in effect.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 27, 2014, by and between Lamar Advertising Company, a Delaware corporation (“LAMR”) and Lamar Advertising REIT Company, a Delaware corporation and a wholly owned subsidiary of LAMR (“LAMR REIT”).

RECITALS

WHEREAS, LAMR has adopted an overall plan (the “REIT Conversion”) to restructure its business operations to allow it to qualify for U.S. federal income tax purposes as a “real estate investment trust” (“REIT”);

WHEREAS, the REIT Conversion contemplates, among other things, the merger of LAMR with and into LAMR REIT pursuant to this Agreement;

WHEREAS, as a result of the Merger (defined below) LAMR REIT will be renamed “Lamar Advertising Company” and will succeed to and continue to operate the existing business of LAMR;

WHEREAS, Section 251 of the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq. (the “DGCL”), authorizes the merger of a Delaware corporation with and into another Delaware corporation;

WHEREAS, for U.S. federal income tax purposes the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of LAMR and the Board of Directors of LAMR REIT each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its stockholders and each has approved this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement and directed that this Agreement be submitted to a vote of their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined below) and in accordance with Section 251 of the DGCL, LAMR shall be merged with and into LAMR REIT and the separate corporate existence of LAMR shall thereupon cease (the “Merger”) and LAMR REIT shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate existence of the Surviving Corporation will continue unaffected by the Merger.

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 4.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as LAMR and LAMR REIT shall agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws.

(a) The amended and restated certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time, shall be and remain the certificate of incorporation of the Surviving Corporation as of the Effective Time, until altered, amended or repealed as provided therein or by applicable law, except that Article First shall be amended to read as follows:

“FIRST: The name of the corporation (hereinafter the “Corporation”) is Lamar Advertising Company.”

(b) The amended and restated bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be and remain the bylaws of the Surviving Corporation immediately as of the Effective Time, until altered, amended or repealed as provided therein or by applicable law, except that the name of the corporation therein shall be amended to Lamar Advertising Company.

1.5 Directors of the Surviving Corporation. At the Effective time, the number of directors of the Surviving Corporation in effect immediately prior to the Effective Time shall be the same as the number of directors of LAMR immediately prior to the Effective time. The directors of LAMR immediately prior to the Effective Time shall, at the Effective Time, become the directors of the Surviving Corporation until expiration of their then-current terms as directors, or prior resignation, death or removal.

1.6 Officers of the Surviving Corporation. The officers of LAMR immediately prior to the Effective Time shall, at the Effective Time, become the officers of the Surviving Corporation, with the same offices and titles, and shall hold office at the pleasure of the Board of Directors of the Surviving Corporation and subject to the bylaws of the Surviving Corporation.

1.7 Effects of Merger. The Merger shall have the effects specified in the DGCL and this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of LAMR, LAMR REIT or the stockholders of such corporations, the following shall occur:

(a) The outstanding shares of Class A Common Stock, par value $0.001 per share, of LAMR (“LAMR Class A Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of Class A common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Class A Common Stock”).

(b) The outstanding shares of Class B Common Stock, par value $0.001 per share, of LAMR (the “LAMR Class B Common Stock”, and together with the LAMR Class A Common Stock, the “LAMR Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of Class B common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Class B Common Stock”, and together with the Surviving Corporation Class A Common Stock, “Surviving Corporation Common Stock”).

(c) The outstanding shares of Series AA Preferred Stock, par value $0.001 per share, of LAMR (“LAMR Series AA Preferred Stock”, and collectively with LAMR Common Stock, “LAMR Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of Series AA preferred stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Series AA Preferred Stock”).

(d) All shares of LAMR Common Stock and LAMR Series AA Preferred Stock shall no longer be outstanding and shall be canceled and shall cease to exist. At the Effective Time, each certificate (“Certificate”) formerly representing shares of LAMR Stock shall thereafter only represent the right to receive (i) the consideration payable in respect of such shares under Sections 2.1(a), (b), and (c) and (ii) an amount equal to any dividend or other distribution pursuant to Section 2.2 and Section 2.3(c).

(e) Each share of LAMR Stock held in LAMR’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(f) Each share of LAMR REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of LAMR REIT or the holder of such shares, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(g) Each option to purchase shares of Class A LAMR Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Class A Common Stock which is equal to the number and type of shares of Class A LAMR Common Stock subject to such option. The exercise price per share of Surviving Corporation Class A Common Stock under each of said options shall be equal to the exercise price per share of Class A LAMR Common Stock under such option immediately prior to the Effective Time. For the avoidance of doubt, any options subject to vesting and/or other restrictions shall remain subject to the same terms and conditions, including as to vesting, exercisability and/or other restrictions, which shall not be affected by the Merger.

(h) Each restricted stock award, restricted stock unit, stock appreciation right, or any other stock-based award, stock purchase right or other right with respect to Class A LAMR Common Stock that is outstanding immediately prior to the Effective Time shall be converted into and become, upon the same terms and conditions, a restricted stock award, restricted stock unit, stock appreciation right, or other stock-based award, stock purchase right or other right with respect to shares of Surviving Corporation Class A Common Stock, giving each holder the same rights, with respect to the same class and same number of shares of such stock of the Surviving Corporation, as such holder had with respect to the stock of LAMR under such outstanding restricted stock award, restricted stock unit, stock appreciation right, or other stock-based award, stock purchase right or other right. All obligations in respect of such outstanding restricted stock awards, restricted stock units, stock appreciation rights, or other stock-based awards, stock purchase rights or other rights shall, as of the Effective Time, be assumed by the Surviving Corporation. For the avoidance of doubt, any restricted stock award, restricted stock unit, stock appreciation right or other stock-based award, stock purchase right or other right subject to vesting and/or other restrictions shall remain subject to the same terms and conditions, including as to vesting, exercisability and/or other restrictions, which shall not be affected by the Merger.

2.2 Dividends Declared Prior to the Effective Time. LAMR’s obligations with respect to any dividends or other distributions to the stockholders of LAMR that have been declared by LAMR but not paid prior to the Effective Time will be assumed by the Surviving Corporation in accordance with the terms thereof.

2.3 Exchange of Certificates.

(a) As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, (i) with American Stock Transfer and Trust Company, the transfer agent and registrar for the shares of the Surviving Corporation Class A Common Stock and one of the exchange agents for purposes of the Merger,

(“ATS”), for exchange in accordance with this Article II, certificates evidencing shares of Surviving Corporation Class A Common Stock to be issued pursuant to Section 2.1 and delivered pursuant to this Section 2.3 in exchange for outstanding shares of LAMR Class A Stock, (ii) with LAMR REIT, the transfer agent and registrar for the shares of the Surviving Corporation Class B Common Stock and one of the exchange agents for purposes of the Merger, (together with ATS, the “Exchange Agents”), for exchange in accordance with this Article II, certificates evidencing shares of Surviving Corporation Class B Common Stock to be issued pursuant to Section 2.1 and delivered pursuant to this Section 2.3 in exchange for outstanding shares of LAMR Class B Common Stock, and (iii) with LAMR REIT, the transfer agent and registrar for the shares of the Surviving Corporation Series AA Preferred Stock, for exchange in accordance with this Article II, certificates evidencing shares of Surviving Corporation Series AA Preferred Stock to be issued pursuant to Section 2.1 and delivered pursuant to this Section 2.3 in exchange for outstanding shares of LAMR Series AA Preferred Stock. In addition, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agents, for the benefit of holders of Certificates as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.2 and Section 2.3(c).

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agents to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agents and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a certificates of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agents together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) the number and class of shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (B) the payment of any of dividends and other distributions that such holder has the right to receive pursuant to Section 2.3(c). No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of LAMR Stock in exchange for certificates evidencing shares of Surviving Corporation Stock in the name of a person other than the person in whose name such shares of LAMR Stock are registered, the proper number of shares of Surviving Corporation Stock may be issued to such a transferee in book-entry form for such transferee if the Certificate evidencing such securities is presented to the Exchange Agents, accompanied by all documents required by the Exchange Agents or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c) No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agents to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agents shall release to the holder of the certificates representing shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Surviving Corporation Common Stock that had been held by the Exchange Agents for the benefit of such holder, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of LAMR of shares of LAMR Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Surviving Corporation Common Stock in accordance with the procedures set forth in this Article II.

(e) Fractional shares of Surviving Corporation Common Stock and Series AA Preferred Stock shall be issued pursuant hereto.

(f) Any former stockholders of LAMR who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of (A) their previously reserved shares of Surviving Corporation Common Stock deliverable in respect of each share of LAMR Common Stock such stockholder holds as determined pursuant to this Agreement and (B) any dividends or other distributions paid on such shares for the benefit of such stockholders, without any interest thereon.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agents or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in certificated or book-entry form in respect thereof pursuant to this Agreement.

(h) None of LAMR, the Surviving Corporation, the Exchange Agents or any other person shall be liable to any former holder of shares or securities of LAMR for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

SPECIFIC UNDERTAKINGS

3.1 Stock Incentive Plan and Employee Stock Purchase Plan. At the Effective Time, the rights and obligations of LAMR under the Lamar Advertising Company Amended and Restated 1996 Equity Incentive Plan and the Lamar Advertising Company 2009 Employee Stock Purchase Plan, as amended (collectively, the “Plans”) and related agreements will be assumed by the Surviving Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of LAMR Class A Common Stock on the terms and conditions of the Plans and such agreements will be converted into rights to acquire shares of Surviving Corporation Class A Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans and related other agreements. The number of shares available for grant under each Plan is set forth in Schedule 3.1.

3.2 Other Employee Benefit Plans. Following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations under employment agreements, employee retention or consulting agreements and all employee benefit plans, programs, policies and arrangements of LAMR in accordance with the terms thereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such agreements, programs, policies and arrangements after the Merger in accordance with the terms thereof and with applicable law.

3.3 Indemnification. The Surviving Corporation and LAMR agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing prior to the Effective Time in favor of current or former directors or officers of LAMR as provided in LAMR’s certificate of incorporation, bylaws, under law or by any existing indemnification agreements or arrangements of LAMR shall survive the Merger and become the obligations of the Surviving Corporation.

ARTICLE IV

CONDITIONS

4.1 Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent not prohibited by law), of the following conditions at or prior to the Closing Date:

(a) This Agreement shall have been duly adopted by the requisite vote of the stockholders of LAMR and LAMR REIT.

(b) LAMR’s Board of Directors shall not have determined that the transactions constituting the REIT Conversion that impact the Surviving Corporation’s qualification as a REIT have not occurred or are not reasonably likely to occur.

(c) LAMR REIT shall have amended and restated its certificate of incorporation to read substantially in the form attached hereto as Exhibit A.

(d) LAMR REIT shall have amended and restated its bylaws to read substantially in the form attached hereto as Exhibit B.

(e) LAMR shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that each of LAMR and LAMR REIT is a party to a reorganization within the meaning of Section 368(b) of the Code.

(f) The shares of Surviving Corporation Class A Common Stock issuable to stockholders of LAMR pursuant to this Agreement shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(g) The Registration Statement on Form S-4 filed with the Securities and Exchange Commission by LAMR REIT in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(h) LAMR’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of the Surviving Corporation to qualify as a REIT, (ii) increasing the federal tax liabilities of LAMR or the Surviving Corporation resulting from the REIT Conversion, or (iii) reducing the expected benefits to the Surviving Corporation resulting from the REIT Conversion.

(i) LAMR shall have received all governmental approvals and third party consents required to be obtained by LAMR or its subsidiaries in connection with the Merger and the transactions constituting the REIT Conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

ARTICLE V

DEFERRAL AND TERMINATION

5.1 Deferral. Consummation of the Merger may be deferred by the Board of Directors of LAMR or any authorized officer of LAMR following the special meeting of the stockholders of LAMR if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of LAMR and its stockholders.

5.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of LAMR, by the Board of Directors of LAMR in its sole discretion.

5.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article V, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its affiliates, directors, partners, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE VI

GENERAL PROVISIONS

6.1 Appraisal Rights. The holders of shares of LAMR Class A Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger or REIT Conversion. The holders of LAMR Class B Common Stock and LAMR Series AA Preferred Stock are entitled to dissenters’ rights pursuant to Section 262 of the DGCL.

6.2 Entire Agreement. This Agreement, the Exhibits hereto, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the stockholders of LAMR, but after such stockholder adoption, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware.

6.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

6.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

6.7 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

6.8 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

LAMAR ADVERTISING COMPANY

By:	/s/ Keith A. Istre
Name: Keith A. Istre
Title: Chief Financial Officer

LAMAR ADVERTISING REIT COMPANY

By:	/s/ Sean. E. Reilly
Name: Sean E. Reilly
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Schedule 3.1

LAMR Stock Incentive Plans

Plan	Shares Available for Grant
Lamar Advertising Company Amended and Restated 1996 Equity Incentive Plan	2,637,628,000
2009 Employee Stock Purchase Plan, as amended	356,853

ANNEX B-1: AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LAMAR ADVERTISING REIT COMPANY

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LAMAR ADVERTISING REIT COMPANY

Lamar Advertising REIT Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, for the purpose of restating the Certificate of Incorporation of the Corporation, hereby certifies as follows:

1.	The date of filing of the original Certificate of Incorporation of Lamar Advertising REIT Company with the Secretary of State of Delaware was May 16, 2014 (the “Original Certificate”).

2.	This Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Original Certificate and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “Delaware General Corporation Law”) was duly adopted by the Board of Directors and by the sole stockholder by written consent in accordance with Sections 141(f) and 228, respectively, of the Delaware General Corporation Law.

3.	The text of the Original Certificate is hereby amended and restated to read in full as follows:

FIRST. The name of the corporation is Lamar Advertising REIT Company (the “Corporation”)

Second. The address of the Corporation’s registered office in the State of Delaware is 1675 S. State Street, Suite B, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity (including, without limitation or obligation, qualifying for taxation under Section 856 through 860, or any successor sections of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor law, as a “real estate investment trust” (“REIT”)) for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares, and shall consist of:

(1)	362,500,000 shares of Class A Common Stock, $0.001 par value per share;

(2)	37,500,000 shares of Class B Common Stock, $0.001 par value per share;

(3)	100,000,000 shares of undesignated Preferred Stock, $0.001 par value per share, of which 5,720 shares shall be designated Series AA Preferred Stock.

The Class A Common Stock and the Class B Common Stock are hereinafter collectively referred to as “Common Stock.”

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4.1 Common Stock

The powers, preferences, rights, qualifications, limitations and restrictions relating to the Common Stock are as follows:

4.1.1 Rank

The Common Stock is junior to the Series AA Preferred Stock and is subject to all the powers, preferences, rights and priorities of Preferred Stock designated herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 4.3 of this Article FOURTH (the “Designated Preferred Stock”).

4.1.2 Voting

Holders of Class A Common Stock are entitled to one (1) vote for each share of such stock held, and holders of Class B Common Stock are entitled to ten (10) votes for each share of such stock held, with respect to all matters properly submitted for the vote of holders of Common Stock. Except as otherwise provided by law, the holders of Common Stock will vote together as a single class on all matters properly submitted for their vote, including without limitation any amendment to this Certificate of Incorporation which would increase or decrease the number of authorized shares of Class A Common Stock or Class B Common Stock.

4.1.3 Dividends and Other Distributions

(a) Except as provided herein, each share of Common Stock issued and outstanding shall be identical in all respects, and no dividend shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those special voting rights expressly granted herein to the holders of the Class B Common Stock and subject to the powers, rights, privileges, preferences and priorities of the Series AA Preferred Stock and any Designated Preferred Stock, the holders of Common Stock shall have exclusively all other rights of stockholders, including without limitation (i) the right to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably all of the assets and funds of the Corporation remaining after the payment to the creditors of the Corporation.

(b) Dividends and distributions payable in shares of Class A Common Stock may not be made on or to shares of Class B Common Stock and dividends and distributions payable in shares of Class B Common Stock may not be made on or to shares of any class of the Corporation’s capital stock other than the Class B Common Stock. If a dividend or distribution payable in shares of Class A Common Stock shall be made on the shares of Class A Common Stock, a dividend or distribution payable in shares of Class B Common Stock shall be made simultaneously on the shares of Class B Common Stock, and the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or distribution shall be equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock pursuant to such dividend or distribution. If a dividend or distribution payable in shares of Class B Common Stock shall be made on the shares of Class B Common Stock, a dividend or distribution payable in shares of Class A Common Stock shall be made simultaneously on the shares of Class A Common Stock, and the number of shares of Class A Common stock pursuant to such dividend or distribution shall be equal to the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or distribution.

(c) If the Corporation shall in any manner subdivide (by stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, on an equal share basis.

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4.1.4 Conversion of Class B Common Stock

(a) In the event that the number of outstanding shares of Class B Common Stock falls below ten percent (10%) of the total number of shares of Common Stock outstanding, each share of Class B Common Stock shall at that time be converted automatically to one (1) fully paid and non-assessable share of Class A Common Stock.

(b) Upon the sale or other transfer by a holder of Class B Common Stock to a person or entity other than a Permitted Transferee (as such term is defined below), such shares of Class B Common Stock shall be converted automatically into an equal number of shares of Class A Common Stock. Promptly upon such sale or other transfer, the holder of Class B Common Stock shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at such office: (i) stating that the shares are being converted pursuant to this paragraph, (ii) identifying the number of shares of Class B Common Stock being converted and (iii) setting forth the name or names (with addresses) and denominations in which the certificate or certificates for Class A Common Stock shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing the Class B Common Stock shall obligate the Corporation or its transfer agent to issue and deliver at such stated address to such stated transferee a certificates or certificates for the number of shares of Class A Common Stock to which such transferee is entitled, registered in the name of such transferee. In the event of a sale or other transfer of less than all of the Class B Common Stock evidenced by a certificate surrendered to the Corporation in accordance with the above procedures, subject to paragraph (a) above, the Corporation shall execute and deliver to the transferor, without charge, a new certificate evidencing the number of shares of Class B Common Stock not sold or otherwise transferred.

For the purpose of paragraph (b) above, a “Permitted Transferee” is defined as:

(i) (A) any “Controlling Stockholder” (which shall mean the Reilly Family Limited Partnership or any successor entity thereto, Kevin P. Reilly, Sr., Kevin P. Reilly, Jr., Wendell S. Reilly, Sean E. Reilly, and Anna Reilly); (B) the estate of a Controlling Stockholder; (C) the spouse or former spouse of a Controlling Stockholder; (D) any lineal descendent of a Controlling Stockholder, any spouse of such lineal descendent, a Controlling Stockholder’s grandparent, parent, brother or sister or a Controlling Stockholder’s spouse’s brother or sister; (E) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any conservator or other legal representative of, one or more Permitted Transferees; or (F) any trust or savings or retirement account, including an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of one or more Permitted Transferees, including any trust in respect of which a Permitted Transferee has any general or special testamentary power of appointment which is limited to any other Permitted Transferee;

(ii) the Corporation;

(iii) any employee benefit plan or trust thereunder sponsored by the Corporation or any of its subsidiaries;

(iv) any trust principally for the benefit of one or more of the individuals, persons, firms or entities (“Persons”) referred to in (i) through (iii) above;

(v) any corporation, partnership, or other entity if all of the beneficial ownership is held solely by one or more of the Persons referred to in (i) through (iv) above;

(vi) any voting trust for the benefit of one or more of the Persons referred to in (i) through (v) above; and

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(vii) any broker or dealer in securities, clearing house, bank, trust company, savings and loan association or other financial institution which holds the Class B Common Stock as nominee for the benefit of a Permitted Transferee thereof.

(c) Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee without causing an automatic conversion of such shares into Class A Common Stock, provided, however, that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by a pledgee who is not a Permitted Transferee, such pledged shares of Class B Common Stock shall be converted automatically, without any act or deed on the part of the Corporation or any other person, into shares of Class A Common Stock as provided above.

(d) Each share of Class B Common Stock shall be convertible, at the option of its holder, into one fully paid and non-assessable share of Class A Common Stock at any time. In the event of such voluntary conversion, the procedures set forth in paragraph (b) above shall be followed.

(e) The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Common Stock, for the purpose of effecting the conversions provided for herein, a sufficient number of shares of Class A Common Stock to effect the conversion of all outstanding Class B Common Stock. All of the Class A Common Stock so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take such action as may be necessary to ensure that all such Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any stock exchange or market on which any shares of the Class A Common Stock are listed or quoted.

(f) In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of Common Stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights differ among Class A Common Stock and Class B Common Stock as provided herein.

4.1.5 Preemptive Rights

No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

4.2 Series AA Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions relating to the Series AA Preferred Stock are as follows:

4.2.1 Rank

The Series AA Preferred Stock, with respect to dividends and upon liquidation, rank senior to the Common Stock and are subject to all the powers, preferences, rights and priorities of any Designated Preferred Stock.

4.2.2 Dividends

Holders of Series AA Preferred Stock in priority to the Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends at the rate of fifteen and 95/100 dollars ($15.95) per share per quarter, payable to the stockholders of record at the

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close of business on such date before the payment thereof as is fixed by the Board of Directors on declaring any such dividend. Dividends shall be cumulative and the holders of Series AA Preferred Stock shall have no right to such dividend even though the Corporation has funds available for the payment therefor, unless payment has been declared by the Board of Directors. Dividends on the Series AA Preferred Stock through the most recent complete calendar quarter shall be paid or set apart for payment (without the need for any declaration) before dividends are declared and paid on the Common Stock.

4.2.3 Dissolution or Liquidation

In the case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series AA Preferred Stock, on a pari passu basis, shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum of $638 plus a further amount equal to any dividend thereon accrued and unpaid to the date of such distribution before any payment shall be made or any assets distributed to the Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the assets distributed among the holders of the Series AA Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, the entire assets of the Corporation to be distributed shall be distributed among the holders of the Series AA Preferred Stock. After payment to the holders of the Series AA Preferred Stock of the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive ratably all the remaining assets. A merger or consolidation of the Corporation with or into any other corporation or entity shall not be deemed to be a dissolution or liquidation within the meaning of this provision.

4.2.4 Voting

Holders of Series AA Preferred Stock are entitled to one (1) vote for each share of such stock held with respect to all matters properly submitted for the vote of holders of Series AA Preferred Stock. Except as otherwise provided by law, the holders of Series AA Preferred Stock and of Common Stock shall be entitled to vote together as a class on all matters.

4.2.5 Preemptive Rights

No holder of shares of Series AA Preferred Stock shall be entitled to preemptive or subscription rights.

4.3 Designated Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution for the issuance of the shares of undesignated Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series, which shall be Designated Preferred Stock, shall include, but shall not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

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(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

SEVENTH. Restrictions on Transfer and Ownership of Shares

7.1 Definitions.

For the purposed of this Article SEVENTH, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Section 856(h)(1)(B) of the Code and Section 856(h)(3) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns shares of Capital Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the charter requires a determination of the percentage of outstanding shares of a class of Capital Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Class A Common Stock, Class B Common Stock and Preferred Stock.

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Charitable Beneficiary. The term “Charitable Beneficiary” shall mean the American Red Cross, until such time as the Corporation designates one or more other nonprofit organizations pursuant to Section 7.3.5.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than 5 percent of the aggregate of the outstanding shares of Common Stock, excluding any such outstanding Common Stock which is not treated as outstanding for U.S. federal income tax purposes.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Individual. The term “Individual” shall mean (i) an “individual” as used in Section 542(a)(2) of the Code, other than a “qualified trust” as defined in Section 856(h)(3)(E) of the Code, to the extent that such qualified trust is eligible for the look-through treatment under Section 856(h)(3)(A) of the Code and (ii) any beneficiary of a qualified trust that is eligible for the look-through treatment, who would otherwise be an Individual.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the fair market value of such Capital Stock, as solely determined by the Trustee, taking into account the Closing Price for such Capital Stock on such date and all other relevant factors for valuing such Capital Stock (including market conditions, the size of the block of Capital Stock to be liquidated and, with respect to determining the value on the date of a deemed transfer to the Trust, any control premium ultimately paid by a purchaser of such Capital Stock from the Trust to the extent relevant). In making such determination, the Trustee shall not be restricted from using any valuation method or resources at its disposal; provided that the Trustee (i) gives due regard to the market conditions and the size of the block of shares being liquidated, (ii) consistently takes into account all relevant factors for valuing such shares at each applicable point in time (including, with respect to determining the value on the date of the deemed transfer to the Trust, any control premium ultimately paid by a purchaser of the shares from the Trust, to the extent relevant) and (iii) consistently applies the methodology it selects at the time of each fair market value determination. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such Capital Stock is not listed or admitted to trading on the NASDAQ, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTC Markets Group Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

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Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Capital Stock.

NASDAQ. The term “NASDAQ” shall mean the NASDAQ Stock Market.

Ownership Limits. The term “Ownership Limits” shall mean the Common Stock Ownership Limit, the Permitted Owner Limit and any Excepted Holder Limit.

Permitted Owner. The term “Permitted Owner” shall mean a Permitted Transferee (as defined for purposes of Section 4.1.4(b) hereof) and any other Person that Beneficially Owns shares of Capital Stock which shares are also deemed Beneficially Owned by a Permitted Transferee; provided, however, that no Person shall be treated as a Permitted Owner if treating such Person as a Permitted Owner would result in more than one Individual being treated as Beneficially Owning Capital Stock in excess of the Common Stock Ownership Limit at the same time.

Permitted Owner Limit. The term “Permitted Owner Limit” shall mean (1) during the second half of any taxable year of the Company other than its first taxable year as a REIT, not more than 33 percent in value of the aggregate of the outstanding shares of Capital Stock, excluding any such outstanding Capital Stock which is not treated as outstanding for U.S. federal income tax purposes and (2) not more than 19 percent of the aggregate number of the outstanding shares of Common Stock (based on a combined number of shares of the Class A Common Stock and the Class B Common Stock), excluding any such outstanding Common Stock which is not treated as outstanding for U.S. federal income tax purposes. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock and, if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

Pro rata among the families. The term “Pro rata among the families” shall mean pro rata based on the Reilly Class A Shares or the Reilly Class B Shares (as applicable) owned by Kevin Reilly Jr. and his spouse and lineal descendants, Sean Reilly and his spouse and lineal descendants, Anna Reilly and her spouse and lineal descendants, and Wendell Reilly and his spouse and lineal descendants, applying first to the shares owned directly or indirectly by each of the Reilly siblings, then to the shares owned by their spouses and lastly to the shares owned by their lineal descendants.

Reilly Class A Shares. The term Reilly Class A Shares shall mean shares of the Class A Common Stock actually or beneficially owned by Kevin Reilly Jr., Sean Reilly, Anna Reilly and Wendell Reilly, their spouses and lineal descendants either directly or indirectly through entities other than the RFLP. The term Reilly Class B Shares shall have the correlative meaning.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 8.2 hereof that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set

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forth herein is no longer required in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

RFLP. The term RFLP shall mean Reilly Family Limited Partnership.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock or the right to vote or receive dividends on Capital Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Capital Stock (or of Beneficial Ownership or Constructive Ownership), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust.

7.2 Capital Stock.

7.2.1 Ownership Limitations.

Except as otherwise provided in the definition of the Permitted Owner Limit, at all times prior to the Restriction Termination Date, but subject to 7.4:

(a) Basic Restrictions.

(i) (1) no Person (other than a Permitted Owner or an Excepted Holder) shall Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit; (2) no Permitted Owner shall Beneficially Own shares of Capital Stock in excess of the Permitted Owner Limit; and (3) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) (1) No Person (other than a Permitted Owner or an Excepted Holder) shall Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit; (2) no Permitted Owner shall Constructively Own shares of Capital Stock in excess of the Permitted Owner Limit; and (3) no Excepted Holder shall Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(iii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation failing to qualify as a REIT.

(iv) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

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(b) Transfer in Trust. Subject to Section 7.2.1(c), Section 7.2.1(d) and Section 7.2.6, if any Transfer or Non-Transfer Event occurs which would otherwise result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii), or (iii), then:

(i) that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii), or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (and, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares (and shall be divested of its rights in such shares); or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii), or (iii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii), or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock

(c) 33% Permitted Owner Limit Violation. If a Permitted Owner would have (but for the remedies set forth in Section 7.2.1) acquired or retained Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1(a) due to the violation of prong (1) of the definition of “Permitted Owner Limit”, the following remedies shall apply in the following order of priority until no violation of prong (1) of the definition of “permitted Owner Limit” shall have occurred:

(i) such number of shares of Class B Common Stock held by the RFLP shall be automatically converted to the same number of shares of the Class A Common Stock until the earliest to occur of: (x) no Permitted Owner violates prong (1) of the definition of “Permitted Owner Limit,” (y) the Class B Common Stock accounts for 12% of the total number of share of Common Stock outstanding or (z) all shares of Class B Common Stock held by the RFLP have been converted;

(ii) such number of Reilly Class B Shares shall be automatically converted to the same number of shares of the Class A Common Stock pro rata among the families until the earliest to occur of: (x) no Permitted Owner violates prong (1) of the definition of “Permitted Owner Limit” or (y) the Class B Common Stock accounts for 12% of the total number of share of Common Stock outstanding;

(iii) the remedies under section 7.2.1(b) shall apply first to the shares of Class A Common Stock obtained under paragraph (c)(i) and then those obtained under paragraph (c)(ii);

(iv) any remaining shares of Class B Common Stock held by the RFLP shall be automatically converted to the same number of shares of the Class A Common Stock;

(v) any remaining Reilly Class B Shares shall be automatically converted to the same number of shares of the Class A Common Stock pro rata among the families; and

(vi) the remedies under section 7.2.1(b) shall apply first to the shares of Class A Common Stock obtained under paragraph (c)(iv) and any other shares of Class A Common Stock held by the RFLP, then to the shares of Class A Common Stock obtained under paragraph (c)(v), and finally to any remaining Reilly Class A Shares pro rata among the families.

(d) 19% Permitted Owner Limit Violation. If a Permitted Owner would have (but for the remedies set forth in Section 7.2.1) acquired or retained Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1(a) due to the violation of prong (2) of the definition of “Permitted Owner Limit” as a

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result of an acquisition of the shares of Class A Common Stock and/or the shares of Class B Common Stock by one or more of the Permitted Owners (other than the RFLP), the remedies in Section 7.2.1(b) shall apply first to the shares of Class A Common Stock and then to the shares of Class B Common Stock which, but for such remedies, would have been actually or beneficially acquired or retained by such Person. If the remedy provided in the preceding sentence is insufficient to cure the violation or if the violation would have had a different cause, the remedies shall apply in the following order of priority:

(i) against the shares of Class A Common Stock which, but for such remedies, would have been actually or beneficially owned by the RFLP;

(ii) against the Reilly Class A Shares pro rata among the families;

(iii) against the shares of Class B Common Stock which, but for such remedies, would have been actually or beneficially owned by the RFLP; and

(iv) against the Reilly Class B Shares pro rata among the families.

7.2.2 Remedies for Breach.

If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 7.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 7.2.1(a) (or Non-Transfer Event that results in a violation of Section 7.2.1(a)) shall automatically result in the transfer to the Trust described above, and, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

7.2.3 Notice of Restricted Transfer.

Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who held or would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

7.2.4 Owners Required To Provide Information.

Prior to the Restriction Termination Date,

(a) every owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of any class or series of Capital Stock, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Common Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation

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may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

7.2.5 Remedies Not Limited.

Subject to Section 8.2, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

7.2.6 Ambiguity.

In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired or retained Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually or beneficially owned by such Person, and then against the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned or beneficially owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person, applying first to entities wholly-owned by the Prohibited Owner, next to the Prohibited Owner’s family members (within the meaning of Code Section 544(a)(1)) and entities jointly owned by the Prohibited Owner and his/her family members, and finally to entities not addressed in the preceding clauses.

7.2.7 Exceptions.

(a) Subject to Section 7.2(a)(iii), upon receiving a written request from any holder of shares of Capital Stock, the Board of Directors will exempt (prospectively or retroactively) such holder from the ownership limitations in Sections 7.2.1(a)(i)(1) and 7.2.1(a)(ii)(1), unless the Board of Directors determines in its sole judgment that the increase in such holder’s Beneficial Ownership or Constructive Ownership could result in any income of the Corporation that otherwise would qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such, and, in granting such exemption, the Board of Directors will establish or increase an Excepted Holder Limit for such holder. As a condition to granting any exemption pursuant to this Section 7.2.7(a), the Board of Directors may require one or more of the following:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Capital Stock will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code;

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(ii) such Person does not, and represents that it will not, actually own or Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own a 10 percent interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from such holder as are reasonably necessary to ascertain such facts; and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Subject to Section 7.2(a)(iii), upon receiving a written request from any holder of shares of Capital Stock, the Board of Directors may exempt (prospectively or retroactively) such holder from the ownership limitations in Sections 7.2.1(a)(i)(1) and 7.2.1(a)(ii)(1) and establish or increase an Excepted Holder Limit for such Person notwithstanding that the granting of such exemption would not satisfy the requirements of Section 7.2.7(a)(ii), provided that the Board of Directors determines in its sole discretion that the amount of revenue derived by the Corporation (directly, or through an entity directly or indirectly owned, in whole or in part, by the Corporation) from such tenant would not, now or in the future, adversely affect the Corporation’s ability to qualify as a REIT. As a condition to establishing or increasing any Excepted Holder Limit pursuant to this Section 7.2.7(b), the Board of Directors may require one or more of the representations, undertakings and agreements described in Section 7.2.7(a)(i) and Section 7.2.7(a)(iii) and such other representations, undertakings and agreements as it determines are reasonably necessary to ensure that the granting of such Excepted Holder Limit will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code.

(c) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(d) Subject to Section 7.2.1(a)(iii), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own and Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(e) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.

(f) In connection with granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 7.2.7(a), the Board of Directors may include such terms and conditions in such waiver as it determines are advisable, including providing the holder of such waiver with certain exclusive opportunities to repurchase shares of Capital Stock that are transferred to the Trust pursuant to Section 7.2.1(b) pursuant to an agreement entered into prior to the date the shares are transferred to the Trust.

7.2.8 Legend.

Each certificate for shares of Capital Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any,

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may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

7.3 Transfer of Capital Stock in Trust.

7.3.1 Ownership in Trust.

Upon any purported Transfer, Non-Transfer Event or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer, Non-Transfer Event or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.5.

7.3.2 Status of Shares Held by the Trustee.

Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

7.3.3 Dividend and Voting Rights.

The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the exclusive benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article SEVENTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

7.3.4 Sale of Shares by Trustee.

Subject to the rights of any Person to purchase shares of Capital Stock from the Trust or such other terms that are established by an agreement pursuant to Section 7.2.7(e) entered into prior to the date such shares are transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to one or more Persons (which, for the avoidance of doubt, may be the Corporation), designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a) pursuant to an orderly liquidation of the shares in a manner that maximizes net proceeds from the disposition without regard to market timing giving

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due regard to the market conditions and the size of the block of shares of Capital Stock being liquidated. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or any other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article SEVENTH. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

7.3.5 Designation of Charitable Beneficiaries.

By written notice to the Trustee, the Corporation may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 7.2(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article SEVENTH shall be binding on each Charitable Beneficiary.

7.4 NASDAQ Transactions.

Nothing in this Article SEVENTH shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article SEVENTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article SEVENTH.

7.5 Enforcement.

The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article SEVENTH.

7.6 Non-Waiver.

No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

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7.7 Severability.

If any provision of this Article SEVENTH or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

EIGHTH.

8.1 Board of Directors.

The Board of Directors of the Corporation is expressly authorized to exercise all powers granted to it by law except insofar as such powers are limited or denied herein or by the by-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to adopt, amend or repeal the by-laws of the Corporation.

8.2 REIT Qualification.

The Board of Directors, without any action by the stockholders, shall have the authority to cause the Corporation to elect to qualify for U.S. federal income tax purposes as a REIT. Following such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on share ownership and transfers set forth in Article SEVENTH hereof is no longer required for REIT qualification.

NINTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize a further limitation or elimination of the liability of directors or officers, then the liability of a director or officer of the Corporation shall, in addition to the limitation on personal liability provided herein, be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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Signed this [        ] day of [                ], 2014

LAMAR ADVERTISING REIT COMPANY

Name:
Title:

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ANNEX B-2: AMENDED AND RESTATED BYLAWS OF LAMAR ADVERTISING REIT COMPANY

AMENDED AND RESTATED

BY-LAWS

OF

LAMAR ADVERTISING REIT COMPANY

ARTICLE I

STOCKHOLDERS

SECTION 1. Place of Meetings. All meetings of stockholders shall be held at the principal office of Lamar Advertising REIT Company (the “Corporation”) or at such other place as may be named in the notice. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

SECTION 2. Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour and place as the Board of Directors or an officer designated by the Board of Directors may determine which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these by-laws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these by-laws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any classes or series of preferred stock, special meetings of the stockholders of the Corporation may be called at any time by the President or a majority of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Special meetings of stockholders of the Corporation may not be called by any other person or persons.

SECTION 4. Remote Communication. For the purposes of these by-laws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of the stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 5. Notice of Meetings. Except where some other notice is required by law, notices of meetings of the stockholders shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meetings and the purposes for which the meeting is called, shall be given by the Secretary under the direction of the Board of Directors or the President, not less than 10 nor more than 60 days before the date fixed for such meeting, to each stockholder of record entitled to vote at such meeting. If the Board of Directors has chosen to make a list of stockholders available on an electronic network, the notice shall provide the information required to gain access to such list. Notice to stockholders may be given in writing or by electronic transmission as permitted pursuant to

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this Section 5. If given in writing, notice shall be given personally to each stockholder or left at such stockholder’s residence or usual place of business or mailed postage prepaid and addressed to the stockholder at such stockholder’s address as it appears upon the records of the corporation. In case of the death, absence, incapacity or refusal of the Secretary, such notice may be given by a person designated either by the President or the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Notice of any meeting of stockholders need not be given to any stockholder who has waived such notice in writing or by electronic transmission, whether before or after the time such meeting is held. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written or electronically transmitted waiver of notice. Except as required by statute, notice of any adjourned meeting of the stockholders shall not be required.

Any notice to stockholders given by the Corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given to the extent permitted by applicable law. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 5 shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

For purposes of these by-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 6. Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to consent to corporation action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days before any other action to which such record date relates. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held, and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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SECTION 7. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at any annual or special meeting of stockholders. Nominations of persons for election as directors may be made only by or at the direction of the Board of Directors, or by any stockholder entitled to vote for the election of directors at the meeting as set forth in Section 6, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 7 as to such nomination. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Chairman of the Board, if any, the President or the Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation by the close of business on the Advance Notice Date. For the purposes of these by-laws, the “Advance Notice Date” shall be one of the following:

(a) in the case of an annual meeting only, not earlier than the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, if (i) there was an annual meeting in the prior year and (ii) the date of the current year’s annual meeting is not more than 30 days before or more than 70 days after the anniversary date of the prior year’s annual meeting; or

(b) if clause (a) does not apply, not earlier than the 120th day prior to the date of the current year’s annual meeting or a special meeting and not later than the close of business on the later of the 90th day prior to the date of such annual or special meeting or the date 10 days after the day on which notice of the date of the current year’s annual meeting or the special meeting was mailed or public disclosure was made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other regulations promulgated thereunder or any successor provision thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), whether or not the Company is subject to such provisions; and (b) as to the stockholder of record giving the notice and any beneficial owner on whose behalf such proposal is made, (i) the name and record address of such stockholder and beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned of record or beneficially by such stockholder and by such beneficial owner, and their respective affiliates (naming such affiliates as of the date of such notice), and (iii) a description of any agreement, arrangement, or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such stockholder or beneficial owner and their respective affiliates is, directly or indirectly, a party as of the date of such notice.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if the chairman should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

For purposes of these by-laws, public disclosure shall be deemed to include a disclosure made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service or in a document filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

SECTION 8. Advance Notice of Business at Annual Meetings and Special Meetings. At any annual meeting or a special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be brought properly before an annual meeting or a special meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by the Secretary under the direction of the Board of Directors or the President, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) properly brought before the meeting by a stockholder. In addition

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to any other applicable requirements, for business to be brought properly before an annual meeting or a special meeting by a stockholder (other than the nomination of a person for election as a director, which is governed exclusively by Section 7), the stockholder must have given timely notice thereof in writing to the Chairman of the Board, if any, the President or the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation by the close of business on the Advance Notice Date as defined in Section 7. A stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting or a special meeting (a) a brief description of the business desired to be brought before the annual meeting or a special meeting and the reasons for conducting such business at the annual meeting or a special meeting, (b) the name and record address of the stockholder proposing such business, (c) the class and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially by the stockholder, (d) any material interest of the stockholder in such business and (e) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and the stockholder (or a qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such business. For purposes of this Section 8, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

Notwithstanding anything in these by-laws to the contrary, no business (other than the nomination of a person for election as a director, which is governed exclusively by Section 7, and matters properly brought under Rule 14a-8 of the Exchange Act and included in the Corporation’s notice of meeting) shall be conducted at the annual meeting or a special meeting except in accordance with the procedures set forth in this Section 8, provided, however, that nothing in this Section 8 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting or a special meeting in accordance with said procedure.

The chairman of an annual meeting or a special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure, and if the chairman should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

SECTION 9. Voting List. The officer who has charge of the stock ledger of the Corporation shall make or have made, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting either on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

SECTION 10. Quorum of Stockholders. Unless otherwise provided in the Certificate of Incorporation, at any meeting of the stockholders, the holders of one-third of the issued and outstanding shares of the Corporation entitled to vote generally in the election of directors present in person or represented by proxy, shall constitute a quorum for the consideration of any question, but in the absence of a quorum a smaller group may adjourn any meeting from time to time. When a quorum is present at any meeting, a majority of the votes properly cast shall, except where a different vote is required by law, by the Certificate of Incorporation or by these by-laws, decide any question brought before such meeting. Any election by stockholders shall be determined by a plurality of the vote cast by the stockholders entitled to vote at the election. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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SECTION 11. Proxies and Voting. Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period. Shares of the capital stock of the Corporation belonging to the Corporation or to another Corporation, a majority of whose shares entitled to vote in the election of directors is owned by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

SECTION 12. Conduct of Meeting. Meetings of the stockholders shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the Vice Chairman of the Board, if any, or in the absence of the Vice Chairman of the Board by the President, or in the absence of the President by a Vice-President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

The Board of Directors may adopt such rules, regulations and procedures for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 13. Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders or by proxy for the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE II

DIRECTORS

SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation that are not by law required to be exercised by the stockholders. In the event of a vacancy on the Board of Directors, the remaining directors, except as otherwise provided by law or the Certificate of Incorporation, may exercise the powers of the full Board until the vacancy is filled.

SECTION 2. Number; Election; Tenure and Qualification. Subject to any restrictions contained in the Certificate of Incorporation, the number of directors that shall constitute the whole Board shall be fixed by resolution of the Board of Directors but in no event shall be less than one. The directors shall be elected in the manner provided in the Certificate of Incorporation; by such stockholders as have the right to vote thereon. The number of directors may be increased or decreased by action of the Board of Directors. Directors need not be stockholders of the Corporation.

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SECTION 3. Enlargement of the Board. Subject to any restrictions contained in the Certificate of Incorporation, the number of the Board of Directors may be increased at any time, such increase to be effective immediately unless otherwise specified in the resolution, by vote of a majority of the directors then in office.

SECTION 4. Vacancies. Unless and until filled by the stockholders and except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board and an unfilled vacancy resulting from the removal of any director, may be filled by vote of a majority of the directors then in office although less than a quorum, or by the sole remaining director. Each director so chosen to fill a vacancy shall serve for a term determined in the manner provided in the Certificate of Incorporation and the General Corporation Law of the State of Delaware (the “DGCL”). When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. If at any time there are no directors in office, then an election of directors may be held in accordance with the DGCL.

SECTION 5. Resignation. Any director may resign at any time by giving notice to the Corporation in writing or by electronic transmission. Such resignation shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Chairman of the Board, if any, the President or the Secretary.

SECTION 6. Removal. Directors may be removed from office only as provided in the Certificate of Incorporation and the DGCL. The vacancy or vacancies created by the removal of a director may be filled by the stockholders at the meeting held for the purpose of removal or, if not so filled, by the directors in the manner provided in Section 4 of this Article II.

SECTION 7. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. The Board of Directors shall have the power to change the members of any such committee at any time, to fill vacancies therein and to discharge any such committee, either with or without cause, at any time.

Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

A majority of all the members of any such committee may fix its rules of procedure, determine its actions and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. Each committee shall keep regular minutes of its meetings and make such reports as the Board of Directors may from time to time request.

SECTION 8. Meetings of the Board of Directors. Regular meetings of the Board of Directors may be held without call or formal notice at such places either within or without the State of Delaware and at such times as the Board may by vote from time to time determine. A regular meeting of the Board of Directors may be held without call or formal notice immediately after and at the same place as the annual meeting of the stockholders, or any special meeting of the stockholders at which a Board of Directors is elected.

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Special meetings of the Board of Directors may be held at any place either within or without the State of Delaware at any time when called by the Chairman of the Board, if any, the President, the Secretary or two or more directors. Reasonable notice of the time and place of a special meeting shall be given to each director unless such notice is waived by attendance or by written waiver in the manner provided in these by-laws for waiver of notice by stockholders. Notice may be given by, or by a person designated by, the Secretary, the person or persons calling the meeting, or the Board of Directors. No notice of any adjourned meeting of the Board of Directors shall be required. In any case it shall be deemed sufficient notice to a director to send notice by mail at least seventy-two hours, or by telegram or fax at least forty-eight hours, before the meeting, addressed to such director at his or her usual or last known business or home address, by electronic mail, when directed to an electronic mail address at which the director has consented to receive notice, or by any other form of electronic transmission, when directed to the director.

Directors or members of any committee may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

SECTION 9. Quorum and Voting. A majority of the total number of directors shall constitute a quorum, except that when a vacancy or vacancies exist in the Board, a majority of the directors then in office (but not less than one-third of the total number of the directors) shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting from time to time. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except where a different vote is required by law, by the Certificate of Incorporation or by these by-laws.

SECTION 10. Compensation. The Board of Directors, or a designated committee thereof, may fix fees for their services and for their membership on committees, and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 11. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting and without notice if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or of such committee. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE III

OFFICERS

SECTION 1. Titles. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, who may include without limitation a Chairman of the Board, a Vice-Chairman of the Board and one or more Vice-Presidents, Assistant Treasurers or Assistant Secretaries.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting following the annual meeting of the stockholders. Each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote electing such officer, or until his or her earlier death, resignation or removal.

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SECTION 3. Qualification. Unless otherwise provided by resolution of the Board of Directors, no officer, other than the Chairman or Vice-Chairman of the Board, need be a director. No officer need be a stockholder. Any number of offices may be held by the same person, as the Board of Directors shall determine.

SECTION 4. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors. Unless otherwise provided in a resolution of the Board of Directors, the President may remove, with or without cause, at any time, any officer of the corporation.

SECTION 5. Resignation. Any officer may resign by delivering a written notice to the corporation at its principal office or to the Chairman of the Board, if any, the President or the Secretary. Such resignation shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Chairman of the Board, if any, the President or the Secretary.

SECTION 6. Vacancies. The Board of Directors, the Chairman of the Board, if any, or the President may at any time fill any vacancy occurring in any office for the unexpired portion of the term or may leave unfilled any office other than those of President, Treasurer and Secretary.

SECTION 7. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties as are specified herein and as may be conferred upon or assigned to them by the Board of Directors, or, in the case of any officer other than the President, the President, and shall have such additional powers and duties as are incident to their office except to the extent that resolutions of the Board of Directors are inconsistent therewith.

SECTION 8. President and Vice-Presidents. Except to the extent that such duties are assigned by the Board of Directors to the Chairman of the Board, or in the absence of the Chairman or in the event of his or her inability or refusal to act, the President shall be the chief executive officer of the Corporation and shall have general and active management of the business of the Corporation and general supervision of its officers, agents and employees, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall preside at each meeting of the stockholders and the Board of Directors unless a Chairman or Vice-Chairman of the Board is elected by the Board and is assigned the duty of presiding at such meetings.

The Board of Directors may assign to any Vice-President the title of Executive Vice-President, Senior Vice-President or any other title selected by the Board of Directors. In the absence of the President or in the event of his or her inability or refusal to act, the duties of the President shall be performed by the Executive Vice-President, if any, Senior Vice President, if any, or Vice President, if any, in that order (and, in the event there be more than one person in any such office, in the order of their length of time spent in such office), and when so acting, such officer shall have all the powers of and be subject to all the restrictions upon the President.

SECTION 9. Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors and of the stockholders and record all the proceedings of such meetings in a book to be kept for that purpose, shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, shall maintain a stock ledger and prepare lists of stockholders and their addresses as required and shall have custody of the corporate seal, which the Secretary or any Assistant Secretary shall have authority to affix to any instrument requiring it and attest by any of their signatures. The Board of Directors may give general authority to any other officer to affix and attest the seal of the Corporation.

Any Assistant Secretary, or any other officer, employee or agent designated by the Board of Directors, the Chairman of the Board or the President, may, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary.

SECTION 10. Treasurer and Assistant Treasurers. The Treasurer shall have the custody of the corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to

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the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by or pursuant to resolution of the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, if any, or the President, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board, the President and the Board of Directors, at its regular meetings or whenever they may require it, an account of all transactions and of the financial condition of the Corporation.

Any Assistant Treasurer, or any other officer, employee or agent designated by the Board of Directors, the Chairman of the Board or the President, may, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer.

SECTION 11. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of the duties of such officer and for the restoration to the Corporation of all property in his or her possession or control belonging to the Corporation.

ARTICLE IV

STOCK

SECTION 1. Certificates of Stock. Shares of the stock of the Corporation may be certificated or uncertificated. The stock certificates of the Corporation shall be signed by (i) the Chairman or Vice-Chairman of the Board of Directors or the President or a Vice-President and (ii) the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

Each certificated or uncertificated share of stock that is subject to any restriction on transfer pursuant to the Certificate of Incorporation, these by-laws, applicable securities laws, or any agreement among any number of stockholders or among such holders and the Corporation shall contain notice of such restriction.

SECTION 2. Transfers of Shares of Stock. Subject to the restrictions, if any, stated or otherwise noted with respect to shares of stock, shares of stock may be transferred on the books of the corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares, if such shares are certificated, properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require, or, if such shares are uncertificated, by notification to the Corporation or its transfer agent of the transfer of such shares, accompanied by written authorization properly executed. The Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to that stock, regardless of any transfer, pledge or other disposition of that stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these by-laws.

SECTION 3. Lost Certificates. The Board of Directors may direct that (i) a new stock certificate or (ii) uncertificated shares in place of any certificate previously issued by the corporation, be issued in the place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon such terms in conformity with law. The Board of Directors may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the Corporation a bond, in such sum

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as they may direct, to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate, or the issuance of any such new certificate or uncertificated shares.

SECTION 4. Fractional Share Interests. The corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (i) arrange for the disposition of fractional interests by those entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered or bearer form, which shall entitle the holder to receive a certificated or uncertificated full share upon the surrender of such scrip or warrants aggregating a full share. A certificated or uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for full certificated or uncertificated shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions that the Board of Directors may impose.

SECTION 5. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor declare and pay dividends upon the capital stock of the Corporation as and when they deem expedient.

ARTICLE V

INDEMNIFICATION

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other

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disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the corporation owns (either directly or through or together with another Subsidiary of the corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 2 of this Article V of these by-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon

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application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these by-laws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 3 of this Article V of these by-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director

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only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these by-laws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

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(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these by-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

ARTICLE VI

GENERAL PROVISIONS

SECTION 1. Fiscal Year. Except as otherwise designated from time to time by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January and end on the last day of December.

SECTION 2. Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors. The Secretary shall be the custodian of the seal, and a duplicate seal may be kept and used by each Assistant Secretary and by any other officer the Board of Directors may authorize.

SECTION 3. Certificate of Incorporation. All references in these by-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as in effect from time to time.

SECTION 4. Execution of Instruments. The Chairman and Vice-Chairman of the Board of Directors, if any, the President and the Treasurer shall have power to execute and deliver on behalf and in the name of the Corporation any instrument requiring the signature of an officer of the Corporation, including deeds, contracts, mortgages, bonds, notes, debentures, checks, drafts and other orders for the payment of money. In addition, the Board of Directors, the Chairman and Vice Chairman of the Board of Directors, if any, the President and the Treasurer may expressly delegate such powers to any other officer or agent of the corporation.

SECTION 5. Voting of Securities. The Chairman and Vice-Chairman of the Board of Directors, if any, the President, the Treasurer, and each other person authorized by the Board of Directors, each acting singly, may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at any meeting of stockholders or owners of other interests of

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any other corporation or organization the securities of which may be held by this corporation. In addition, the Board of Directors, the Chairman and Vice Chairman of the Board of Directors, if any, the President and the Treasurer may expressly delegate such powers to any other officer or agent of the corporation.

SECTION 6. Evidence of Authority. A certificate by the Secretary, an Assistant Secretary or a temporary secretary as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of that action.

SECTION 7. Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors that authorizes the contract or transaction or solely because the vote of any such director is counted for such purpose, if:

(1) The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or such committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee of the Board of Directors or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

SECTION 8. Books and Records. The books and records of the corporation shall be kept at such places within or without the State of Delaware as the Board of Directors may from time to time determine.

SECTION 9. Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or by-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.

ARTICLE VII

AMENDMENTS

SECTION 1. By the Board of Directors. These by-laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

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SECTION 2. By the Stockholders. These by-laws may be altered, amended or repealed or new by-laws may be adopted by vote of the stockholders, at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting in accordance with these by-laws.

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ANNEX C: DGCL

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of officers and directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants us the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in our right where the person involved is adjudged to be liable to us except to the extent approved by a court.

Our bylaws provide that any person who is made a party to any action or proceeding because such person is or was our director or officer will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the company. The indemnification provided for in our bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

Our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

We carry Directors’ and Officers’ insurance which covers our directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers.

We intend to enter into indemnification agreements with our directors and executive officers, effective at the time of the merger. We expect that these indemnification agreements will require us, among other things, to indemnify each such director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Item 21. Exhibits and financial statement schedules.

(a) See Exhibit Index immediately following the signature pages.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	The undersigned registrant hereby undertakes as follows:

(i)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(ii)	that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on September 23, 2014.

LAMAR ADVERTISING COMPANY

By:	/s/ Keith A. Istre
Keith A. Istre
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Sean E. Reilly	Chief Executive Officer (Principal Executive Officer)	September 23, 2014

/s/ Keith A. Istre Keith A. Istre	Chief Financial Officer (Principal Financial and Accounting Officer)	September 23, 2014

* Kevin P. Reilly, Jr.	Director	September 23, 2014

* John Maxwell Hamilton	Director	September 23, 2014

* John E. Koerner, III	Director	September 23, 2014

* Stephen P. Mumblow	Director	September 23, 2014

* Anna Reilly	Director	September 23, 2014

* Wendell Reilly	Director	September 23, 2014

* Thomas V. Reifenheiser	Director	September 23, 2014

*By:	/s/ Keith A. Istre
Keith A. Istre Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

2(a)	Agreement and Plan of Merger by and between Lamar Advertising Company and Lamar Advertising REIT Company, dated August 27, 2014 is included as Annex A to this proxy statement/prospectus that is part of this Registration Statement.	Included as Annex A to this proxy statement/prospectus that is part of this Registration Statement.

3(a)	Certificate of Incorporation of Lamar Advertising REIT Company (to be renamed “Lamar Advertising Company” in connection with the REIT conversion) as filed with the Secretary of State of the State of Delaware on May 16, 2014.	Previously filed.

3(b)	Form of Amended Certificate of Incorporation of Lamar Advertising REIT Company (to be renamed “Lamar Advertising Company” in connection with the REIT conversion) is included as Annex B-1 to this proxy statement/prospectus that is part of this Registration Statement.	Included as Annex B-1 to this proxy statement/prospectus that is part of this Registration Statement.

3(c)	Bylaws of Lamar Advertising REIT Company (to be renamed “Lamar Advertising Company” in connection with the REIT conversion).	Previously filed.

3(d)	Form of Amended and Restated Bylaws of Lamar Advertising REIT Company (to be renamed “Lamar Advertising Company” in connection with the REIT conversion) is included as Annex B-2 to this proxy statement/prospectus that is part of this Registration Statement.	Included as Annex B-2 to this proxy statement/prospectus that is part of this Registration Statement.

4(a)	Specimen certificate for the shares of Class A common stock of Lamar Advertising REIT Company (to be renamed “Lamar Advertising Company” in connection with the REIT conversion).	Filed herewith.

4(b)	Specimen certificate for the shares of Class B common stock of Lamar Advertising REIT Company (to be renamed “Lamar Advertising Company” in connection with the REIT conversion).	Filed herewith.

4(c)(1)	Indenture, dated as of August 16, 2005, among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 18, 2005 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(c)(2)	Form of 6 5⁄8% Senior Subordinated Exchange Notes due 2015.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (1-12407) filed on August 18, 2005 and incorporated herein by reference.

4(c)(3)	First Supplemental Indenture to the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, dated as of December 11, 2006, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 99.2 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on December 14, 2006 and incorporated herein by reference.

4(c)(4)	Release of Guaranty under the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, by the Trustee, dated as of December 30, 2005, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4.20 to Lamar Media’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-12407) filed on March 15, 2006 and incorporated herein by reference.

4(c)(5)	Supplemental Indenture to the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, dated as of February 21, 2008, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4(g)(5) to Lamar Media’s Registration Statement on Form S-4 (File No. 333-161261) filed on August 11, 2009 and incorporated herein by reference.

4(c)(6)	Supplemental Indenture to the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of January 12, 2009, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4(d)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-30242) filed on February 26, 2010 and incorporated herein by reference.

4(c)(7)	Supplemental Indenture to the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4(d)(7) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(c)(8)	Supplemental Indenture to the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4(d)(8) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(c)(9)	Supplemental Indenture to the Indenture dated as of August 16, 2005 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015.	Previously filed as Exhibit 4(d)(9) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(d)(1)	Indenture, dated as of August 17, 2006, among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series B.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 18, 2006 and incorporated herein by reference.

4(d)(2)	Form of 6 5⁄8% Senior Subordinated Exchange Notes due 2015 — Series B.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 18, 2006 and incorporated herein by reference.

4(d)(3)	Supplemental Indenture to the Indenture dated as of August 17, 2006 among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, dated as of February 21, 2008, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series B.	Previously filed as Exhibit 4(h)(3) to Lamar Media’s Registration Statement on Form S-4 (File No. 333-161261) filed on August 11, 2009 and incorporated herein by reference.

4(d)(4)	Supplemental Indenture to the Indenture dated as of August 17, 2006 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of January 12, 2009, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series B.	Previously filed as Exhibit 4(e)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-30242) filed on February 26, 2010 and incorporated herein by reference.

4(d)(5)	Supplemental Indenture to the Indenture dated as of August 17, 2006 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series B.	Previously filed as Exhibit 4(e)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(d)(6)	Supplemental Indenture to the Indenture dated as of August 17, 2006 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series B.	Previously filed as Exhibit 4(e)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(d)(7)	Supplemental Indenture to the Indenture dated as of August 17, 2006 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series B.	Previously filed as Exhibit 4(e)(7) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(e)(1)	Indenture, dated as of October 11, 2007, among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series C.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 16, 2007 and incorporated herein by reference.

4(e)(2)	Form of 6 5⁄8% Senior Subordinated Exchange Notes due 2015 — Series C.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 16, 2007 and incorporated herein by reference.

4(e)(3)	Supplemental Indenture to the Indenture dated as of October 11, 2007 among Lamar Media, the guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee, dated as of February 21, 2008, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series C.	Previously filed as Exhibit 4(i)(3) to Lamar Media’s Registration Statement on Form S-4 (File No. 333-161261) filed on August 11, 2009 and incorporated herein by reference.

4(e)(4)	Supplemental Indenture to the Indenture dated as of October 11, 2007 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of January 12, 2009, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series C.	Previously filed as Exhibit 4(f)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-30242) filed on February 26, 2010 and incorporated herein by reference.

4(e)(5)	Supplemental Indenture to the Indenture dated as of October 11, 2007 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series C.	Previously filed as Exhibit 4(f)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(e)(6)	Supplemental Indenture to the Indenture dated as of October 11, 2007 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series C.	Previously filed as Exhibit 4(f)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(e)(7)	Supplemental Indenture to the Indenture dated as of October 11, 2007 among Lamar Media, the guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 6 5⁄8% Senior Subordinated Notes due 2015 — Series C.	Previously filed as Exhibit 4(f)(7) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(f)(1)	Indenture, dated as of March 27, 2009, among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on March 27, 2009 and incorporated herein by reference.

4(f)(2)	Form of 9 3⁄4% Senior Exchange Notes due 2014.	Previously filed with the indenture dated March 27, 2009, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on March 27, 2009, and incorporated herein by reference.

4(f)(3)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4(g)(3) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(f)(4)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4(g)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(f)(5)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4(g)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(f)(6)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4(e)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(f)(7)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4(e)(7) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(f)(8)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4(e)(8) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(f)(9)	Supplemental Indenture to the Indenture dated as of March 27, 2009 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of May 31, 2013, relating to Lamar Media’s 9 3⁄4% Senior Notes due 2014.	Previously filed as Exhibit 4.1 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 (File No. 1-12407) filed on August 8, 2013 and incorporated herein by reference.

4(f)(10)	Supplemental Indenture to the Indenture dated as of March 27, 2009, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of January 2, 2014, relating to Lamar Media’s 9 3⁄4% Senior Subordinated Notes due 2014.	Previously filed as Exhibit 4.2 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (File No. 1-12407) filed on May 7, 2014 and incorporated herein by reference.

4(g)(1)	Indenture, dated as of April 22, 2010, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes Due 2018.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on April 23, 2010 and incorporated herein by reference.

4(g)(2)	Form of 7 7⁄8% Senior Subordinated Notes Due 2018.	Previously filed with the Indenture dated April 22, 2010, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on April 23, 2010, and incorporated herein by reference.

4(g)(3)	Form of 7 7⁄8% Senior Subordinated Exchange Notes due 2018.	Previously filed with the Indenture dated April 22, 2010, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on April 23, 2010, and incorporated herein by reference.

4(g)(4)	Amendment No. 1, dated as of August 27, 2010, to the Indenture dated as of April 22, 2010 among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes Due 2018.	Previously filed as Exhibit 4(h)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(g)(5)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4(h)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(g)(6)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4(h)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(g)(7)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of October 20, 2011, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4(h)(7) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

4(g)(8)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4(f)(8) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(g)(9)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4(f)(9) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(g)(10)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4(f)(10) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(g)(11)	Supplemental Indenture to the Indenture dated as of April 22, 2010 among Lamar Media, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of May 31, 2013, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4.2 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 (File No. 1-12407) filed on August 8, 2013 and incorporated herein by reference.

4(g)(12)	Supplemental Indenture to the Indenture dated as of April 22, 2010, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of January 2, 2014, relating to Lamar Media’s 7 7⁄8% Senior Subordinated Notes due 2018.	Previously filed as Exhibit 4.3 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (File No. 1-12407) filed on May 7, 2014 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(h)(1)	Indenture, dated as of February 9, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Lamar Media’s 5 7⁄8% Senior Subordinated Notes Due 2022.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 14, 2012 and incorporated herein by reference.

4(h)(2)	Form of 5 7⁄8% Senior Subordinated Notes Due 2022.	Previously filed with the Indenture dated February 9, 2012, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 14, 2012, and incorporated herein by reference.

4(h)(3)	Form of 5 7⁄8% Senior Subordinated Exchange Notes Due 2022.	Previously filed with the Indenture dated February 9, 2012, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 14, 2012, and incorporated herein by reference.

4(h)(4)	Supplemental Indenture to the Indenture dated as of February 9, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 5 7⁄8% Senior Subordinated Notes Due 2022.	Previously filed as Exhibit 4(g)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(h)(5)	Supplemental Indenture to the Indenture dated as of February 9, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 5 7⁄8% Senior Subordinated Notes Due 2022.	Previously filed as Exhibit 4(g)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(h)(6)	Supplemental Indenture to the Indenture dated as of February 9, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 5 7⁄8% Senior Subordinated Notes Due 2022.	Previously filed as Exhibit 4(g)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(h)(7)	Supplemental Indenture to the Indenture dated as of February 9, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of May 31, 2013, relating to Lamar Media’s 5 7⁄8% Senior Subordinated Notes due 2022.	Previously filed as Exhibit 4.3 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 (File No. 1-12407) filed on August 8, 2013 and incorporated herein by reference.

4(h)(8)	Supplemental Indenture to the Indenture dated as of February 9, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of January 2, 2014, relating to Lamar Media’s 5 7⁄8% Senior Subordinated Notes due 2022.	Previously filed as Exhibit 4.4 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (File No. 1-12407) filed on May 7, 2014 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(i)(1)	Indenture, dated as of October 30, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Lamar Media’s 5% Senior Subordinated Notes Due 2023.	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 31, 2012 and incorporated herein by reference.

4(i)(2)	Form of 5% Senior Subordinated Notes Due 2023.	Previously filed with the Indenture dated October 30, 2012, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 31, 2012, and incorporated herein by reference.

4(i)(3)	Form of 5% Senior Subordinated Exchange Notes Due 2023.	Previously filed with the Indenture dated October 30, 2012, filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 31, 2012, and incorporated herein by reference.

4(i)(4)	Supplemental Indenture to the Indenture dated as of October 30, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 5% Senior Subordinated Notes Due 2023.	Previously filed as Exhibit 4(h)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(i)(5)	Supplemental Indenture to the Indenture dated as of October 30, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 5% Senior Subordinated Notes Due 2023.	Previously filed as Exhibit 4(h)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(i)(6)	Supplemental Indenture to the Indenture dated as of October 30, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of December 30, 2012, relating to Lamar Media’s 5% Senior Subordinated Notes Due 2023.	Previously filed as Exhibit 4(h)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

4(i)(7)	Supplemental Indenture to the Indenture dated as of October 30, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of May 31, 2013, relating to Lamar Media’s 5% Senior Subordinated Notes due 2023.	Previously filed as Exhibit 4.4 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 (File No. 1-12407) filed on August 8, 2013 and incorporated herein by reference.

4(i)(8)	Supplemental Indenture to the Indenture dated as of October 30, 2012, among Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of January 2, 2014, relating to Lamar Media’s 5% Senior Subordinated Notes due 2023.	Previously filed as Exhibit 4.5 to Lamar Media’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (File No. 1-12407) filed on May 7, 2014 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(j)	Indenture, dated as of January 10, 2014, between Lamar Media, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (including the Form of Note and Guarantee as Exhibit A thereto).	Previously filed as Exhibit 4.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on January 15, 2014 and incorporated herein by reference.

5(a)	Opinion of Edwards Wildman Palmer LLP regarding legality of the securities being registered.	Filed herewith.

8(a)	Opinion of Goodwin Procter LLP regarding the qualification of Lamar Advertising REIT Company as a REIT and certain tax matters.	Filed herewith.

10(a)(1)	Amended and Restated 1996 Equity Incentive Plan of Lamar Advertising Company.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on May 24, 2013 and incorporated herein by reference.

10(a)(2)	Form of Stock Option Agreement under the 1996 Equity Incentive Plan, as amended.	Previously filed as Exhibit 10.14 to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-30242) filed on March 10, 2005 and incorporated herein by reference.

10(a)(3)	Form of Restricted Stock Agreement.	Previously filed as Exhibit 10.16 of Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-30242) filed on March 15, 2006 and incorporated herein by reference.

10(a)(4)	Form of Restricted Stock Agreement for Non-Employee directors.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on May 30, 2007 and incorporated herein by reference.

10(b)	2009 Employee Stock Purchase Plan, as amended.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on May 29, 2012 and incorporated herein by reference.

10(c)	Lamar Advertising Company Non-Management Director Compensation Plan.	Previously filed on Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on May 30, 2007 and incorporated herein by reference.

10(d)(1)	Lamar Deferred Compensation Plan (as amended).	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on August 27, 2007 and incorporated herein by reference.

10(d)(2)	Form of Trust Agreement for the Lamar Deferred Compensation Plan.	Previously filed as Exhibit 10.2 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on December 14, 2005 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(d)(3)	Amendment to the Lamar Deferred Compensation Plan dated December 13, 2013.	Previously filed as Exhibit 10(d)(3) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

10(e)	Summary of Compensatory Arrangements, dated March 20, 2014.	Previously filed on Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on March 24, 2014 and incorporated herein by reference.

10(f)(1)	Credit Agreement dated as of April 28, 2010 by and among Lamar Media, Lamar Advertising of Puerto Rico, Inc., the Subsidiary Guarantors named therein, each additional Subsidiary Borrower that may be designated as such thereunder, the Lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on May 3, 2010, and incorporated herein by reference.

10(f)(2)	Amendment No. 1, dated as of June 11, 2010, to the Credit Agreement dated as of April 28, 2010 by and among Lamar Media, Lamar Advertising of Puerto Rico, Inc., the Subsidiary Guarantors named therein, each additional Subsidiary Borrower that may be designated as such thereunder, the Lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent.	Previously filed as Exhibit 10(p)(2) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 0-30242) filed on February 25, 2011 and incorporated herein by reference.

10(f)(3)	Amendment No. 2, dated as of November 18, 2010, to the Credit Agreement dated as of April 28, 2010 by and among Lamar Media, Lamar Advertising of Puerto Rico, Inc., the Subsidiary Guarantors named therein, each additional Subsidiary Borrower that may be designated as such thereunder, the Lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent.	Previously filed as Exhibit 10(p)(3) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 0-30242) filed on February 25, 2011 and incorporated herein by reference.

10(f)(4)	Restatement Agreement, dated as of February 9, 2012, to the Credit Agreement dated as of April 28, 2010 by and among Lamar Media, Lamar Advertising of Puerto Rico, Inc., the Subsidiary Guarantors named therein, each additional Subsidiary Borrower that may be designated as such thereunder, the Lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent (including the Amended and Restated Credit Agreement).	Previously filed as Exhibit 10.2 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 14, 2012 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(f)(5)	Amendment No. 1, dated as of October 24, 2013, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.	Previously filed as Exhibit 10(f)(11) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

10(f)(6)	Second Restatement Agreement, dated as of February 3, 2014, by and among Lamar Media, Lamar Advertising Company, the Subsidiary Guarantors named therein, the Lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent (including the Second Amended and Restated Credit Agreement as Exhibit A thereto).	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 7, 2014 and incorporated herein by reference.

10(f)(7)	Amendment No. 1, dated as of April 18, 2014, to the Second Amended and Restated Credit Agreement, dated as of February 3, 2014, by and among Lamar Media, Lamar Advertising Company, the Subsidiary Guarantors named therein, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on April 22, 2014 and incorporated herein by reference.

10(f)(8)	Joinder Agreement, dated as of July 19, 2010, to the Credit Agreement dated as of April 28, 2010 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Arizona Logos, L.L.C.	Previously filed as Exhibit 10(p)(4) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

10(f)(9)	Joinder Agreement, dated as of April 21, 2011, to the Credit Agreement dated as of April 28, 2010 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Wisconsin Logos, LLC.	Previously filed as Exhibit 10(p)(5) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

10(f)(10)	Joinder Agreement, dated as of August 26, 2011, to the Credit Agreement dated as of April 28, 2010 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Montana Logos, LLC.	Previously filed as Exhibit 10(p)(6) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-30242) filed on February 27, 2012 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(f)(11)	Joinder Agreement, dated as of November 14, 2012, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by NextMedia Northern Colorado, Inc.	Previously filed as Exhibit 10(f)(8) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

10(f)(12)	Joinder Agreement, dated as of November 14, 2012, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by NextMedia Outdoor, Inc.	Previously filed as Exhibit 10(f)(9) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

10(f)(13)	Joinder Agreement, dated as of November 14, 2012, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by NMG Outdoor I Corp.	Previously filed as Exhibit 10(f)(10) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 0-30242) filed on February 28, 2013 and incorporated herein by reference.

10(f)(14)	Joinder Agreement, dated as of December 5, 2013, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Lamar TRS Holdings, LLC.	Previously filed as Exhibit 10(f)(12) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

10(f)(15)	Joinder Agreement, dated as of December 5, 2013, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Lamar Service Company, LLC.	Previously filed as Exhibit 10(f)(13) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

10(f)(16)	Joinder Agreement, dated as of December 5, 2013, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Lamar Investments, LLC.	Previously filed as Exhibit 10(f)(14) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(f)(17)	Joinder Agreement, dated as of December 5, 2013, to the Amended and Restated Credit Agreement dated as of February 9, 2012 among Lamar Media, the subsidiary borrower party thereto, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, by Lamar Transit, LLC.	Previously filed as Exhibit 10(f)(15) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

10(g)	Registration Rights Agreement, dated as of February 9, 2012, between Lamar Media, the Guarantors named therein and the Initial Purchasers named therein.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on February 14, 2012 and incorporated herein by reference.

10(h)	Registration Rights Agreement, dated as of October 30, 2012, between Lamar Media, the Guarantors named therein and the Initial Purchasers named therein.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on October 31, 2012 and incorporated herein by reference.

10(i)	Registration Rights Agreement, dated as of January 10, 2014, between Lamar Media, the Guarantors named therein and J.P. Morgan Securities LLC, as representative for the Initial Purchasers named therein.	Previously filed as Exhibit 10.1 to Lamar Advertising Company’s Current Report on Form 8-K (File No. 0-30242) filed on January 15, 2014 and incorporated herein by reference.

10(k)	Form of Indemnification Agreement between Lamar Advertising REIT Company and directors and executive officers of Lamar Advertising REIT Company.	Previously filed.

21(a)	Subsidiaries of Lamar Advertising REIT Company.

Previously filed as Exhibit 21(a) to Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 0-30242) filed on February 27, 2014 and incorporated herein by reference.

23(a)	Consent of Edwards Wildman Palmer LLP (included in Exhibit 5(a)).	Filed herewith.

23(b)	Consent of Goodwin Procter LLP (included in Exhibit 8(a)).	Filed herewith.

23(c)	Consent of KPMG LLP — Lamar Advertising REIT Company.	Filed herewith.

23(d)	Consent of KPMG LLP — Lamar Advertising Company.	Filed herewith.

24(a)	Power of Attorney (included on signature page).	Previously filed.

99(a)	Form of Proxy Card for the Special Meeting of Lamar Advertising Company for holders of Class A common stock.	Previously filed.

99(b)	Form of Proxy Card for the Special Meeting of Lamar Advertising Company for holders of Class B common stock and Series AA preferred stock.	Previously filed.